UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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EVERCORE INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 16, 2022

The Annual Meeting of Stockholders of Evercore Inc. will be conducted online only, via live webcast, on June 16, 2022, at 9:00 a.m., Eastern Time. There will be no physical location for shareholders to attend. Shareholders may only participate online by logging in at www.virtualshareholdermeeting.com/EVR2022.

Agenda and Board Recommendations
Proposal	Board Voting Recommendation
1. Election of the 11 nominees named in this proxy statement to serve on our Board of Directors until the 2023 annual meeting	FOR each nominee
2. Non-binding, advisory vote to approve executive compensation of our named executive officers	FOR
3. Non-binding, advisory vote on the frequency of future non-binding votes on executive compensation	ONE YEAR
4. Approval of the Second Amended and Restated 2016 Evercore Inc. Stock Incentive Plan	FOR
5. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2022	FOR

We will also act on any other business as may properly come before our Annual Meeting of Stockholders or any adjournments or postponements thereof. Our Board of Directors has fixed the close of business on April 22, 2022 as the record date for the determination of shareholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements of that meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Jason Klurfeld Corporate Secretary April 29, 2022

IT IS IMPORTANT THAT YOU CAREFULLY READ YOUR PROXY STATEMENT AND VOTE.

VIA THE INTERNET Visit the website listed on your proxy card or Notice	BY TELEPHONE Call the telephone number listed on your proxy card	LIVE WEBCAST Participate in the annual meeting (see page 20 for more information)	BY MAIL Request printed proxy materials and mail in a completed proxy card

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2022:
Prior to May 6, 2022, the Notice of Annual Meeting, Proxy Statement, Form of Proxy and
2021 Annual Report to Shareholders will be available electronically at www.proxyvote.com. These materials are also available at www.evercore.com.

LETTER FROM THE CHAIRMAN OF THE BOARD AND CEO

April 29, 2022

Dear Fellow Shareholder:

On behalf of the Board of Directors, we cordially invite you to our 2022 Annual Meeting of Stockholders to be held online, via live webcast only, on Thursday, June 16, 2022, at 9:00 a.m., Eastern Time. This proxy statement describes Evercore’s 2021 accomplishments, compensation practices and governance highlights for your consideration in connection with the matters to be voted upon at the Annual Meeting.

As we turn to reflect on this past year, we feel extremely fortunate and proud of what we achieved; 2021 was a year of records, and by far, the best year in Evercore’s history. While we benefitted from the exceptionally strong market environment, we attribute our success to a strong and diverse platform, combined with extraordinary people. Our teams continued to adapt and excel in the midst of another year of pandemic-related challenges, consistently serving our clients with our guiding Core Values of Client Focus; Integrity; Excellence; Respect; Diversity, Equity and Inclusion; Investment in People; and Partnership.

In terms of financial results, we exceeded $3 billion in revenue in 2021 for the first time, and achieved record operating income, net income and earnings per share. An elevated pace of activity was evident across all of our businesses: in Advisory, our 2021 revenues of more than $2.7 billion was nearly $1 billion more than in 2020; in Underwriting, our revenues meaningfully surpassed $200 million for the second consecutive year; in Equities, commissions and related revenues were over $200 million; and in Wealth Management, our Assets Under Management exceeded $12 billion for the first time. This performance drove solid returns for our shareholders and allowed us to return over $850 million of capital through dividends and repurchases.

Our 2021 success extended beyond our financial results as we meaningfully strengthened our commitment to our sustainability efforts and further drove our diversity, equity and inclusion initiatives. In early 2021, we published our inaugural sustainability report, outlining the firm’s integrated approach to sustainability. With respect to DE&I, we are focused on being one of the top places to work for the most talented and diverse professionals in the industry. We are proud of our inclusive organizational culture, as described in more detail in the proxy statement, yet we recognize that there is still important work to do. We will continue to take meaningful action when it comes to DE&I and provide updates on our progress. Among other accomplishments, in 2021 we were proud to form the Evercore Foundation, which will focus on socially conscious causes that are important to our firm and our communities. We are acutely aware of the importance of good corporate citizenship and the continued integration of sustainability considerations into our business model.

This was also a year of leadership changes. At the CEO level, Ralph Schlosstein transitioned to Chairman Emeritus in February 2022 after 13 years leading our firm, and I was honored to transition to serving as sole CEO and Chairman of the Board. Our CEO leadership change was only the second in the firm’s 27-year history, which is a tribute to the stability and continuity of our organization, as well as our values which continue to serve as our compass today. Ralph has had a transformative impact on our firm and we are thrilled that he will continue to be a partner, working with certain clients and mentoring some of our most talented professionals. This past year, we were also very pleased to welcome Celeste Mellet to our leadership team as CFO, and we look forward to all that we will accomplish together. Beyond these two significant leadership changes, we feel confident in our strong leadership group across the firm—from our client-facing teams to our business and operational heads—all of whom are aligned to drive our strategic, long-term goals.

i

At this year’s Annual Meeting, you will be asked to vote on several items, including the election of our directors, our executive compensation program, and our equity plan. Approval of these matters, including our equity plan request, is of critical importance to our ability to operate the business consistent with our pay for performance philosophy and compensation model. We engage extensively with our shareholders on an ongoing basis and welcome feedback regarding our performance, corporate governance, compensation and sustainability practices and other matters of interest to our shareholders. We encourage you to read the proxy statement carefully for more information. Your vote is important to us, and we hope that you will participate in the Annual Meeting and vote as promptly as possible through any of the means described in this proxy statement. Instructions on how to vote begin on page 14. Thank you for your continued support of Evercore.

John Weinberg Chairman of the Board and Chief Executive Officer

ii

iii

PROXY SUMMARY

This summary highlights certain information and is intended to assist you in reviewing the proposals. You should read the entire Proxy Statement carefully before voting. Your vote is important. Whether or not you plan to participate in the Annual Meeting, we encourage you to vote your shares promptly.

In this Proxy Statement, unless the context requires otherwise, the “Company” or “Evercore” refers to Evercore Inc. and “we,” “us” or “our” all refer to Evercore and its subsidiaries. For ease of reference, we have included definitions of the abbreviations, capitalized terms and other terms frequently used in this Proxy Statement in the Glossary of Key Defined Terms beginning on page 95.

2022 Annual Meeting Information

Date and Time	Place	Record Date

9:00 a.m., Eastern Time Thursday, June 16, 2022	Online via live webcast at www.virtualshareholdermeeting.com/EVR2022. There will be no physical location for shareholders to attend.	April 22, 2022

Additional information about our Annual Meeting, including details about how to participate in our Annual Meeting online and how to submit questions and cast your votes, is provided under “Why did the Board decide to adopt a virtual format for the Annual Meeting?” on page 20 of the Proxy Statement and “What do I need to do if I want to participate in the virtual Annual Meeting?” on page 20 of the Proxy Statement.

Matters to be Voted on at our 2022 Annual Meeting

Agenda and Board Recommendations
Proposal	Board Voting Recommendation	Page Reference (for more detail)
1. Election of the 11 nominees named in this proxy statement to serve on our Board of Directors until the 2023 annual meeting	FOR each nominee	22
2. Non-binding, advisory vote to approve executive compensation of our named executive officers	FOR	74
3. Non-binding, advisory on the frequency of future non-binding votes on executive compensation	ONE YEAR	75
4. Approval of the Second Amended and Restated 2016 Evercore Inc. Stock Incentive Plan	FOR	78
5. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2022	FOR	93

2021 Financial Performance and Compensation Highlights

We highly value the faith that our investors have placed in us and take seriously our obligations as fiduciaries. 2021 was an extraordinary year for Evercore and our investors. We achieved record full year net revenues, operating margins, net income and earnings per share on both a U.S. GAAP and Adjusted basis, executed on our capital return objectives, and strengthened our commitment to our sustainability efforts and to our diversity, equity and inclusion initiatives.

Our long-standing pay-for-performance compensation program is designed to reward performance and align the long-term interests of our executives and professionals with those of our shareholders. As discussed throughout our Compensation Discussion and Analysis, beginning on page 44 of this proxy statement, in determining NEO compensation for 2021, our Compensation Committee considered, among other strategic accomplishments, the record financial results achieved by the Company in 2021, the accomplishment of the Company’s capital return and strategic objectives, and the promotion of and adherence to our Core Values, including as they relate to our sustainability and to our diversity, equity and inclusion initiatives. The following summarizes our 2021 financial performance as considered by the Compensation Committee in making NEO compensation determinations, and also highlights key components of our executive compensation program, each as discussed in more detail in the Compensation Discussion and Analysis, beginning on page 44 of this proxy statement.

Delivering Record Financial Results

Adjusted Net Revenues of $3.32 billion*	Adjusted Earnings Per Share of $17.50*

* Adjusted Net Revenues and Adjusted Earnings Per Share are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Returning Significant Capital to Shareholders

Returned $852.3 million to shareholders during 2021 through dividends and share/LP unit repurchases*

* Includes dividends to Class A shareholders and equivalent amounts distributed to holders of LP units. Totals may not add due to rounding.

Creating Value for Shareholders

Our TSR continues to demonstrate the long-term positive growth in our share price*

* Peer Group includes Moelis & Company, Houlihan Lokey, PJT Partners, Lazard and Greenhill. TSR is calculated 12/31 to 12/31, assuming reinvestment of dividends. Equal weighted index methodology.

Performance-Based Compensation

✓

No Guaranteed Incentive Awards. We generally do not provide guaranteed incentive awards to any of our NEOs. In connection with the commencement of the employment of our current Chief Financial Officer, Ms. Mellet, and as an inducement to join the Company, we agreed to provide her a minimum annual incentive bonus for 2021 and 2022. Thereafter, her annual incentive awards will be entirely discretionary, as is the case for all of our other NEOs.

✓

No Change in Base Salaries. We have not increased base salaries for our NEOs since they became executive officers, and base salary continues to represent a relatively small share of their total annual compensation.

✓

Performance Drives Changes in Pay. Compensation is linked to the performance of Evercore and our executives’ individual performance, which motivates our executive leadership to conduct the business in a manner that produces superior results over the long term. For example:

•

In 2021, we achieved Adjusted Net Revenues* of $3.32 billion, an increase of 43% from our 2020 results. Our Adjusted EPS* for 2021 was $17.50 and our Adjusted Net Income* was $843.2 million, an increase of 82% and 83%, respectively, from our 2020 results.

•	By comparison, the annual incentive awards granted to each our then Co-Chief Executive Officers for 2021 increased by $2.5 million, an increase of 29% from their 2020 annual incentive awards.

Increases to Prior Year Financial Results and Annual Incentive Awards

2021 (v. 2020)

Adjusted Net Revenue*	43%

Adjusted EPS*	82%

Adjusted Net Income*	83%

Increase in Co-CEO Annual Incentive Awards	29%

*	Adjusted Net Revenues, Adjusted Earnings Per Share and Adjusted Net Income are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Shareholder Alignment

✓

Equity-Based Compensation Included in Incentive Awards, Not Additional. Our Compensation Committee determines the overall amount of incentive compensation to be awarded to our NEOs, inclusive of cash incentive distributions and RSUs.

✓

50% of 2021 Incentive Awards Delivered in RSUs Subject to Four Year Deferred Delivery. RSUs granted to our NEOs as a component of 2021 annual incentive awards are unvested and are delivered over four years, which is consistent with market practice, and enhances ongoing alignment with our shareholders.

✓

Equity Ownership Guidelines and Significant Equity Ownership by NEOs. Each of our NEOs holds a meaningful amount of equity in our Company and met the formal equity ownership guidelines applicable to such NEO for 2021.

✓

No Hedging or Pledging. All employees, including our NEOs, are prohibited from hedging their equity securities, and our anti-pledging policy prohibits directors and executive officers from pledging their equity without Compensation Committee approval.

✓

Clawback Policy. Our clawback policy provides for the recapture of incentive awards awarded to SMDs in the event of certain types of misconduct by that SMD or a restatement of the financial results of the Company due to material noncompliance with financial reporting requirements.

Accountability to Shareholders

✓

Annual Say on Pay Vote. Based on our Board’s recommendation and our shareholders’ advisory vote in 2017, we continue to hold an advisory vote each year on our executive compensation program. Following consultation with our shareholders, we are recommending that stockholders approve a non-binding resolution this year that the Company continue to hold the vote annually.

✓

Strong Support for Executive Compensation Program. Our executive compensation program has not changed in any material way since last year, when our shareholders supported our Say on Pay proposal at approximately the 92% level. We believe this support is due to the Company’s exemplary business performance, a close alignment between performance and pay, our extensive shareholder engagement process and disclosure regarding our executive compensation program.

✓

Majority Voting Resignation Policy. Our majority voting resignation policy provides that a director that receives the support of less than a majority of votes cast must tender his or her resignation, which our Board will then determine whether to accept.

✓

Extensive Shareholder Engagement and Feedback. We engage extensively with our shareholders on an ongoing basis and welcome feedback regarding our performance, corporate governance practices and other matters of interest to our shareholders. The feedback we received continued to inform our Board, particularly with respect to our compensation program and equity plan.

Approval of the Second Amended and Restated 2016 Evercore Inc. Stock Incentive Plan

Our Board of Directors unanimously adopted the Second Amended 2016 Plan, the terms of which are identical to those of the shareholder-approved Amended 2016 Plan other than an increase of 6,500,000 in the number of shares authorized for issuance under the plan. When we last sought shares in 2020, we requested the limited number of shares which we anticipated would be necessary to continue managing and growing the business for two years. As we anticipated, we have utilized substantially all of the shares approved at our annual meeting in 2020 such that we believe it is necessary to request additional shares in order to execute our compensation program for 2022 and beyond. We received positive feedback from our shareholders in respect of the limited request in 2020, and are again requesting only the limited number of shares which we believe will be necessary for continuing to manage and grow our business over the next approximately two years. We are therefore seeking your approval of the Second Amended 2016 Plan in order for us to continue our practice of granting equity compensation as a significant portion of annual incentive awards.

Background

✓

We are a human capital business and our revenue and profits are tied to the number, quality and performance of our people. Competition for talent – particularly top talent – in the current environment is intense. Our ability to pay appropriate levels of compensation in the form of equity incentives has enabled us to recruit, retain, promote and motivate high-caliber talent dedicated to our long-term growth and success, and align the incentives of those employees with our shareholders. We believe that our prudent use of equity compensation has been an important driver of our success and is necessary for our continued success.

✓

We have a track record of prudent equity compensation management. We anticipated our 2020 proposal would provide sufficient shares to last two years. Due to our prudent management of equity awards, our strong performance and our balanced use of deferred cash compensation, the 2020 shares have indeed lasted two years, aligning with our expectations.

✓

We are requesting only the limited number of shares which we believe will be necessary for continuing to manage and grow our business in the current environment over the next approximately two years. We have utilized substantially all of the shares approved in 2020 in growing and building our business. Accordingly, we are seeking shareholder approval for increasing the number of shares under our plan by 6,500,000 shares. Given the unprecedented levels of competition and growth of our business, the additional shares we are requesting are a critical aspect of our ability to manage our talent.

✓

Shareholder approval of the Second Amended 2016 Plan is necessary for our compensation planning as it will enable us to continue granting equity compensation broadly as a significant portion of our annual incentive compensation awards. Doing so allows us to incentivize all employees who receive equity, not just senior employees and NEOs, which will align the interest of our employees with those of our shareholders.

✓

We effectively use our equity compensation program as a form of capital expenditure to invest in and grow the business through our people. As a result, we rely more on equity compensation programs than many of our peers do and use our equity plan to compensate a broader base of employees. In prior years, our shareholders have recognized the need to make exceptions to the “one size fits all” metrics often used by proxy advisory firms when considering Evercore’s use of equity, and they have been supportive of how we use equity.

✓

A reduction in our use of equity-based compensation would require a corresponding increase in alternative forms of deferred compensation, which we believe would reduce the alignment of interests between our employees and shareholders.

Prudent Use of Equity Compensation and Management of Dilution

✓

Traditional burn rate and dilution analyses do not take into account our people-based cost structure or our compensation and share repurchase practices. In addition, we are often compared to peers that have significantly different compensation systems, cost structures and businesses. However, as discussed in more detail on page 80, our burn rate is similar to that of other public independent investment banking advisory firms (“IAF”).

✓

In 2020, we committed to carefully managing our shares by offsetting the dilutive effect of such awards through share repurchases, including through net settlement of outstanding awards, subject to our future earnings and our need to maintain a strong liquidity position and reserve the necessary flexibility to address unusual circumstances that may arise.

✓

As indicated in the below chart, we have delivered on our 2020 commitment, achieving an average negative Net Burn Rate, with repurchases offsetting not just bonus equity awards over the 2020-2021 period but also new hire and replacement awards. This year, we reaffirm our 2020 commitment to shareholders.

(Shares in 000’s)	2019	2020	2021	3-Year Average
Equity Grants:
Incentive Award Grants(1)	2,422	1,869	2,949	2,413
New Hire/Retention(2)	176	77	210	154
Forfeitures	(121)	(121)	(184)	(142)
Net RSU Grants	2,477	1,825	2,975	2,426
Shares Repurchased	3,399	1,922	5,456	3,592
Net Grants—Net RSU Grants less Shares Repurchased	(922)	(97)	(2,481)	(1,167)
Percentage of Net RSU Grants repurchased	137%	105%	183%	142%
Weighted Common Shares Outstanding and Vested Evercore LP Partnership Units	45,222	45,531	44,878	45,210
Burn Rate (Taking into account Weighted Common Shares Outstanding, Vested Evercore LP Partnership Units and Forfeitures)	5.5%	4.0%	6.6%	5.4%
Net Burn Rate (Also taking into account share repurchases)	-2.0%	-0.2%	-5.5%	-2.6%

(1)	This amount reflects RSU grants and certain performance-based special incentive equity awards but does not include the deferred cash compensation awards granted to certain employees.

(2)	This amount reflects new hire awards and retention awards that were issued to certain employees and for which the Company reserved shares under the Amended 2016 Plan.

✓

We believe our careful use of equity compensation is further evidenced by an analysis of our 2019-2021 average stock compensation expense as a percentage of various three-year average operating measures, as compared to our IAF public peers who disclose equity-only compensation expense. Our public IAF peers share our human capital intensive business model, and are a better comparison for equity compensation program purposes than certain members of our broader financial services peer group, which generate revenue from other capital. Please see page 81 for additional information and methodology.

	Three-Year Average of Stock Compensation Expense
	Three-Year Average Stock Compensation Expense (in 000’s)	As a Percentage of U.S. GAAP Net Revenue	Per Employee
Evercore	211,109	8%	$112,113
Lazard	235,230	8%	$75,856
Moelis	141,639	13%	$153,788
PJT Partners	113,798	12%	$151,126
Greenhill	36,233	12%	$96,364

Equity Plan Best Practices

✓	The Second Amended 2016 Plan, together with our equity compensation practices, demonstrates many best practices:

× No “evergreen” provision

× No liberal share recycling

× No repricing (or cash buybacks) of underwater stock options or stock appreciation rights

× No “reload” equity awards

× No equity grants below fair market value

× Prohibition on hedging Evercore equity holdings

✓ Fixed maximum share limit

✓ Four-year deferred vesting of RSUs, subject to early vesting events

✓ Equity granted under the Amended 2016 Plan has been broad-based, with more than 90% of all equity awards granted in the past three years issued to employees other than our executive officers and more than 90% were issued to employees with direct revenue-generating and client-facing responsibilities

✓ Equity ownership guidelines for executive officers and SMDs

✓ Separate annual compensation limit of $500,000 for non-employee directors

✓ NEO awards are subject to our clawback policy

Sustainability

At Evercore, we believe addressing sustainability and ESG matters is fundamental to running our business. Our integrated approach to sustainability is important to our culture and work environment, is a key tenet of our approach to our work with clients and is essential for our long-term success. It is part and parcel of everything we do. We believe that investing in our people, fostering a diverse, equitable and inclusive culture, creating a robust corporate governance and compliance framework, and minimizing the impact of our business on the environment are all critical to ensuring that we operate a responsible and prosperous business, now and in the future.

These core considerations drive our business decisions, which in turn position our firm for long-term success and enable us to deliver value consistently to our primary stakeholders – our Clients, our People, our Communities, and our Shareholders. We maintain an active dialogue with each of these groups to ensure we are always serving our core constituencies with the highest standards. This regular and open line of communication with stakeholders enables us to better understand their interests and concerns, stay informed as those interests change, anticipate and proactively address issues and adapt our business and governance practices to mitigate risk.

This past year, we published our inaugural 2021 Sustainability Report, and we will be publishing our forthcoming 2022 Sustainability Report, which provides updates on our sustainability initiatives that are currently underway and very much embedded into our culture at Evercore. As part of this year’s proxy, we wanted to provide an overview of some of the key issues and initiatives that were addressed in our report and update and encourage you to visit our website to read more.

Our People

Our business is human capital intensive and built on the strong relationships we have with our clients and our ability to provide meaningful advice. As such, our long-term success is heavily dependent on our people. When it comes to our team, we aim to attract, develop, train, mentor, promote and retain the most talented professionals in our industry. To support these objectives, we invest substantial time and resources toward recruiting individuals who will embrace our Core Values and enhance our business; rewarding and supporting employees through competitive pay and benefits programs; facilitating professional development opportunities through our talent development programs; and promoting a strong culture of DE&I throughout our organization.

With these guiding principles top of mind, our Chief Executive Officer, Global Head of the Human Capital Group and other members of the Human Capital Group lead our day-to-day efforts on employment-related matters, including recruiting and hiring, onboarding and training, compensation planning, performance management and professional development. Our Board of Directors and its Nominating and Corporate Governance Committee provide oversight on certain human capital matters as well, including, for example, our DE&I initiatives.

Our business leaders and senior employees recognize that in our industry, the training, development, mentorship and retention of our more junior employees is essential to the long-term success of our business. Therefore, our focus on mentorship, skills training and leadership development is a vital component of our culture and is embraced at all levels across our firm.

✓

Diversity, Equity and Inclusion: DE&I is a core value of our firm and a key focus for our senior management and Board of Directors. Our values dictate that we develop and maintain a strong culture of inclusion that embraces diversity and creates opportunity for all employees. We believe that the diversity of our backgrounds and the variety of our experiences make our company stronger and our contributions to our clients and communities more significant. Our goal of attracting and developing the most talented professionals requires that we promote a work environment that is diverse, equitable and inclusive, and open to all people, regardless of race, gender, religion, sexual orientation or disabilities. Our formal policies and procedures forbid discrimination on the basis of any criteria prohibited by law. However, we know that promoting DE&I is more than just the absence of discrimination, but the active recruitment and empowerment of professionals with diverse backgrounds and stories. While we are proud of our progress, we nonetheless recognize there remains important work to do to address our DE&I objectives. And we know that it will require constantly looking inward with humility around what we can do better. We are committed to working diligently with transparency and accountability to our key stakeholders, especially our employees, as we continue to execute on these objectives.

✓

Developing Talent from Within: We are acutely aware that the long-term value of our recruitment practices is dependent on the strength of our professional development programs. As such, we are highly focused on providing best-in-class talent development programs that keep our employees engaged and supported through all stages of their careers. We have a variety of evolving lifecycle-focused approaches to educate, train, mentor, protect and promote our people, regardless of experience level or job function. As a result of our far-reaching recruitment programs and robust career development initiatives, we have steadily improved our internal talent representation over the past decade. We consistently review our professional development programs to ensure that employees have opportunities to expand their knowledge base, develop new skills and advance their careers.

✓

Health, Safety and Wellness: The success of our business is dependent on the wellbeing of our people. Accordingly, we are committed to making the health, safety and wellness of our employees a priority. We provide our employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs, as discussed in more detail below. These programs support our employees’ physical and mental health by providing tools and resources to help improve or maintain their health status and offer choice, where possible, so that our employees can customize their benefits to meet their needs.

✓

Compensation and Benefits: Our compensation structure, including our comprehensive benefit packages, is designed to attract, motivate and retain the most talented professionals in our industry. We have consistently sought to closely align pay with performance. Our broad-based equity program allows us to use equity compensation to more closely align the interests of our shareholders with those of employees. We have also analyzed pay equity at all levels of the organization to advance our DE&I objectives. The details of our overall compensation philosophy and programs are discussed in more detail starting on page 44. Our benefits plans are designed to provide competitive and comprehensive benefits while offering a program and options that allow for individual needs. To advance our DE&I initiatives, and in response to employee feedback, we recently expanded our benefits package to include additional women’s and family support benefits.

✓

Community: We measure our success not only by our client and financial achievements, but also by our contributions to the communities in which we operate and serve. In 2021, we were proud to establish the Evercore Foundation. The Evercore Foundation will serve as a vehicle for some of our firm’s philanthropic activities. It was capitalized by an initial contribution of $10 million at the end of last year and will be highly focused on the areas that are of particular interest to our employees and our communities, one of which will be DE&I. We are committed to giving back to and having a positive, lasting impact on the communities in which we live and work. The Foundation will be an important vehicle from which to execute on this commitment and is part of our pledge to be a more socially responsible firm. We have also continued to have a direct impact through our Evercore Volunteers program, pursuant to which we implement our firmwide community service initiatives, which connect our employees with our community partners to address immediate needs, support education initiatives and improve public spaces.

Our Business

Sustainability considerations play an important role in our investment banking and investment management businesses, and are integrated into how we operate our business in the following ways.

•	We are committed to developing long-term, trusted relationships with our clients and to helping them achieve superior and sustainable strategic and financial results

•

We maintain an unwavering commitment to our Core Values and to attracting, developing, retaining, training, mentoring and promoting a diverse team of the most talented professionals to build a self-sustaining firm

•

We are focused on growing our business over the long term and returning excess earnings not reinvested in the business to our shareholders through dividends and share repurchases, all within a responsible governance framework

For us, sustainability begins with business selection. For example, in our Advisory business, prior to accepting a mandate, our client-facing employees initiate a new business process that considers several factors, including conflicts, the nature of the transaction and Evercore’s own expertise. We continue to enhance our business selection processes to identify, review and escalate potential assignments that could result in reputational risk due to geopolitical considerations and high risk industries, sectors and clients. We also look closely at the business of potential clients to identify and evaluate those businesses for further consideration by our most senior leaders.

ESG-related issues play an important role in our strategic advisory, restructuring and capital markets advisory services, and we have embraced the opportunity to offer our clients exceptional and complete services across the spectrum of independent advisory services and the capabilities we offer. We have also responded to an increased demand from our research clients for sustainability-focused research. Just as it is impossible to provide advisory services to our clients without an appreciation of how they are affected by sustainability factors, it is difficult for our research analysts to provide quality independent research without a thorough understanding of how issues such as climate change and energy independence impact the industries and companies they cover. For many of the sectors and stocks we cover, our research analysts incorporate sustainability, social and governance factors into their reports.

In our investment management business, our role as a fiduciary and our mission to deliver long-term results for clients necessitates an inherent appreciation of sustainability and strong governance. Sustainability and ESG factors are an increasingly important consideration for many of our clients. For our investment management clients who are interested in specifically pursuing impact investment-based portfolios, we can adjust our core equity and fixed income strategies accordingly and work with carefully selected external managers to provide customized solutions for socially responsible investing that strive to deliver competitive rates of return to meet our clients’ impact investing goals.

Our Governance

Our robust governance framework begins with our Board and senior management. Collectively, they set the right tone from the top and are responsible for establishing, overseeing and implementing our governance framework. Our Board continues to be highly focused on our ESG practices and initiatives. All of our governance practices are designed to ensure we remain transparent and accountable and that we continue to measure our success by the highest standards of excellence.

Our business model centers on our relationship with our clients, our people, our communities and our shareholders. To cultivate those relationships, it is essential that we clearly define who we are as an organization and embody our Core Values in all that we do. Consistent with our Core Values, we aim to promote sound governance. But we understand that it is not enough to just have sound policies and procedures. We also need a strong and healthy culture throughout our organization that reinforces and rewards adherence to these policies. Our leaders are intensely focused on this and on creating an open, inclusive and respectful culture that encourages escalation of issues and prevents retaliation against anyone who reports an issue or assists with an investigation. They are committed to continuing to create an environment where all employees are held to the highest ethical standards and live our Core Values every day. They are constantly and clearly communicating this message to our employees. Our governance practices are discussed further herein under “Corporate Governance” and “Director Compensation” on pages 35 and 42, respectively.

Director Tenure	Director Independence	Independent Director Diversity

✓

We have added four new independent directors to our Board over the past four years – three of whom are women, and one of whom self identifies as African American. Currently, 40% of our independent directors are women, including our lead independent director.

✓

Our lead independent director presides over meetings of our non-management directors. She works with the Chairman and CEO to develop and approve Board agendas and meeting schedules, leads Board and Committee evaluations and otherwise serves as a liaison among our non-management directors.

✓	83.33% of our current directors have been determined to be independent under the applicable NYSE rules and company guidance and 100% of our committee members are independent.

✓	Our current average director tenure is less than 8 years and median director tenure is 6 years, based on annual meetings attended.

✓

Our Board and Committees perform an annual self-evaluation, during which it considers issues of structure, leadership and oversight needs and skills to guide the company in executing its long-term strategic objectives.

✓	Our independent directors conduct regular executive sessions without management present.

✓

Our Board met in full session seven times during 2021. We held an aggregate of 26 Board and Committee meetings in 2021, and each of our directors attended over 80% of their Board and respective Committee meetings.

✓	A substantial portion of director compensation is paid in equity.

✓	Our directors are subject to Equity Ownership Guidelines, which align their interests with those of our shareholders.

✓

Our majority voting resignation policy provides that a director that receives the support of less than a majority of votes cast must tender his or her resignation, which the board will then determine whether to accept.

✓	We engage extensively with our shareholders on an ongoing basis and seek feedback regarding our performance, corporate governance practices and other matters of interest to our shareholders.

Our Planet

We are fortunate to have a smaller natural environmental footprint than capital intensive businesses or retail-based financial institutions. However, we nonetheless prioritize being a good corporate citizen. From a direct environmental perspective, our “Evercore footprint” largely consists of office space, travel and the resources employees consume in the operation of our business.

Despite our smaller environmental footprint, we are focused on promoting practices to minimize the negative impact our business may cause to the planet. The foundations of our approach to responsible development originate with our Real Estate Strategy & Operations (RESO) team, which works in concert with representatives across our corporate functions to ensure that our building footprint and day-to-day operations are incorporating sustainable options where possible. The RESO group is principally focused on our construction and building operations, and we are taking steps, along with partners and suppliers, to provide a world-class working environment for our employees that acknowledges and incorporates environmental best practices. We are aware of the commercial risks and opportunities presented by climate change. Our Core Values and our Code of Business Conduct and Ethics provide that we are to act as responsible corporate citizens and take into account policy issues of significance, including climate change, in the operation of our business.

This overview is meant to give you a window into the work we are doing around sustainability and ESG issues. Please review our forthcoming Sustainability Report for a more in depth look at our sustainability framework and initiatives.

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

The Board is soliciting proxies for our 2022 Annual Meeting of Stockholders, and we will bear the cost of this solicitation. You are receiving a Proxy Statement because you owned shares of our Class A common stock and/or our Class B common stock as of the close of business on April 22, 2022, the record date. Your ownership of shares on that date entitles you to vote at our Annual Meeting. By following the instructions on your Notice of Internet Availability of Proxy Materials (the “Notice”) or, if you received printed proxy materials, using the attached proxy card or voting instruction card from your broker or other intermediary, you are able to vote whether or not you participate in our Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision when you do vote.

How are the proxy materials being distributed?

To expedite delivery, reduce costs and improve our environmental impact, we used “Notice and Access” in accordance with an SEC rule that allows us to provide proxy materials to our shareholders over the Internet. By May 6, 2022, we will have sent a Notice to certain shareholders including instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also explains how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of the proxy statement, which will be sent on or about April 29, 2022.

What will I be voting on?

You will be voting:

•	to elect the 11 director nominees identified in this Proxy Statement;

•	to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement;

•	to provide an advisory, non-binding vote regarding the frequency (every one, two or three years) of advisory votes to approve the compensation of our NEOs;

•	to approve the Second Amended and Restated 2016 Evercore Inc. Stock Incentive Plan;

•	to ratify the selection of Deloitte, on an advisory basis, as our independent registered public accounting firm for 2022; and

•	to transact such other business as may properly come before our Annual Meeting or any adjournments or postponements thereof.

What are the Board’s recommendations?

Our Board recommends:

•

a vote FOR the election of each of Roger C. Altman, Richard I. Beattie, Pamela G. Carlton, Ellen V. Futter, Gail B. Harris, Robert B. Millard, Willard J. Overlock, Jr., Sir Simon M. Robertson, John S. Weinberg, William J. Wheeler and Sarah K. Williamson to serve as directors until the next annual meeting or until their successors are duly elected and qualified;

•	a vote FOR the approval of the advisory resolution approving the compensation of our NEOs as disclosed in this Proxy Statement;

•	a vote for ONE YEAR regarding the frequency of advisory votes to approve the compensation of our NEOs;

•	a vote FOR the approval of the Second Amended and Restated 2016 Evercore Inc. Stock Incentive Plan; and

•	a vote FOR the ratification of the selection of Deloitte as our independent registered public accounting firm for 2022.

How do I vote?

You can vote either at our virtual Annual Meeting or by proxy without participating in our Annual Meeting. To vote by proxy you may vote by telephone, on the internet or through the mail as follows, which instructions are also set forth on your Notice or, if you received printed proxy materials, your proxy card:

•

Vote by Internet—www.proxyvote.com: Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Notice or, if you received printed proxy materials, your proxy card in hand when you access the website and follow the applicable instructions to obtain your records and to create an electronic voting instruction form.

•

Vote by Phone—1-800-690-6903: Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

•

Vote by Mail: If you received printed proxy materials, and would like to vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received no later than the day before the meeting date. If you did not receive printed proxy materials, and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

We urge you to vote by proxy even if you plan to participate in our Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting and so your vote will be counted if you later decide not to participate in the Annual Meeting. If you received printed proxy materials and are voting by mail, you should follow the instructions set forth on the proxy card, being sure to complete it, to sign and date it and to mail it in the enclosed postage-paid envelope. If you participate in the Annual Meeting, you may vote at the meeting as described herein and your previously delivered proxy will not be counted.

If your shares are held through a bank, broker or other holder of record (that is, in “street name”), please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares. If you want to vote in person, you must obtain a legal proxy from your bank, broker or other holder of record and have it at the meeting. Please also see the information under “—What do I need to do if I want to participate in the virtual Annual Meeting?” on page 20.

What is the difference between holding shares as a shareholder of record and as a beneficial owner or street name holder?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered, with respect to those shares, the “shareholder of record.” We have sent the Notice or, if you received printed proxy materials, your notice of Annual Meeting, Proxy Statement, Annual Report and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank, broker or other holder of record, you are considered the “beneficial owner” of shares held in street name. The notice of the Annual Meeting, the Proxy Statement, the Annual Report and a voting instruction card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

What is included in the proxy materials?

Our proxy materials, which are available on our website at www.evercore.com under the “Resources” tab of the “For Investors” link, include our Notice of 2022 Annual Meeting of Stockholders, our Proxy Statement and our 2021 Annual Report to shareholders. If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.

What type of financial information is used in this Proxy Statement?

The Evercore financial measures in this Proxy Statement are those prepared in accordance with U.S. GAAP, unless they are designated as “non-GAAP measures,” in which case a reconciliation to the U.S. GAAP numbers is included in Annex A.

How does Evercore’s corporate structure impact Evercore’s share count and vote calculation?

The diagram on page 16 depicts our organizational structure. Our structure is similar to an umbrella partnership real estate investment trust, or UPREIT structure, which is common in the real estate sector and with human capital-intensive businesses which have gone public.

Certain of our SMDs and other individuals and entities hold some of their equity in limited partnership units and interests issued by Evercore LP, a Delaware limited partnership. These include Class A units, Class E units, Class I Units, Class K Units and Class K-P units (which may convert into Class K units) in Evercore LP.

Class A, Class E, Class I and Class K units of Evercore LP are exchangeable, at the discretion of the unit holder and without the payment of any consideration, on a one-for-one basis for shares of our Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

The Class K-P units generally convert, on specified vesting dates, into a number of Class K units, contingent upon the achievement of certain defined benchmark results and subject to the participant’s continued service with the Company (which Class K units will, in turn, be exchangeable for Class A common stock as noted above). The performance conditions applicable to a portion of the outstanding Class K-P units have been achieved.

Generally, all holders of Class A units, Class E units, Class I units and Class K units (collectively, “Voting Units”), other than the Company, have the same voting rights as holders of Class A common shareholders through the ownership of our Class B common stock, which entitles each holder to one vote for each unit held by such holder. Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law.

The Class B common stock has no economic rights. The Company funds dividends to holders of our Class A common stock by causing Evercore LP to make distributions to its partners, including the Company. Evercore LP makes pro-rata distributions to its partners based on their interest in Evercore LP concurrently with Evercore LP distributions to the Company (provided that holders of Class K-P units are not entitled to regular or extraordinary distributions).

Thus, holders of Voting Units, through the combination of Class B common stock of Evercore and LP units, generally have similar equity interests as if they held an equivalent number of shares of Class A common stock.

Because of our corporate structure, we view our share count as including Voting Units for voting purposes, and include these units when we calculate total shares and share equivalents for voting purposes. Unless indicated otherwise, where we use the terms voting power, votes outstanding, votes cast or other similar terms, such terms should be read to include both the number of shares of Class A common stock outstanding and the number of votes associated with Class B common stock, which is generally equal to the number of Voting Units. As of April 22, 2022, the record date for our Annual Meeting, a combined total of 43,252,020 shares of Class A common stock and Voting Units (by virtue of the associated Class B common stock) are entitled to vote.

ORGANIZATIONAL STRUCTURE

What is our voting share count?

As of April 22, 2022, the record date for our Annual Meeting, our voting share count was as follows:

Shares of Class A common stock outstanding	40,595,011
Voting Units outstanding	2,657,009

Total voting shares and units	43,252,020

What constitutes a quorum?

The holders of a majority of voting power of the issued and outstanding shares of Class A common stock and Class B common stock (which is equal to the number of Voting Units) entitled to vote must be present or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your bank, broker or other holder of record, under current NYSE rules, Proposals 1 and 2 are considered non-discretionary matters and a bank, broker or other holder of record will lack the authority to vote shares at his or her discretion on these proposals, and your shares will not be voted on these proposals (a “broker non-vote”).

How are votes calculated?

If you are a holder of our Class A common stock, then you are entitled to one vote at our Annual Meeting for each share of our Class A common stock that you held as of the close of business on April 22, 2022.

If you are a holder of our Class B common stock, then you are entitled to a number of votes at our Annual Meeting equal to the total number of Voting Units in Evercore LP that you held as of the close of business on April 22, 2022.

If you hold RSUs, you will not be entitled to vote the shares underlying such RSUs until you actually receive delivery of the shares of Class A common stock underlying such units.

All matters on the agenda for our Annual Meeting or any adjournments or postponements thereof will be voted on by the holders of our Class A common stock and Class B common stock, voting together as a single class.

How many votes are required to approve each PROPOSAL and how are votes counted?

	How many votes are required for approval?	How are director withhold votes treated?	How are abstentions treated?	How are broker non-votes handled?	How will signed proxies that do not specify voting preferences be treated?
Elect the 11 director nominees identified in this Proxy Statement	A plurality of votes cast, subject to our director resignation policy if a director receives less than majority support	Withhold votes will not be counted as votes cast for purposes of the plurality voting standard but will be considered in determining whether our director resignation policy applies to a director	Abstentions will not be counted as votes cast	Broker non-votes will not be counted as votes cast	Votes will be cast FOR the 11 director nominees identified in this Proxy Statement
Advisory vote to approve the compensation of our NEOs	A majority of votes cast	N/A	Abstentions will not be counted as votes cast	Broker non-votes will not be counted as votes cast	Votes will be cast FOR the approval of the compensation of our NEOs
Advisory vote on the frequency of advisory votes to approve the compensation of our NEOs	A majority of votes cast	N/A	Abstentions will not be counted as votes cast	Broker non-votes will not be counted as votes cast	Votes will be cast FOR “One Year”
Approval of the Second Amended 2016 Plan	A majority of votes cast	N/A	Abstentions will not be counted as votes cast	Broker non-votes will not be counted as votes cast	Votes will be cast FOR the approval of the Second Amended 2016 Plan
Advisory vote to ratify the selection of Deloitte as our independent registered public accounting firm for 2022	A majority of votes cast	N/A	Abstentions will not be counted as votes cast	Banks, brokers and other holders of record may exercise discretion and vote on this matter and these will be counted as votes cast	Votes will be cast FOR the ratification of the selection of Deloitte as our independent public accounting firm for 2022

It is important to note that the proposals with respect to (i) approval of the compensation of our NEOs and (ii) ratification of the selection of the independent registered public accounting firm are non-binding and advisory. However, the Board intends to carefully consider the results of PROPOSAL 2 in making future compensation decisions and, if our shareholders fail to ratify the selection of Deloitte, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

What happens if a director fails to receive the support of a majority of votes cast?

Under our director resignation policy, if a director receives more “withhold” votes than “for” votes, then that director must promptly tender his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation offer (without the participation of the relevant director)

and will recommend to the Board the action to be taken, and the Board will take action within 90 days following certification of the vote, and publicly disclose its decision and the reason therefor. See “PROPOSAL 1—Election of Directors—Majority Voting Policy” below on page 22.

What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the enclosed proxy card or voting instruction card. If no specific instructions are given, proxy cards and voting instruction cards which are signed and returned will be voted at the Annual Meeting or any adjournments or postponements thereof as indicated in the chart above. In addition, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to other matters that may properly come before our Annual Meeting or any adjournments or postponements of the meeting in accordance with their judgment.

Can I change my vote?

Yes. At any time before your proxy is exercised at the Annual Meeting, you may change your vote by:

•	revoking it by written notice sent to our Corporate Secretary that is received by 5:00 p.m. Eastern Time on June 16, 2022;

•	delivering a later-dated proxy card that is received by 5:00 p.m. Eastern Time on June 16, 2022;

•	voting again by Internet or telephone at a later time before the closing of the voting facilities at 11:59 p.m. Eastern Time on June 16, 2022; or

•	voting at our Annual Meeting.

If your shares are held in street name, please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your vote.

What does it mean if I receive more than one proxy card or Notice?

If you receive more than one proxy card or Notice, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, please follow the instructions included on each Notice you receive or, if you received printed proxy materials by mail, complete, sign and return each proxy card you receive.

What happens if a nominee for director declines or is unable to accept election?

If you vote in the manner described in the Notice or by signing the proxy card or voting instruction card, and if unforeseen circumstances make it necessary for our Board to substitute another person for a nominee, the proxies named in the proxy card or voting instruction card will vote your shares for that other person.

Will anyone contact me regarding this vote?

In addition to solicitation by mail, proxies may be solicited by our directors, officers or employees in person, by telephone or by other means of communication, for which no additional compensation will be paid. We have also engaged Alliance Advisors LLC (“Alliance”) and Value(s) Management and Investing, Inc. (“VMI”) to assist in the solicitation and distribution of proxies. Alliance will receive fees of approximately $60,000, plus reasonable out-of-pocket costs and expenses, for its services. VMI is expected to receive fees of up to approximately $60,000, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Why did the Board decide to adopt a virtual format for the Annual Meeting?

Following consideration of the successful implementation of the virtual format for the annual meetings held in 2020 and 2021, the Board has determined it would be advisable to continue to hold our annual meeting virtually. We believe the virtual format will provide a productive opportunity for shareholders to communicate with the Board by submitting questions. In addition, the online meeting format will eliminate many of the costs associated with holding a physical meeting.

What do I need to do if I want to participate in the virtual Annual Meeting?

As discussed above, our Annual Meeting will be a virtual meeting conducted only via live webcast. There will be no physical meeting location. All holders of Class A common stock and Class B common stock, including shareholders of record and shareholders who hold their shares through banks, brokers or other holders of record, may participate in the Annual Meeting. Only shareholders as of the record date can vote at the Annual Meeting.

If you plan to participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/EVR2022 and enter the 16-digit control number included either on your Notice, proxy card or the instructions that accompanied your proxy materials. You may begin to log into the meeting platform at 8:45 a.m., Eastern Time, on June 16, 2022. The Annual Meeting will begin promptly at 9:00 a.m., Eastern Time, on June 16, 2022. Participants should ensure they have a strong internet connection and suitable devices wherever they intend to participate in the Annual Meeting, and should give themselves time to log in and ensure they can hear and stream audio prior to the start of the Annual Meeting.

If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/EVR2022, type your question into the ‘‘Ask a Question” field, and click “Submit.”

Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, are not pertinent to Annual Meeting matters and therefore will not be answered. Any questions pertinent to Annual Meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.evercore.com. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, we will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in, please call the technical support number that will be posted on the virtual meeting platform log-in page.

In fairness to all shareholders and participants at the meeting, and in the interest of an orderly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available at the meeting. Only shareholders or their valid proxy holders may address the meeting. Depending on the number of shareholders who wish to speak, we cannot ensure that every such shareholder will be able to do so or will be able to do so for as long as they might want to hold the floor.

Only proposals that meet the requirements of our Amended and Restated Bylaws will be eligible for consideration at the meeting. This year there are no shareholder proposals that meet the criteria. Therefore, no shareholder proposals will be considered during the Annual Meeting. Shareholders may submit proposals and other matters for consideration at the 2022 Annual Meeting as described in “Shareholder Proposals and Nominations for 2023 Annual Meeting” on page 94.

Is a list of shareholders available?

The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders at least 10 days prior to our Annual Meeting at our principal executive offices located at 55 East

52nd Street, New York, New York 10055 during normal business hours, and at the Annual Meeting. The list will also be available to shareholders at www.virtualshareholdermeeting.com/EVR2022 during the Annual Meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.

When is our fiscal year?

Our fiscal year ends on December 31 of each year. Our 2021 fiscal year was from January 1, 2021 through December 31, 2021. Our 2022 fiscal year will be from January 1, 2022 through December 31, 2022.

Will I receive a copy of the Annual Report?

If you did not receive a Notice, you will receive our 2021 Annual Report with the Proxy Statement. If you did receive a Notice, you will not receive a printed copy of the 2021 Annual Report or other proxy materials, unless you have requested a copy by following the instructions contained in the Notice. The Annual Report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

Where can I find more financial information about Evercore?

You can obtain, free of charge, a copy of our filings with the SEC by:

•	accessing our Internet website at www.evercore.com and clicking on the “For Investors” link;

•	writing to Investor Relations at Evercore, 55 East 52nd Street, New York, New York 10055; or

•	telephoning us at (212) 857-3100.

You can also obtain a copy of our SEC filings from the SEC’s EDGAR database at www.sec.gov.

How can I contact our Corporate Secretary?

In several sections of this Proxy Statement, we suggest that you should contact our Corporate Secretary to follow up on various items. You can reach our Corporate Secretary by writing to the Corporate Secretary Department at our principal offices located at 55 East 52nd Street, New York, New York 10055.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provides that our Board will consist of that number of directors determined from time to time by our Board. Acting upon the recommendation of its Nominating and Corporate Governance Committee, our Board has nominated 11 persons identified herein for election as directors, all of whom are directors currently, to hold office until the 2022 Annual Meeting or until the election and qualification of their successors.

Our nominees include 9 independent directors. Kendrick R. Wilson III will be retiring from the Board at the 2022 Annual Meeting, but will remain as an advisor to the Chairman of the Board. We want to thank Mr. Wilson for all of his contributions to Evercore and for his service to the Board.

Nominees

Set forth below are the names of the nominees for election as our directors; their ages and principal occupations as of April 22, 2022; and their biographical information.

Name	Age	Position	Director Since
Roger C. Altman	76	Founder, Senior Chairman and Director	2006
Richard I. Beattie	83	Director	2010
Pamela G. Carlton	67	Director	2019
Ellen V. Futter	72	Director	2018
Gail B. Harris	69	Director	2006
Robert B. Millard	71	Director	2012
Willard J. Overlock, Jr.	76	Director	2014
Sir Simon M. Robertson	81	Director	2017
John S. Weinberg	65	Chairman of the Board and CEO	2016
William J. Wheeler	60	Director	2015
Sarah K. Williamson	58	Director	2018

Roger C. Altman, Founder, Senior Chairman and Director, formed Evercore in 1995, served as our CEO until May 2009 and remains an executive officer of Evercore. From May 2009 to November 2016, Mr. Altman served as our Executive Chairman. Mr. Altman began his investment banking career at Lehman Brothers and became a general partner of that firm in 1974. Beginning in 1977, he served as Assistant Secretary of the U.S. Treasury for four years. He then returned to Lehman Brothers, later becoming co-head of overall investment banking, a member of the firm’s management committee and its board. He remained in those positions until the firm was sold. In 1987, Mr. Altman joined The Blackstone Group as vice chairman, head of its merger and acquisition advisory business and a member of its investment committee. Mr. Altman also had primary responsibility for Blackstone’s international business. Beginning in January 1993, Mr. Altman returned to Washington to serve as Deputy Secretary of the U.S. Treasury for two years.

Mr. Altman is a Trustee of MIT and is a Trustee of New York Presbyterian Hospital, serving on its Finance Committee. He is a Director of New Visions for Public Schools and is a member of the Council on Foreign Relations. He received an A.B. from Georgetown University and an M.B.A. from the University of Chicago.

Richard I. Beattie is Senior Chairman of Simpson Thacher & Bartlett LLP, a position he has held since 2004. Mr. Beattie has been a partner of Simpson Thacher since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie specializes in counseling boards of directors and non-management directors on governance issues, investigations and litigation involving corporate officers and other crisis situations. He also specializes in mergers and acquisitions and leveraged buyouts.

Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus.

Mr. Beattie is a member of the Council on Foreign Relations, the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center and the Board of Managers of Memorial Hospital for Cancer and Allied Diseases. Mr. Beattie is also a member of the board and founder of New Visions for Public Schools. Mr. Beattie joined Simpson Thacher in 1968 after graduating from the University of Pennsylvania Law School. Prior to law school, he served four years in the Marine Corps as a jet pilot after graduating from Dartmouth College in 1961.

Pamela G. Carlton was appointed to our Board on October 22, 2019. After 22 years as an investment banker on Wall Street, Ms. Carlton launched Springboard – Partners in Cross Cultural Leadership, LLC where she has been President since 2003. In addition in 2014, Ms. Carlton co-founded The Everest Project research initiative focused on women leading change and innovation in corporate America. Ms. Carlton retired as a Managing Director and Associate Director of U.S. Equity Research at JPMorgan Chase in May 2003, having also served as Director of U.S. Equity Research for Chase Asset Management from 1996 to 1999. Prior to JPMorgan Chase, Ms. Carlton was an investment banker with Morgan Stanley for 14 years in corporate finance and capital markets. While at Morgan Stanley, she was also Co-Director of U.S. and Latin America Equity Research. Ms. Carlton began her career as a corporate attorney at Cleary Gottlieb Steen & Hamilton.

Ms. Carlton also serves on the following Boards: Columbia Threadneedle Investments mutual funds (which includes Tri-Continental Corporation and Columbia Seligman Premium Technology Growth closed-end funds) where she chairs the Governance Committee; Apollo Commercial Real Estate Finance, Inc. where she chairs the Nominating and Corporate Governance Committee; DR Bank, where she is a member of the Audit Committee; and New York Presbyterian Hospital where she is a member of the Executive Committee and chairs the People Committee. Ms. Carlton is a member of the Women’s Forum of New York. She has served on the Board of Visitors of Yale School of Management, the Board of Visitors of Yale Law School, and the Board of Trustees of Williams College. Ms. Carlton earned a B.A. from Williams College and was elected President of the Phi Beta Kappa Society. She earned a J.D. from Yale Law School and an M.B.A. from Yale School of Management.

Ellen V. Futter has served as the President of the American Museum of Natural History since November 1993. Previously, Ms. Futter served as the President of Barnard College and prior to that was a corporate attorney at the law firm of Milbank (formerly known as Milbank, Tweed, Hadley & McCloy). She also previously served as the Chairman of the Federal Reserve Bank of New York. Ms. Futter is a trustee of Consolidated Edison Company of New York, Inc. and a director of Consolidated Edison, Inc., and is also a member of the board’s Executive Committee and its Safety Environment, Operations and Sustainability Committee. Ms. Futter is also a Trustee of the Brookings Institution, where she chairs the Nominations and Governance Committee and is a member of the board’s Executive Committee, a Governing Trustee at the Memorial Sloan-Kettering Cancer Center, where she serves as a member of the Joint Nominating and Governance Committee and a Trustee of the Gerstner Sloan Kettering Graduate School, and a Director of NYC & Company, where she serves as a member of its Executive Committee. Ms. Futter graduated Phi Beta Kappa, magna cum laude, from Barnard College and earned her J.D. from Columbia Law School.

Gail B. Harris is our Lead Director and serves as Chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. From April 2020 until April 2021, Ms. Harris was also on the Board of Seacor Holdings Inc., where she served on the Audit Committee and Nominating and Corporate Governance Committee. She was formerly on the Board of Cigna Life Insurance Company of New York, where she was the Lead Director and Chair of the Outside Directors/Audit Committee. In addition, Ms. Harris serves on the boards of several private companies.

Ms. Harris is a member of the Dean’s Advisory Council of Stanford Law School and the Advisory Council of the Freeman Spogli Institute for International Studies at Stanford University. She is also a member of the Council on Foreign Relations. Ms. Harris previously served as a trustee on the Stanford University Board of Trustees, where she chaired the Special Committee on Investment Responsibility, and was a member of the Finance and Audit Committees. Ms. Harris is President Emeritus and a current member of the Board of New York Cares, the largest non-profit for volunteering in New York City.

Ms. Harris began her legal career at Simpson Thacher & Bartlett LLP in 1977 and was a partner in the Corporate Department from 1984 to 1998. She was Of Counsel to Simpson Thacher through June 2011. Ms. Harris has extensive experience in advising boards, general corporate and securities work, joint ventures, partnerships, acquisitions and dispositions. As a result of her experience serving on boards, along with her expertise in corporate governance, Ms. Harris has been a guest speaker on panels and at conferences addressing issues facing directors of public companies and corporate governance. Ms. Harris received an A.B. with distinction from Stanford University in 1974 and a J.D. from Stanford Law School in 1977.

Robert B. Millard formerly served as Chairman of the MIT Corporation, and served on its Executive Committee, until October 2020. Mr. Millard was also formerly a member of the MIT Investment Management Company endowment board. Prior to becoming Chairman of MIT, Mr. Millard served as the Chairman of Realm Partners LLC from 2009 to 2014 and held various senior roles, including Managing Director at Lehman Brothers and its predecessors from 1976 to 2008. Mr. Millard is the Lead Independent Director of the Board of Directors and Chair of the Compensation and Executive Committees of L-3 Communications Corporation. He also served as a director of Weatherford International, Inc. until February 2012 and director of GulfMark Offshore, Inc. until July 2013. He is a current member of the Council on Foreign Relations and serves on its Finance and Budget Committee. Mr. Millard has an M.B.A. from the Harvard Business School and an S.B. from MIT.

Willard J. Overlock, Jr. retired in 1996 from a career in investment banking. Mr. Overlock is a trustee of Rockefeller University and a Special Partner at Cue Ball Capital. Until recently, Mr. Overlock served as a member of the Board of Directors of Becton, Dickinson and Company and chairman of The Albert and Mary Lasker Foundation. He holds an M.B.A. from Columbia Business School and a B.A. from the University of North Carolina.

Sir Simon M. Robertson founded Simon Robertson Associates LLP, offering independent and trusted corporate finance advice to a limited number of major international companies, and has led the firm since its founding in 2005. Prior to founding his own firm, he was a Managing Director and President of Goldman Sachs Europe Limited from 1997 until he retired in 2005. Before joining Goldman Sachs, Sir Simon served various roles at the Kleinwort Benson Group. He joined the Kleinwort Benson Group in 1963, working in most of the businesses of the Kleinwort Benson Group before joining the Corporate Finance Division in 1968. He became Chairman of Kleinwort Benson Group Plc in 1996 and resigned from the Group in 1997.

Sir Simon is a director of several private companies, including Troy Asset Management Limited, Byhiras Group and Immodulon Therapeutics. He has served on the boards of numerous public and private entities in the past, including as Chairman of Rolls-Royce Holdings plc (2005-2013), on the board of Berry Bros & Rudd Ltd (1998-2018), on the board of The Economist Newspaper Ltd. (2005-2017) and on the board of HSBC Holdings plc (2006-2016), where he was Senior Independent Director (2007-2015) and Deputy Chairman (2010-2016). In 2015 he joined the International Advisory Board of Brown Advisory, from which he retired in November 2021. He is a Visiting Professor at King’s College London (Department of Political Economy). He is also a member of the Supervisory Board of LOV Group Invest, an Ambassador of the Winston Churchill Memorial Trust and President of the Légion d’Honneur UK Chapter Limited from which he retired in January 2022. He is now Emeritus President of the Légion d’Honneur UK Chapter Limited. Sir Simon was knighted for services to Business in the Queen’s Birthday Honours list in 2010. He also became an “Officier” of the “Ordre des Arts et des Lettres” in 2011 and “Officier” de la Légion d’Honneur in 2014.

John S. Weinberg has served as Chairman of the Board and CEO of Evercore since February 25, 2022. Prior to this February, Mr. Weinberg served as Co-Chairman of the Board and Co-CEO along with Mr. Schlosstein since July 2020, and as Chairman of the Board from November 2016 until July 2020. Prior to joining Evercore, Mr. Weinberg was Vice Chairman of Goldman Sachs Group from 2006 to 2015, was Co-Head of Global Investment Banking from 2002 until 2015 and served on its Management Committee from 2002 to 2015. Mr. Weinberg joined Goldman Sachs in 1983 as an Associate and was promoted to Partner in 1992.

Mr. Weinberg is a board member of Ford Motor Company, New York-Presbyterian Hospital, the Cystic Fibrosis Foundation and Middlebury College. Mr. Weinberg received a B.A. from Princeton University in 1979 and in 1983 earned an M.B.A. from Harvard Business School.

William J. Wheeler is a Vice Chairman of Athene Holding Ltd. Previously he served as President of Athene from 2015 to 2022. Prior to joining Athene, Mr. Wheeler was President of the Americas group for MetLife Inc., where he oversaw the insurance and retirement business in the United States and Latin America. Previously, Mr. Wheeler had been Executive Vice President and Chief Financial Officer at MetLife. Prior to joining MetLife, Mr. Wheeler was an investment banker at Donaldson, Lufkin & Jenrette. Mr. Wheeler has an A.B. from Wabash College, where he is now a member of the board of trustees, and an M.B.A. from Harvard Business School. He also serves on the boards of Athora Holding Ltd., Venerable Holdings, Inc. and the American Council of Life Insurers.

Sarah K. Williamson has served as the Chief Executive Officer of FCLTGlobal, a not-for-profit organization dedicated to encouraging long-term behaviors in business and investment decision making, since July 2016. Ms. Williamson previously spent over 21 years at Wellington Management Company LLP, where she was most recently a Partner and Director of Alternative Investments. During her tenure at Wellington, Ms. Williamson served on a number of firm boards and committees, including on the Trust Investment Committee, as the Chair of the Wellington Trust Company, NA., and as the founding chair of the Diversity Committee. Ms. Williamson received her B.A. in economics, with honors, from Williams College in 1984 and earned an M.B.A., with distinction, from Harvard Business School in 1989.

Qualifications of Nominees Considered by the Board

When considering whether director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each director’s individual biography set forth above and the qualifications described below.

•

With regard to Mr. Altman, the Board considered his position as a founder and his experience as CEO, his extensive knowledge of our industry and his investment banking and government experience prior to founding Evercore.

•

With regard to Mr. Beattie, the Board considered his leadership experience at Simpson Thacher and his legal experience counseling boards on governance issues, his experience advising multinational companies on a wide range of business transactions and his experience serving on other boards.

•

With regard to Ms. Carlton, the Board considered her extensive investment banking, financial markets and equity research leadership experience, and her prominent role in advising organizations on inclusive leadership and diversity. The Board also considered Ms. Carlton’s service on other boards.

•

With regard to Ms. Futter, the Board considered her management and operations experience leading major New York not-for-profit entities that provide services to the public, her legal and financial experience, as well as her prior service on other public company boards.

•

With regard to Ms. Harris, the Board considered her legal experience representing investment banks and multinational companies on a wide range of business transactions and corporate governance matters, evaluating and forming complex legal structures and arrangements with respect to acquisitions, joint ventures and mergers, and her director experience.

•

With regard to Mr. Millard, the Board considered his extensive investment and financial management experience, including his prior leadership experience as Chairman of MIT and his prior service as the managing partner of Realm Partners LLC, his experience serving on other boards, and his experience with financial and compensation matters.

•	With regard to Mr. Overlock, the Board considered his extensive experience in investment banking and in managing financial institutions and his experience on other boards.

•

With regard to Sir Simon Robertson, the Board considered his extensive investment banking and financial markets experience, as well as his experience serving on other boards of financial and other companies. We also believe that Sir Simon’s international background will add to the diversity of our Board, especially since he has spent the majority of his career working outside the United States and has significant experience working in France, Germany, and the United Kingdom.

•

With regard to Mr. Weinberg, the Board considered his services as our Chairman of the Board and CEO, his leadership experience at Goldman Sachs, his relationships with a number of leading companies, his extensive knowledge of our industry and his investment banking experience.

•

With regard to Mr. Wheeler, the Board considered his executive leadership experience and experience as chief financial officer at a large multinational public company and his experience with financial institutions and, in particular, insurance companies.

•

With regard to Ms. Williamson, the Board considered her extensive experience in the investment management industry, as well as her management and leadership experience as CEO of a non-profit organization and her familiarity with institutional investors’ approach to company performance, sustainability and corporate governance.

Board Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the election of each of Roger C. Altman, Richard I. Beattie, Pamela G. Carlton, Ellen V. Futter, Gail B. Harris, Robert B. Millard, Willard J. Overlock, Jr., Sir Simon M. Robertson, John S. Weinberg, William J. Wheeler and Sarah K. Williamson, each of whom has also been recommended by our Nominating and Corporate Governance Committee, which is comprised exclusively of independent directors.

Unless authority to vote for one or more of the nominees is specifically withheld or authority to vote against one or more of the nominees is given according to the instructions in your signed proxy card or Notice, the proxies named in the enclosed proxy card will be voted “FOR” the election of Messrs. Altman, Beattie, Millard, Overlock, Weinberg, and Wheeler, Mses. Carlton, Futter, Harris and Williamson, and Sir Simon Robertson. Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the Annual Meeting, the persons named as proxies in the enclosed proxy card will have the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

Majority Voting Policy

Our Board and management regularly monitor and discuss developments in corporate governance practices, and value the views of our shareholders on governance matters. Following discussions with several of our larger investors, our Board, upon the recommendation of our Nominating and Corporate Governance Committee, added a director resignation policy to our Corporate Governance Principles dealing with the situation where a director nominee fails to receive majority support in an uncontested election. Under this policy, any nominee in an uncontested election who does not receive a greater number of “for” votes than “withhold” votes shall promptly tender his or her resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and shall recommend to the Board the action to be taken. Any director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee recommendation regarding whether to accept the resignation. The Board shall take action within 90 days following certification of the vote, and the Company will promptly disclose the Board’s decision and the reasons therefor, in a press release or Form 8-K furnished to the SEC. Our Corporate Governance Principles are available on our website at www.evercore.com.

EXECUTIVE OFFICERS

Set forth below are biographical summaries of our executive officers as of April 22, 2022. Each of our executive officers serves at the discretion of our Board without specified terms of office.

See “PROPOSAL 1—Election of Directors” above (on page 22) for information about Messrs. Altman and Weinberg.

Edward S. Hyman (77) is Chairman of Evercore ISI and Vice Chairman of Evercore. Prior to joining Evercore ISI in October 2014, Mr. Hyman was the Chairman and Founder of ISI Group, LLC and ISI Inc. Prior to forming both of these companies in 1991, Mr. Hyman was Vice Chairman and a member of the Board of C.J. Lawrence Inc., which he joined in 1972. He was an economic consultant at Data Resources, Inc. from 1969 to 1971. Mr. Hyman is a board member of China Institute and is a member of the Advisory Committee for The New York Public Library’s Financial Services Leadership Forum. He also serves on the Finance Committee of Bowdoin College and is a member of the Economic Club of New York. Mr. Hyman earned a B.S. in Engineering from the University of Texas in 1967 and received his M.B.A. from MIT in 1969.

Jason Klurfeld (49), General Counsel and Corporate Secretary, is responsible for our legal and compliance functions. Prior to joining us in June 2011, Mr. Klurfeld was a corporate and transactional attorney, focusing primarily on mergers, acquisitions, financings, strategic investments and other matters at Sullivan & Cromwell LLP in New York from 2006 to 2011 and at Skadden Arps, Slate, Meagher & Flom LLP in Washington, D.C. from 2004 to 2006. Prior to that, he served in government as an aide to New York Senator Daniel Patrick Moynihan. Mr. Klurfeld earned a B.A. in economics from Hamilton College, a Masters in History from Oxford University (St. Antony’s College) and a J.D. from the University of Pennsylvania.

Celeste Mellet (45), CFO, is a Senior Managing Director and Executive Vice President of Evercore. She is responsible for Evercore’s financial, strategy, tax, information technology and facilities functions. She joined the firm in July 2021 and was appointed CFO in September 2021. Prior to joining Evercore, Ms. Mellet was Fannie Mae’s executive vice president and chief financial officer responsible for financial management functions, including capital management, controllers, financial reporting, procurement, financial planning and analysis, treasury, asset/liability and liquidity management. She also led corporate strategy involving strategic planning and economic research and managed relationships with external stakeholders, such as government and regulatory entities, analysts, banks and the fixed-income and mortgage industries. Before her tenure at Fannie Mae, she spent nearly 18 years at Morgan Stanley, last serving as global treasurer. She was also the head of investor, creditor and counterparty relations. Previously, as an equity research analyst, she covered financials, gaming and lodging, and media. She began her career as an investment banker at BT Alex Brown. Ms. Mellet serves as the vice president of the Board of Trustees of the Lawrenceville School. She earned her B.A. in economics from Princeton University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our directors and officers in preparing and filing such reports with the SEC.

To our knowledge, based solely on our review of copies of the reports received by us and written representations by these individuals that no other reports were required since January 1, 2021, except as previously disclosed, all such filings under Section 16(a) were timely filed.

RELATED PERSON TRANSACTIONS AND OTHER INFORMATION

Tax Receivable Agreement

Limited partnership units in Evercore LP are held by, among others, current and former SMDs who provided services to our predecessor entities prior to our 2006 initial public offering, which includes Mr. Altman. Limited partnership units in Evercore LP may be exchanged for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Evercore LP has made and intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of limited partnership units for shares occurs, which may result in an adjustment to the tax basis of the assets owned by Evercore LP at the time of an exchange of limited partnership units. The exchanges have resulted and may in the future result in increases in the tax basis of the tangible and intangible assets of Evercore LP that otherwise would not have been available. These increases in tax basis increased and in the future would increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay.

In connection with our IPO, we entered into a tax receivable agreement with certain of our current and former SMDs who were partners prior to our IPO and held Class A limited partnership units, including Mr. Altman, that provides for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We retain the economic benefit of the remaining 15% of cash savings, if any, of the tax benefits that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Evercore LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on agreed payments remaining to be made under the agreement. In certain circumstances, we sold shares of Class A common stock in public offerings and used such cash consideration to acquire Evercore LP limited partnership units, which resulted in substantially similar rights and benefits under the tax receivable agreement as an exchange of Evercore LP limited partnership units for shares of Class A common stock.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable, the change in tax rates and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to such SMDs could be substantial. Although we are not aware of any issue that would cause the Internal Revenue Service to challenge a tax basis increase, we are not entitled to reimbursement for any payments previously made under the tax receivable agreement.

As a result of the acquisition of Evercore LP limited partnership units by Evercore since the IPO, certain SMDs, including certain executive officers, became entitled to payments under the tax receivable agreement. During 2021, Mr. Altman (including estate planning vehicles and/or trusts for which Mr. Altman disclaims beneficial ownership) received payments pursuant to the tax receivable agreement of $1,480,497.

Registration Rights Agreements

In connection with the IPO, we entered into a registration rights agreement with certain of our current and former SMDs who were partners prior to the IPO, pursuant to which we may be required to register the resale of shares of our Class A common stock held by certain current and former SMDs, including Mr. Altman, upon exchange of certain limited partnership units of Evercore LP held by such SMDs. The holders of these registration rights may require us to register the sale of their shares of Class A common stock and to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, such registration rights agreements provide for certain piggyback registration rights in connection with registered offerings of our common stock.

In addition, in connection with our acquisition of ISI, we granted registration rights to the former owners of ISI, including Mr. Hyman, requiring us to file a shelf registration statement covering the resale of shares of our Class A common stock received by them upon exchange of certain limited partnership units of Evercore LP, and giving Mr. Hyman certain piggyback registration rights in connection with registered offerings of our common stock.

Relationship with Our Former Private Equity Funds

Glisco

In 2016, the Company and the principals of its Mexican private equity business entered into an agreement to transfer ownership of its Mexican private equity business and related entities to Glisco Partners Inc. (“Glisco”), which assumed all responsibility for the management of the existing funds Glisco II and Glisco III (formerly Evercore Mexico Capital Partners II and III, respectively). Glisco is controlled by the principals. These principals ceased to be employed by Evercore following this transaction. Pursuant to the terms of the transaction, the Company will receive a fixed percentage of the management fees earned by Glisco for a period of up to 10 years, as well as a portion of the carried interest in the next two successor funds. The Company committed to invest capital in those successor funds consistent with the level of carried interest it owns and will retain its carried interest and its capital interests in the existing funds. The Company is entitled to 20% of the carried interest in such successor funds. In conjunction with this transaction, the Company entered into a transition services agreement to provide operational support to Glisco.

Following this transaction, the Company ceased to have a general partner’s interest in and deconsolidated GCP II and III (formerly Evercore Mexico Partners II and III), the general partners of Glisco II and Glisco III, respectively, and related subsidiaries. Evercore LP, through its subsidiaries, maintained an interest in the general partner of Glisco II and Glisco III and is entitled to (i) 50% of the carried interest realized from Glisco II and 45% of the carried interest realized from Glisco III and (ii) as an indirect investor in Glisco II and Glisco III, gains (or losses) on investments made by Glisco II and Glisco III based on the amount of capital that Evercore LP or its subsidiaries contributed or subsequently funded. For Glisco II and Glisco III, we will include as consolidated revenue all realized and unrealized carried interest earned by the general partners of Glisco II and Glisco III, although a portion of the carried interest is allocated to employees, and such amounts are recorded as compensation expense.

Carried interest entitles the general partners of Glisco II and Glisco III to a specified percentage of net investment gains that are generated on the capital invested by third-party investors in Glisco II and Glisco III. The general partners of each of Glisco II and Glisco III are entitled to a carried interest that allocates them 20% of the net investment gains realized on capital invested in Glisco II and Glisco III by third-party investors. Each of Glisco II and Glisco III includes a performance hurdle which requires them to return 8%, compounded annually, to third-party investors prior to the general partners receiving their 20% share of net profits realized by the third-party investors. The ultimate values of carried interest with respect to Glisco II and Glisco III are not determinable until the investments have been fully divested or otherwise monetized by the relevant fund, a process that can take many years. For Glisco II and Glisco III, carried interest is allocated on a fund-wide basis rather than on an investment-by-investment basis, and the vesting of carried interest for Glisco II and Glisco III is tied to the formation of the fund and other vesting thresholds. No carried interest will be paid to employees until such time as the carried interest is actually received by the general partners of Glisco II and Glisco III. Carried interest for Glisco II and Glisco III is subject to vesting, generally over a period of four years, and may only be transferred under limited circumstances.

Transactions with Our Mexican Private Equity Investments

Our investments in Glisco II and Glisco III as of December 31, 2021 were as follows:

Mexico Private Equity Funds	Investments in Private Equity Funds
Glisco II	$2,379,240
Glisco III	$807,547

The investment period has lapsed for Glisco II and Glisco III.

Certain employees and current and former SMDs, including Messrs. Schlosstein and Walsh, have also invested (either directly or through estate planning vehicles) their own capital through the general partners. For 2021, there were no contributions or receipt of proceeds from the Mexico Private Equity Funds for our executive officers, and no payments in respect of carried interest received by the general partner of the Mexico Private Equity Funds.

Relationship with Trilantic

We formed a strategic alliance with Trilantic to pursue private equity investment opportunities with Trilantic and to collaborate on the future growth of Trilantic’s business in 2010 and expanded our relationship on April 22, 2013 through a supplement agreement. As part of the original agreement and the supplement, we agreed to use commercially reasonable efforts to source investment opportunities for Trilantic IV and Trilantic V, and Trilantic agreed to use commercially reasonable efforts to refer to us mergers and acquisitions advisory services or restructuring advisory services from time to time with respect to selected portfolio companies of these Trilantic Funds.

In exchange for 500,000 Evercore LP limited partnership units that were later converted into 500,000 shares of our Class A common stock and sold, we received a minority economic interest in Trilantic and the right to invest in Trilantic’s current and future private equity funds, beginning with Trilantic IV. In connection with the issuance of such limited partnership interests in Trilantic, we became a limited partner of Trilantic and are entitled to receive 10% of the aggregate amount of carried interest in respect of all of the portfolio investments made by Trilantic IV, up to $15 million. In addition, we committed $5 million of the total capital commitments of Trilantic V. As of December 31, 2021, the carrying value of our investment in Trilantic IV was $83,247 and the carrying value of our investment in Trilantic V was $2,938,217.

Separately, certain of our SMDs (either directly or through estate planning vehicles) have committed to invest up to $15 million in Trilantic V. In 2021, Messrs. Schlosstein and Walsh made contributions to Trilantic V of $59,305 and $9,675, respectively, and received distributions of $612,883 and $99,981, respectively.

We and our affiliates are passive investors and do not participate in the management of any Trilantic-sponsored funds.

Evercore LP Partnership Agreement

We operate our business through Evercore LP and its subsidiaries and affiliates. As the general partner of Evercore LP, we have unilateral control over all of the affairs and decision making of Evercore LP. As such, we, through our officers, are responsible for all operational and administrative decisions of Evercore LP and the day-to-day management of Evercore LP’s business. Furthermore, we cannot be removed as the general partner of Evercore LP without our approval.

Distributions

Pursuant to the Partnership Agreement of Evercore LP, we have the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made (1) in the case of a tax distribution (as described below), to the holders of limited partnership units and interests in proportion to the amount of taxable income of Evercore LP allocated to such holder, (2) in the case of the distributions in respect of the Class L Interests, to such holders as determined by the Compensation Committee on behalf of the Company, in accordance with the terms of the applicable subscriptions agreements, as described below under “—Employment Agreements and Awards,” and (3) in the case of other distributions, pro-rata in accordance with the percentages of the holders’ respective limited partnership units (provided that holders of Class I-P and K-P units and Class L Interests are not entitled to distributions).

The holders of limited partnership units and interests in Evercore LP will incur U.S. federal, state and local income taxes and foreign taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners pro-rata in accordance with the percentages of their respective limited partnership units and interests. The Partnership Agreement provides for cash distributions to the partners of Evercore LP if we determine that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the Partnership Agreement, we intend to cause Evercore LP to make cash distributions to the holders of limited partnership units and interests of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Evercore LP allocable to such holder of limited partnership units and interests multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of our income).

For 2021, Messrs. Altman, Hyman and Schlosstein (including estate planning vehicles and/or trusts for which they disclaim beneficial ownership of) received $1,711,236, $6,747,241, and $3,670, respectively, as regular distributions on limited partnership units. In addition, certain of our NEOs received as distributions on the Class L Interests held by them the amounts described in the “Bonus” column of the Summary Compensation Table on page 59.

Dissolution

Evercore LP may be dissolved only upon the occurrence of certain unlikely events specified in the Partnership Agreement. Upon dissolution, Evercore LP will be liquidated and the proceeds from any liquidation shall be applied and distributed in the following order:

•	First, to pay the debts, liabilities and expenses of Evercore LP;

•	Second, as reserve cash for contingent liabilities of Evercore LP; and

•	Third, pro-rata in respect of all partnership units, as set forth in Section 9.03 of the Partnership Agreement.

Use of Corporate Aircraft

For security, safety and health reasons, our Board adopted a policy requiring our Senior Chairman and Chief Executive Officer to use business aircraft for certain business air travel to the extent practical (which, in 2021, applied to our Co-Chairmen and Co-Chief Executive Officers).

While the primary use of business aircraft is for business purposes, because of the benefit afforded to us in terms of security and productivity while traveling for personal reasons, we allow Messrs.

Altman, Weinberg and Schlosstein to use the aircraft for personal travel, when the aircraft are not being used for Company business. Under these arrangements, Messrs. Altman, Weinberg and Schlosstein must reimburse us for an amount equal to or exceeding the incremental cost associated with their personal use of the aircraft, which generally reimburse us for the full incremental costs and a pro-rata share of the fixed costs. Mr. Weinberg did not use the aircraft for personal travel in 2021, and Messrs. Altman and Schlosstein reimbursed us for their personal use of the aircraft in 2021 in amounts equal to $605,675 and $568,546, respectively, which generally included the full incremental costs and a pro-rata share of the fixed costs, and which in all cases equaled or exceeded the incremental costs associated with such use. Depending on the nature of the aircraft and applicable regulatory guidelines, the required amount of reimbursement was calculated by assessing either (i) the maximum amount of reimbursement allowed by Federal Aviation Administration rules (including enumerated direct costs such as fuel, crew travel expenses, landing fees, flight planning and an additional amount equal to 100% of fuel costs) or (ii) 100% of the costs charged to the Company by certificated air carriers/fractional program operators for personal flights, including a proportionate share of the annual management fees (where applicable). In addition, on limited occasion, we have allowed a business-related flight to deviate and land at an airport other than its destination to drop-off or pick-up a non-business traveler, without such change in destination being treated as an incremental cost.

Transactions with Other 5% Shareholders

From time to time, we engage in ordinary course transactions with entities or affiliates of entities that are the beneficial owner of more than 5% of our outstanding common stock. For example, BlackRock and Vanguard are clients of our Institutional Equities business. All of our transactions with these 5% holders and their affiliates were arms-length transactions entered into in the ordinary course of business, with management and other fees based on the prevailing rates for non-related persons.

Ordinary Course Transactions with Executive Officers and Directors

From time to time, certain executive officers, directors and other affiliates of ours, their family members, and related business organizations or charitable foundations may utilize our services as customers in the ordinary course of our business, such as by holding investments in various Evercore Wealth Management investment vehicles or accounts or by purchasing research services from our equity sales, trading and research business, Evercore ISI. These products and services are offered and provided in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions for similarly situated customers. For certain types of products and services offered by Evercore Wealth Management, certain of our executive officers and other affiliates receive or may be eligible to receive discounts that are available to our employees or SMDs generally.

Policy Regarding Transactions with Related Persons

Our Related Person Transaction Policy, which is available on our website at www.evercore.com under the “For Investors” link, requires that Related Person Transactions (defined below) must be approved or ratified by the Nominating and Corporate Governance Committee of the Board unless they have been deemed pre-approved. In determining whether to approve or ratify a Related Person Transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Under the policy, certain Related Person Transactions are pre-approved, including routine commercial transactions in the ordinary course or transactions that are approved by other committees of the Board. A “Related Person” is any of our executive officers, directors or director nominees, any shareholder owning at least 5% of our stock, or any immediate family member of any of the foregoing persons. A “Related Person Transaction” means any financial transaction, arrangement or relationship or series of similar financial transactions, arrangements or relationships involving more than $120,000 in which we are a participant and in which a Related Person has a direct or indirect material interest. All Related Person Transactions were approved in accordance with our Related Person Transaction Policy, other than those discussed under “—Tax Receivable Agreement” on page 29, “—Registration Rights Agreements” on page 29, “—Relationship with Our Former Private Equity Funds” on page 30 and “—Evercore LP Partnership Agreement” on page 31, which were undertaken prior to the adoption of the policy.

CORPORATE GOVERNANCE

Director Independence

General

Pursuant to the General Corporation Law of the State of Delaware, the state in which we are organized, and our Amended and Restated Bylaws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our executive officers and other officers, by reviewing materials provided to them by management and by participating in meetings of the Board and its committees.

NYSE and SEC Requirements

Under the NYSE’s corporate governance rules, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Under NYSE rules, directors who have relationships covered by one of five bright-line independence tests established by the NYSE may not be found to be independent. In addition, audit committee members are subject to heightened independence requirements under NYSE rules and Rule 10A-3 under the Exchange Act. NYSE rules require that in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.

Corporate Governance Principles and Categorical Independence Standards

In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. The complete version of our Corporate Governance Principles is available on our website at www.evercore.com under the “For Investors” link. We will provide a printed copy of the Corporate Governance Principles to any shareholder who requests them by contacting Investor Relations. These categorical independence standards establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event a director maintains any relationship with us that is not specifically addressed in these standards, the Board will determine whether such relationship is material.

The Board has determined that the following relationships should not be considered material relationships that would impair a director’s independence: (1) relationships where a director, or an immediate family member of the director, is an executive officer or director of another company in which we beneficially own less than 10% of the outstanding voting shares of that company; (2) relationships where a director, or an immediate family member of that director, serves as an executive officer, director or trustee of a charitable organization, and our annual charitable contributions to the organization (excluding contributions by us under any established matching gift program) are less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues in its most recent fiscal year; and (3) relationships where a director is a current employee, or such director’s immediate family member is a current executive officer, of another company that has made payments to, or received payment from, us for property or services in an amount which, in any of the preceding three fiscal years, did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company.

Our Corporate Governance Principles also provide, among other things, that all non-management directors must notify the Board of his or her retirement, change in employer and any other significant change in the director’s principal professional occupation or roles and responsibilities and, in connection with any such change, tender his or her resignation from the Board (and the applicable Board committees) for consideration by the Board. The Board would then consider the continued appropriateness of Board membership under the new circumstances and the action, if any, to be taken with respect to such resignation.

Evaluations of Director Independence

The Nominating and Corporate Governance Committee undertook its annual review of director independence and reviewed its findings with our Board. During this review, our Board considered transactions and relationships between each director, or any member of his or her immediate family, and us, our subsidiaries and affiliates, including those reported under “Related Person Transactions and Other Information” above (on page 29). Our Board also examined transactions and relationships between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.

As a result of this review, our Board affirmatively determined that each of Messrs. Beattie, Millard, Overlock, Wheeler and Wilson, Mses. Carlton, Futter, Harris and Williamson and Sir Simon Robertson is independent under NYSE rules and the categorical standards for director independence set forth in the Corporate Governance Principles. In reaching this determination, the Board considered the fact that Mr. Beattie is a partner of Simpson Thacher, which provides legal services to us and our affiliates. In reaching this conclusion with respect to Mr. Beattie, it was noted that in 2021 payments from us to Simpson Thacher were less than 1% of Simpson Thacher’s revenues. In connection with Mr. Beattie, it was also noted that Simpson Thacher’s partnership income attributed to payments from us in 2021 resulted in less than $10,000 in income to Mr. Beattie.

Our Board has also determined that the members of the Audit Committee and Compensation Committee are also independent under the applicable NYSE and SEC rules mentioned above.

Messrs. Altman and Weinberg are not considered to be independent directors as a result of their employment with us.

Committees of the Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The following table shows the membership of each of our Board’s standing committees as of April 22, 2022 and the number of in-person and telephonic meetings held by each of those committees during 2021:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard I. Beattie	—	—	—
Pamela G. Carlton	X	—	X
Ellen V. Futter	—	—	X
Gail B. Harris	X	—	Chair
Robert B. Millard	—	Chair	X
Willard J. Overlock, Jr.	X	X	—
Sir Simon M. Robertson	—	X	X
William J. Wheeler	Chair	X	—
Sarah K. Williamson	X	X	—
Kendrick R. Wilson III(1)	X	—	X
2021 Meetings	8	8	3

(1)	Mr. Wilson will be retiring from the Board at the 2022 Annual Meeting.

Our Board met in full session seven times during 2021. Our Board’s standing committees held a total of 19 additional meetings (eight Audit Committee, eight Compensation Committee and three Nominating and Corporate Governance Committee meetings).

Our Board has adopted a charter for each of the three standing committees that addresses the composition and function of each committee. You can find links to these materials on our website at www.evercore.com under the “For Investors” link, and we will provide a printed copy of these materials to any shareholder who requests it by contacting Investor Relations.

Audit Committee

General. The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of: (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and independent registered public accounting firm and (5) risk management and compliance with our Code of Business Conduct and Ethics.

Financial Literacy and Expertise. Our Board has determined that each of the members of the Audit Committee in 2021 was and in 2022 is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each of Mr. Wheeler and Ms. Williamson qualifies as an “Audit Committee Financial Expert” as defined by applicable SEC regulations and that each has “accounting or related financial management expertise” within the meaning of the listing standards of the NYSE. The Board reached its conclusion as to Mr. Wheeler’s qualification based on, among other things, his experience as chief financial officer at a large multinational public company, his executive leadership experience and his experience with financial institutions and the Board reached its conclusion as to Ms. Williamson’s qualification based on, among other things, her experience with financial reporting and internal auditing, including with respect to oversight of public accountants.

Compensation Committee

General. The Compensation Committee discharges the responsibilities of our Board relating to the oversight of our compensation programs and compensation of our executives. Each of the members of the Compensation Committee in 2021 was and in 2022 is an “outside director” within the meaning of Section 162(m)

of the Code as in effect during 2017 and a “non-employee director” within the meaning of Exchange Act Rule 16b-3. In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. For information on the Compensation Committee’s processes and procedures for considering and determining executive and director compensation and the role of executive officers in determining and recommending the amount and form of such compensation, see “Director Compensation” on page 42 and “Compensation Discussion & Analysis” on page 44.

Compensation Committee Interlocks and Insider Participation. During the last fiscal year, each of Messrs. Millard, Overlock and Wheeler, Ms. Williamson and Sir Simon Robertson served as members of our Compensation Committee, and no member of our Compensation Committee during fiscal year 2021 was an employee or officer or former employee or officer of the Company or had any interest in a transaction requiring disclosure under Item 404 of Regulation S-K during fiscal year 2021. None of our executive officers has served as a member of a board of directors or a compensation committee of a board of directors of any other entity which has an executive officer serving as a member of our Board or Compensation Committee, and there are no other matters regarding interlocks or insider participation that are required to be disclosed.

Nominating and Corporate Governance Committee

General. The Nominating and Corporate Governance Committee assists our Board in fulfilling its responsibilities relating to corporate governance by (1) identifying individuals qualified to become directors and recommending that our Board select the candidates for all directorships to be filled by our Board or by our shareholders, (2) overseeing the evaluation of the Board, (3) developing and recommending the content of our Corporate Governance Principles and Code of Business Conduct and Ethics to our Board, (4) overseeing the Company’s adherence to its Core Values, including Diversity, Equity and Inclusion, and the implementation of its Environmental, Social and Governance program, and (5) otherwise taking a leadership role in shaping our corporate governance. In evaluating candidates for directorships, our Board, with the help of the Nominating and Corporate Governance Committee, takes into account a variety of factors it considers appropriate, which may include the following: strength of character and leadership skills; general business acumen and experience; knowledge of strategy, finance, international business, government affairs and familiarity with our business and industry; age; number of other board seats; willingness to commit the necessary time; and whether the nominee assists in achieving a mix of members that represents a diversity of background and experience—all to ensure an active Board whose members work well together and possess the collective knowledge and expertise required to maximize the effectiveness of the Board. Accordingly, although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the Nominating and Corporate Governance Committee and the Board do not have a formal policy with regard to the consideration of diversity in identifying director nominees. From time to time, the Nominating and Corporate Governance Committee and the Board have engaged a third-party search firm to assist in identifying potential nominees for our Board.

Shareholder Recommendations for Director Nominations. As noted above, the Nominating and Corporate Governance Committee considers recommendations for nomination to our Board, including nominations submitted by shareholders. Such recommendations should be sent to the attention of our Corporate Secretary. Any recommendations submitted to the Corporate Secretary should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC to be included in a Proxy Statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected.

The Nominating and Corporate Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating and Corporate Governance

Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Nominating and Corporate Governance Committee reviews a potential candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of our needs and the needs of the Board at that time, given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Nominating and Corporate Governance Committee, takes into account a variety of additional factors as described in our Corporate Governance Principles.

Meeting Attendance

During 2021, our Board met in full session seven times, and our Board’s standing committees held a total of 19 additional meetings (eight Audit Committee, eight Compensation Committee and three Nominating and Corporate Governance Committee meetings). Each of our directors attended over 80% of the Board meetings and meetings of the Board committees on which he or she served (during the periods that he or she served). Our policy is that all of our directors, absent special circumstances, should attend our Annual Meeting of Stockholders. All of our then incumbent directors attended our 2021 Annual Meeting of Stockholders.

Executive Sessions, Role of the Chairman of Our Board, CEO and Lead Director

Our Corporate Governance Principles require our non-management directors, all of whom are also independent under applicable regulations and our Corporate Governance Principles, to have at least one meeting per year without management present. We complied with this requirement in 2021, as our non-management directors meet regularly in executive session.

We have no fixed policy with respect to the separation of the offices of the Chairman of the Board and CEO. The Board believes that the separation of the offices of the Chairman of the Board and CEO is best decided on a case-by-case basis from time to time. In 2020, the Board appointed each of Messrs. Weinberg and Schlosstein to serve as Co-Chairman of the Board and Co-Chief Executive Officer. In order to facilitate communications among non-management directors and management and to preside over executive sessions, the Board has selected Ms. Harris to serve as the lead director. As lead director, Ms. Harris is responsible for working with the Chairman and CEO to develop and approve Board agendas and meeting schedules, conducting executive sessions with the non-management members of the Board, leading Board and Committee evaluations and otherwise serving as a liaison amongst our non-management directors.

Under the guidance of the Nominating and Corporate Governance Committee, each year the Board reviews the structure of our Board and its committees as a part of its annual self-evaluation process and, as part of that process, considers, among other things, issues of structure, leadership and oversight needs and skills to guide the company in executing its long-term strategic objectives. The Board is satisfied that its current structure and processes are appropriate.

Effective February 25, 2022, Mr. Weinberg was appointed sole Chairman of the Board and Chief Executive Officer as Mr. Schlosstein stepped down as Co-Chairman of the Board and Co-Chief Executive Officer. Mr. Schlosstein continues to serve as Chairman Emeritus. The Board is also satisfied that this change to the structure is appropriate.

Oversight of Risk Management by the Board

We are exposed to a number of risks, and we regularly identify and evaluate these risks and develop plans to manage them effectively. The Audit Committee is charged with a majority of the risk oversight responsibilities on behalf of the Board (including risk associated with cybersecurity), our Compensation Committee is charged with the oversight responsibility related to our compensation programs and the

Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with human capital, ESG, including diversity, equity and inclusion, board organization, membership and structure and succession planning for our directors. The Audit Committee also works with members of senior management to review our cybersecurity policies and procedures. The Board is aware of the threats presented by cybersecurity incidents (including the increased risk relating to the remote working environment and geopolitical issues) and is committed to preventing and mitigating the effects of any such incidents. The Board and the Audit Committee are updated regularly on cybersecurity matters. Our CFO and General Counsel both report directly to our CEO and meet with the Audit Committee at least four times a year in conjunction with a review of our quarterly and annual periodic SEC filings to discuss important risks we face, highlighting any new risks that may have arisen since they last met. Our CFO and General Counsel update our Audit Committee as to changes in our risks on a periodic basis. In addition, all non-management members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee. Outside of formal meetings, Board members have regular access to senior executives, including our CFO and General Counsel.

Each of our business unit leaders is responsible for various aspects of risk management associated with their business, and our executive officers, including our CEO, CFO and General Counsel, also have the primary responsibility for enterprise-wide risk management. Our CFO and General Counsel work closely with members of senior management, including our accounting staff, our internal audit department, our information technology department and our compliance department to monitor and manage risk.

Shareholder Engagement

As we have done in the past, in 2021 we engaged in extensive shareholder outreach. In our meetings and other engagement with shareholders, we primarily discussed feedback on our executive compensation program, financial performance, corporate governance initiatives, use of equity compensation, sustainability and other matters. Please see “Compensation Discussion and Analysis—2021 Say on Pay Vote” on page 57 for more information on our recent engagement efforts, as well as key shareholder feedback provided to us during the engagement process.

We are committed to having an open dialogue, and we proactively engage with shareholders in discussions regarding our objectives. We view an open dialogue with our shareholders as a valuable tool that allows us to better appreciate our shareholders’ perspective. Our senior management frequently meets face-to-face and communicates telephonically with our shareholders. We carefully consider the feedback we receive from our shareholders in meetings and through other communications. We also participate in investor conferences, and we make investor presentations available on our website at www.evercore.com under the “For Investors” link.

Communicating with the Board

Interested parties may communicate directly with our Board, our non-management directors or an individual director by writing to our Corporate Secretary and specifying whether such communication should be addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group or (3) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, shareholders and others are encouraged to use our hotline discussed below.

Hotline for Accounting, Auditing and Other Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we established a hotline for the anonymous submission of concerns regarding questionable accounting, internal control over financial reporting, auditing matters, and other matters. Communications are distributed to the Board, or to any individual director as appropriate, depending on the facts and circumstances outlined in the communication. Any matters reported through the hotline that involve accounting, internal control over financial reporting, audit matters or any fraud involving management or persons who have a significant role in our internal control over financial reporting will be reported to the Chairman of our Audit Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics applicable to all of our employees, including our CEO, our CFO, our Controller (or persons performing similar functions) and our Board. You can find a link to our Code of Business Conduct and Ethics on our website at www.evercore.com under the “For Investors” link, and we will provide a printed copy of our Code of Business Conduct and Ethics to any shareholder who contacts Investor Relations and requests a copy. To the extent required to be disclosed, we will post amendments to, or any waivers from, our Code of Business Conduct and Ethics at the same location on our website as our Code of Business Conduct and Ethics.

DIRECTOR COMPENSATION

Our policy is to not pay director compensation to directors who are also our employees. The Board’s non-employee director compensation policies provide for non-management directors to receive a one-time award of RSUs with a value of $50,000 upon initial appointment to the Board, which vest on the second anniversary of the grant date. For 2021, non-management directors also receive an annual retainer and RSU grant, as outlined below.

	($)	Key Payment and Vesting Features

✓Retainer payable 100% in cash or Class A Common Stock, or 50% in cash and 50% in Class A common stock, at director’s election.

✓Annual RSU grants vest on the first anniversary of the grant date.

✓One-time RSU grants vest on the second anniversary of the grant date.

Annual Compensation:
Retainer	90,000
RSU Grant	90,000
Committee Chairs	20,000
One-Time RSU Grant upon Joining the Board	50,000

The last time the compensation of our non-employee directors was increased was six years ago in 2016. The Board decided not to increase its compensation during the pandemic over the past few years. In early 2022, we worked with F.W. Cook, an independent compensation consultant, to conduct a review of the compensation paid to our non-employee directors. Based on the recommendation of F.W. Cook, and given the large growth in size and complexity of the Company since 2016 and the increased number of Board and Committee meetings, our Board decided that in conjunction with being elected to the Board at this year’s annual meeting of stockholders, non-employee directors should receive an increase in the annual retainer to $125,000 (up from $90,000), and an increase in the annual RSU grant to $125,000 (up from $90,000). In addition, the Board decided to increase the compensation for Committee Chairs to $30,000 (up from $20,000). These amounts were consistent with the recommendations from the independent compensation consultant retained by the Board. The annual retainer will be payable either 100% in cash or common stock, or 50% in cash and 50% in common stock, at the director’s option.

Other Compensation. Non-management directors are further reimbursed for travel and related expenses associated with attendance at Board or committee meetings, as well as expenses for continuing education programs related to their role as members of the Board. For administrative ease in dealing with our transfer agent and our stock plan administrator, equity awards that would otherwise result in fractional shares are rounded up to the nearest whole share.

Details on 2021 RSU Grants. Each non-management director received, upon his or her re-election to the Board on June 17, 2021, an award of 644 RSUs with a value of approximately $90,000, based on the average of the high and low average share price during each day of the 10-trading-day period from June 3, 2021 through June 16, 2021. These RSUs will vest on the first anniversary of the grant date.

Equity Ownership Guideline: 3x Most Recent Annual Retainer. Our Board has also adopted equity ownership guidelines that require our non-management directors to own shares of Class A common stock, including RSUs awarded in connection with service on the Board, shares beneficially owned by his or her immediate family members residing in the same household and shares held in trust for the benefit of the director or his or her immediate family members, with a value equal to or greater than three times the director’s most recently paid annual retainer. Until a director meets the required ownership level, he or she must retain 100% of shares received upon vesting of RSUs (other than shares sold to satisfy tax obligations associated with vesting and delivery of shares) awarded in connection with service on the Board. Compliance with these guidelines may be waived, at the discretion of our Nominating and Corporate Governance Committee, if compliance would create severe hardship for a non-management director or prevent him or her from complying with a court order. It is expected that these instances will be rare and, in these cases, our

Nominating and Corporate Governance Committee will develop alternative ownership guidelines that reflect the intent of these guidelines and the director’s personal circumstances.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-management directors for services rendered to us during 2021.

Director Compensation in 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Richard I. Beattie	90,000	85,921	175,921
Pamela G. Carlton	90,000	85,921	175,921
Ellen V. Futter	90,000	85,921	175,921
Gail B. Harris	110,000	85,921	195,921
Robert B. Millard	110,000	85,921	195,921
Willard J. Overlock, Jr.	90,000	85,921	175,921
Sir Simon M. Robertson	90,000	85,921	175,921
William J. Wheeler	110,000	85,921	195,921
Sarah K. Williamson	90,000	85,921	175,921
Kendrick R. Wilson III	90,000	85,921	175,921

(1)

The amounts reflected in the Stock Awards column represent the grant date fair value of the awards made during 2021, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the awards reflected in the table above is based on the average of the high and low trading price of the Class A common stock on the date of grant, which would be June 17, 2021 ($133.42) for the annual RSUs award granted to all directors. For non-management directors, the grant date fair value of the annual RSU awards differs from $90,000 because the number of RSUs granted to directors was determined based on the average of the high and low average share price during each day of the 10-trading-day period from June 3, 2021 through June 16, 2021 ($139.93). As of December 31, 2021, each of the directors listed above held 644 unvested RSUs, which vest on June 17, 2022.

COMPENSATION DISCUSSION & ANALYSIS

The following discussions and tables provide summary information concerning compensation for our NEOs, who for 2021 are: Messrs. Altman, Weinberg, Schlosstein, Mellet, Walsh, Hyman and Klurfeld.

Introduction

Our executive compensation program reflects the Company’s commitment to pay for performance. Executives that serve in our business units, including those that are NEOs, are paid largely on their contribution to our success and the success of their respective business units, motivating them to conduct the business in a manner that produces superior results over the long term.

Consistent with our commitment to pay for performance, the Compensation Committee considered the Company’s record Adjusted Net Revenues,* Adjusted EPS* and Adjusted Net Income.* The Compensation Committee also considered the accomplishment of the Company’s capital return and strategic objectives, and the promotion of and adherence to our Core Values, including as they relate to sustainability and to our diversity, equity and inclusion initiatives.

The following sections provide an overview of 2021 performance, compensation and incentive highlights, say on pay results and our related shareholder outreach efforts.

Overview of Organization and Key Considerations

2021 Performance (see page 46)

Delivering strong financial results

✓  Record Adjusted Net Revenues* for 2021 of $3.32 billion, an increase of 43% from 2020

✓  Adjusted EPS* of $17.50 and Adjusted Net Income* of $843.2 million, an increase of 82% and 83%, respectively, from 2020

✓  Record Adjusted Operating Margin* of 34.3% for 2021, an increase of 685 basis points from 2020

Creating value for shareholders

✓  5 Year TSR of 67% demonstrates long-term positive growth in our share price

Returning significant capital to shareholders

✓  $852.3 million returned to shareholders during the year through dividends and equity repurchases

*	Adjusted Net Revenues, Adjusted EPS, Adjusted Net Income and Adjusted Operating Margin are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Compensation of Named Executives (see page 49)

Links pay to performance and promotes alignment with shareholders

✓  NEO compensation reflects our strong performance in 2021 and the growth in key operating metrics

✓  No increases to base salaries for our NEOs since they became executive officers, and base salary continues to represent a relatively small share of total annual compensation

✓  No guaranteed bonuses for any of our NEOs except Ms. Mellet

✓  50% of 2021 NEO incentive compensation awarded in RSUs, which are unvested and are delivered over four years, consistent with market practice

✓  Formal equity ownership guidelines and clawback and anti-hedging policies

2021 Say on Pay Vote and Shareholder Engagement (see page 57)

Shareholder Engagement and Key Shareholder Feedback

✓  The proxy advisors and our shareholders have historically supported our executive compensation program. We believe this is due to the Company’s exemplary business performance and a close alignment between performance and pay

✓  Our executive compensation program has not changed in any material way since last year, when our shareholders supported our Say on Pay proposal at approximately the 92% level

✓  We believe, as evidenced by the results of our Say on Pay vote and shareholder outreach, that our shareholders support our executive compensation program

2021 Performance

As discussed throughout this Compensation Discussion and Analysis, in determining NEO compensation for 2021, our Compensation Committee considered the record financial results achieved by the Company, the accomplishment of several strategic initiatives, the contributions each individual NEO made to the firm and the value created and capital returned to our shareholders, including through dividends and repurchases during 2021. The Compensation Committee also took into account the promotion of and adherence to our core values—Client Focus, Integrity, Excellence, Respect, Diversity, Equity and Inclusion, Investment in People and Partnership—which are critical to our reputation, culture and maintaining a sustainable business with long-term success. The following are highlights of the Company’s 2021 performance.

Delivering Record Financial Results

Adjusted Net Revenues of $3.32 billion*	Adjusted Earnings Per Share of $17.50*

*	Adjusted Net Revenues and Adjusted Earnings Per Share are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Creating Value for Shareholders

Our TSR continue to demonstrate the long-term positive growth in our share price*

* Peer Group includes Moelis & Company, Houlihan Lokey, PJT Partners, Lazard and Greenhill. TSR is calculated 12/31 to 12/31, assuming reinvestment of dividends. Equal weighted index methodology.

Returning Significant Capital to Our Shareholders

✓	We returned $852.3 million of capital to shareholders during the year through dividends and equity repurchases.

✓	Through December 2021, quarterly dividends have grown over 300% since 2011.

✓

We have carefully managed and offset the dilutive effect of RSUs granted for incentive awards and new hire or replacement awards on a cumulative basis over the past five years, as well as a portion of shares associated with investments and acquisitions.

2021 Compensation and Incentive Highlights

Our pay for performance compensation program is designed to reward performance and align the long-term interests of our executives with those of our shareholders – for example, through our equity ownership guidelines and by prohibiting hedging and pledging by our directors and executive officers. The following are highlights of our 2021 compensation and incentive structure, as determined by our Compensation Committee.

Performance-Based Compensation

✓

No Guaranteed Incentive Awards. We generally do not provide guaranteed incentive awards to any of our NEOs. In connection with the commencement of the employment of our current Chief Financial Officer, Ms. Mellet, and as an inducement to join the Company, we agreed to provide her a minimum annual incentive bonus for 2021 and 2022. Thereafter, her annual incentive awards will be entirely discretionary, as is the case for all of our other NEOs.

✓

No Change in Base Salaries. We have not increased base salaries for our NEOs since they became executive officers, and base salary continues to represent a relatively small share of their total annual compensation.

✓

Performance Drives Changes in Pay. Compensation is linked to the performance of Evercore and our executives’ individual performance, which motivates our executive leadership to conduct the business in a manner that produces superior results over the long term. For example:

•

In 2021, we achieved Adjusted Net Revenues* of $3.32 billion, an increase of 43% from our 2020 results. Our Adjusted EPS* for 2021 was $17.50 and our Adjusted Net Income* was $843.2 million, an increase of 82% and 83%, respectively, from our 2020 results.

•	By comparison, the annual incentive awards granted to each our then Co-Chief Executive Officers for 2021 increased by $2.5 million, an increase of 29% from their 2020 annual incentive awards.

Increases to Prior Year Financial Results and Annual Incentive Awards

2021 (v. 2020)

Adjusted Net Revenue*	43%

Adjusted EPS*	82%

Adjusted Net Income*	83%

Increase in Co-CEO Annual Incentive Awards	29%

*	Adjusted Net Revenues, Adjusted Earnings Per Share and Adjusted Net Income are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Shareholder Alignment

✓

Equity-Based Compensation Included in Incentive Awards, Not Additional. Our Compensation Committee determines the overall amount of incentive compensation to be awarded to our NEOs, inclusive of cash incentive distributions and RSUs.

✓

50% of 2021 Incentive Awards Delivered in RSUs Subject to Four Year Deferred Delivery. RSUs granted to our NEOs as a component of 2021 annual incentive awards are unvested and are delivered over four years, which is consistent with market practice, and enhances ongoing alignment with our shareholders.

✓

Equity Ownership Guidelines and Significant Equity Ownership by NEOs. Each of our NEOs holds a meaningful amount of equity in our Company and met the formal equity ownership guidelines applicable to such NEO for 2021.

✓

No Hedging or Pledging. All employees, including our NEOs, are prohibited from hedging their equity securities, and our anti-pledging policy prohibits directors and executive officers from pledging their equity without Compensation Committee approval.

✓

Clawback Policy. Our clawback policy provides for the recapture of incentive awards awarded to SMDs in the event of certain types of misconduct by that SMD or a restatement of the financial results of the Company due to material noncompliance with financial reporting requirements.

Accountability to Shareholders

✓

Annual Say on Pay Vote. Based on our Board’s recommendation and our shareholders’ advisory vote in 2017, we continue to hold an advisory vote each year on our executive compensation program. Following consultation with our shareholders, we are recommending that stockholders approve a non-binding resolution this year that the Company continue to hold the vote annually.

✓

Strong Support for Executive Compensation Program. Our executive compensation program has not changed in any material way since last year, when our shareholders supported our Say on Pay proposal at approximately the 92% level. We believe this support is due to the Company’s exemplary business performance, a close alignment between performance and pay, our extensive shareholder engagement process and disclosure regarding our executive compensation program.

✓

Majority Voting Resignation Policy. Our majority voting resignation policy provides that a director that receives the support of less than a majority of votes cast must tender his or her resignation, which our Board will then determine whether to accept.

✓

Extensive Shareholder Engagement and Feedback. We engage extensively with our shareholders on an ongoing basis and welcome feedback regarding our performance, corporate governance practices and other matters of interest to our shareholders. The feedback we received continued to inform our Board, particularly with respect to our compensation program and equity plan.

Compensation of Named Executives

The goals of our executive compensation program are to align compensation and incentives with business objectives and performance, and in turn continue to create and sustain shareholder value over the long term. In addition, our program is designed to enable us to attract, retain and reward executives who contribute to our long-term success and growth in shareholder value. Our future success depends to a substantial degree on our ability to retain and recruit highly qualified personnel as opposed to the deployment and management of the firm’s financial capital, as with other financial services firms. The market for highly qualified financial professionals has been and remains extremely competitive. In addition, although our NEOs and other SMDs have all entered into restrictive covenant agreements, their departure could still jeopardize our relationships with clients and result in the loss of client engagements. Accordingly, it is imperative for our compensation and incentive programs to be highly competitive and reward outstanding individual and Company achievement.

2021 NEO Compensation and Incentive Structure

2021 Incentive Awards and Determinations

Consistent with industry practice, incentive awards account for a majority of our NEOs’ total compensation and incentive opportunities. In our case, base salary averaged approximately 6.5% of total 2021 compensation and incentive awards for our NEOs. For 2021, no incentive awards were guaranteed to any NEO other than Ms. Mellet (who was guaranteed annual incentive compensation for 2021 in connection as an inducement to join the Company), nor were any of our NEOs subject to formulaic or other pre-established performance targets or personal compensation arrangements. Rather, incentive awards were determined in the discretion of the Compensation Committee after taking into account the Company’s performance along with the NEO’s individual contributions, the NEO’s promotion of and adherence to our Core Values, and other factors.

Ultimately, 50% of total 2021 incentive award amounts were paid to our NEOs in cash incentive distributions or payments and the remaining 50% paid in RSUs that vest over a four-year period, subject to retirement eligibility and other earlier vesting conditions. In April 2021, the Compensation Committee determined that the cash incentive compensation payments that may otherwise have been made to the NEOs in respect of their service in 2021 would be delivered in the form of distributions in respect of a new class of partnership interests of Evercore LP, referred to as Class L Interests, awarded to each of the NEOs other than Ms. Mellet in May 2021. Distributions payable with respect to the awards of Class L Interests granted in 2021 were determined by the Committee in its discretion and paid in the first quarter of 2022, and were subject to a maximum amount equal to a specified percentage of 2021 Adjusted Operating Income, as defined in the relevant subscription agreement.

The Compensation Committee decided that 50% of our NEOs’ 2021 incentive awards would be paid in RSUs and subject to future service-based vesting requirements, because awarding equity over a longer period aligns the interests of our executives with those of our shareholders. As a result, we believe our NEOs have a demonstrable and significant interest in increasing shareholder value over the long term.

We refer to the portion of our NEOs’ 2021 compensation granted in RSUs as “deferred compensation” because it will not be delivered until a future year (and then, only if applicable vesting requirements have been met). See “—Employment Agreements and Awards—Evercore Annual Equity Awards” on page 70 for a discussion of the terms of these awards.

Company Performance and Individual Contributions

As noted above, in determining incentive awards for our NEOs, the Compensation Committee took into account the Company’s performance along with the other NEO accomplishments, including the record financial results achieved by the Company, the accomplishment of several strategic initiatives, the contributions each individual NEO made to the firm and the value created and capital returned to our shareholders, including through dividends and repurchases during 2021. The Committee noted our strong long-term TSR and, among other achievements, our strong Net Revenues, Net Income, EPS, and Operating Margin, in each case, on a U.S. GAAP and an Adjusted basis. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

✓ Net Revenues*	Record Net Revenues of $3.289 billion on a U.S. GAAP basis and $3.317 billion on an Adjusted basis, exceeding $3 billion for the first time in our history.
✓ Net Income*	Net Income of $740.1 million on a U.S. GAAP basis and $843.2 million on an Adjusted basis, an increase from 2020 of 111% and 83%, respectively.
✓ EPS*	EPS of $17.08 on a U.S. GAAP basis and $17.50 on an Adjusted basis, an increase of 108% and 82%, respectively.
✓ Operating Margin*	Operating Margin of 33.5% on a U.S. GAAP basis and 34.3% on an Adjusted basis
✓ TSR	Five Year TSR of 67% demonstrates long-term positive growth in our share price.

*	Adjusted Net Revenues, Adjusted EPS, Adjusted Net Income and Adjusted Operating Margin are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Below is a summary of the specific unique factors identified by the Compensation Committee for each NEO.

Mr. Altman. Mr. Altman was awarded a discretionary annual incentive award with a value of $9.5 million for 2021. In determining the amount of Mr. Altman’s 2021 discretionary annual incentive award, the Compensation Committee considered Mr. Altman’s exceptional leadership in serving clients, pursuing new business and the overall outstanding performance of the firm. Mr. Altman played a key role on our work with many of our largest and most strategically important M&A, restructuring and capital advisory clients. He also contributed to our very successful effort to recruit important Advisory SMDs to the firm and maintain the firm’s culture during another year of the pandemic. Mr. Altman remains a visible spokesman for Evercore, both in public media as well as in client meetings.

Messrs. Weinberg and Schlosstein. Messrs. Weinberg and Schlosstein, as Co-Chief Executive Officers and Co-Chairmen of the Board during 2021, together led the firm in achieving its record year, while navigating another year of COVID-related business challenges. Together, they were responsible for the management of the business and setting and achieving objectives relating to Evercore’s most important strategic matters, recruitment and retention of talent, cost management, and meaningful growth opportunities for 2022 and beyond. They also were instrumental in facilitating a smooth CFO transition in 2021 and preparing for the CEO transition of Mr. Weinberg to becoming the sole Chairman and CEO in 2022. They led the business while continuing to prioritize our people, our clients and our shareholders. They continued to focus on—and upheld—our core values, maintaining and strengthening our culture and community, and advancing DE&I initiatives. They continued to balance a variety of priorities and allocated their time in different percentages, including serving clients, pursuing new business, recruiting, and developing talent, and managing operations. Their collective contributions, supported by the contributions of our senior business and corporate group leaders, resulted in our extraordinary financial results.

In light of their performance and the Firm’s overall record performance for 2021, the Compensation Committee awarded each of Messrs. Weinberg and Schlosstein a discretionary annual incentive award with a value of $11.0 million for 2021. The following are additional highlights which complement the collective commentary:

Mr. Weinberg. In connection with determining Mr. Weinberg’s discretionary annual incentive award, the Compensation Committee considered his strong performance and, together with Mr. Schlosstein, his responsibility for the overall management of the Company. Mr. Weinberg was also actively involved in service to a number of clients and worked with a number of teams serving clients on both strategic matters and transactions. Mr. Weinberg continues to be a leader in recruiting experienced senior professionals to the firm. Together with Mr. Schlosstein, they recruited top talent to the firm in 2021, expanding coverage of key sectors and he has also been instrumental in developing talent from within Evercore. Mr. Weinberg, together with Mr. Schlosstein, has continued to be a leader in advancing our strategy, building our capabilities and senior coverage in certain sectors, and broadening our relationships.

As previously disclosed in our 2017 proxy statement and other public filings, when Mr. Weinberg first joined Evercore in 2016, he was granted an initial long-term sign-on restricted cash award of $35 million, which included $6 million that vested on March 1, 2021. This award is not a part of Mr. Weinberg’s discretionary annual bonus in respect of any year of his service. Approximately 75% of the sign-on and replacement awards granted to Mr. Weinberg were intended to replace deferred compensation (a portion of which was variable) from Mr. Weinberg’s former employer that he forfeited as a result of joining the Company, with the remaining approximately 25% of such awards granted as an inducement to join the Company. The restricted sign-on cash award provides the Compensation Committee with the ability to adjust the amount payable on any applicable vesting date, provided that the amount may not be increased to more than 200% of the target amount or decreased by more than 25% of the target amount. The Compensation Committee determined not to increase or decrease the $6 million that vested on March 1, 2021.

Mr. Schlosstein. In connection with determining the amount of Mr. Schlosstein’s discretionary annual incentive award for 2021, the Compensation Committee considered his strong performance and, together with Mr. Weinberg, his responsibility for the overall management of the Company. In particular, the Compensation Committee considered Mr. Schlosstein’s leadership in recruiting experienced senior professionals to the firm, as well as developing talent from within the Company, laying the foundation for our developmental programs. Mr. Schlosstein, together with Mr. Weinberg, continued to be a leader in advancing our strategy, building our capabilities and senior coverage in certain sectors, and broadening our relationships. Mr. Schlosstein also continued to advise clients, working with a number of teams serving clients on both strategic matters and transactions.

Mr. Hyman. Mr. Hyman was awarded a discretionary annual incentive award with a value of $4.1 million for 2021. In determining this amount, the Compensation Committee took into account his continued performance as the top-ranked macroeconomic analyst, his significant continuing work with clients, and his contribution to the leadership of Evercore ISI as its Chairman. Mr. Hyman was and continues to be an important expert voice on the economy for our clients and our firm. The Compensation Committee also took into account the overall performance of Evercore ISI and the Company.

Mr. Klurfeld. Mr. Klurfeld was awarded a discretionary annual incentive award with a value of $3.0 million for 2021. In determining this amount, the Compensation Committee took into account his significant contributions to the Firm. In 2021, Mr. Klurfeld was responsible for implementing and enhancing our global compliance program. He played a critical role in many of the Firm’s strategic initiatives and was responsible for corporate governance matters, including serving as Evercore’s primary liaison to the corporate governance representatives of our shareholders and investors. Together with the CFO, Mr. Klurfeld was responsible for managing the firm’s operational and reputational risks.

Ms. Mellet. Ms. Mellet was awarded an annual bonus with a value of $4.25 million for 2021. In determining Ms. Mellet’s bonus, the Compensation Committee took into account her responsibility for the Finance, Technology, and Real Estate functions since assuming the role of CFO. Ms. Mellet has also led a number of strategic initiatives and worked with the General Counsel to manage the Firm’s operational and reputational risks. In connection with the commencement of her employment, we agreed to provide Ms. Mellet a minimum annual incentive bonus for 2021 and 2022. Thereafter, annual incentive awards will be entirely discretionary, as is the case for all of our other NEOs.

Mr. Walsh. Mr. Walsh served as our CFO until August 31, 2021, and was awarded an annual incentive bonus of $6.0 million. This reflects the strong performance of the firm, his significant contributions to the firm during the time he served as CFO during the year, including providing steady leadership of our operations and managing the Finance, Technology, and Real Estate teams globally. It also takes into account the role he played in the successful transition of the CFO role to Ms. Mellet. Mr. Walsh led many of our strategic initiatives, and, together with the General Counsel, helped manage the Firm’s operational and reputational risks.

2021 NEO Annual Compensation and Incentives

The following table is presented to show how the Compensation Committee viewed annual compensation and incentive awards for our NEOs for their 2021 performance, and includes base salary as well as year-end cash and equity incentive awards for 2021 performance, paid or granted in February 2022. This table differs substantially from the Summary Compensation Table on page 59 and is not a substitute for that table. The Summary Compensation Table provides compensation information as required by SEC regulations, and therefore reflects for 2021 the grant date fair value of equity awards granted during the 2021 calendar year (that is, those awards granted in February 2021 for 2020 performance), while not including the equity awards granted in February 2022 for 2021 performance. The Summary Compensation Table also includes the portion of Mr. Weinberg’s one-time sign-on and replacement awards that were earned in 2021, 2020 and 2019 but initially granted in 2016 in connection with his recruitment, as well as the portion of Mr. Klurfeld’s deferred cash award that was earned in 2021 and 2020 but was initially granted in 2018, each of which the Compensation Committee does not view as part of annual compensation and incentive awards as discussed above.

NEOs	Salary ($)	Incentive Awards		Total Compensation ($)
		Cash ($)	RSUs(1) ($)
Roger C. Altman Founder and Senior Chairman

2021	500,000	4,750,000	4,750,000	10,000,000
2020	500,000	3,750,000	3,750,000	8,000,000
2019	500,000	3,250,000	3,250,000	7,000,000
John S. Weinberg Co-Chairman of the Board and Co-CEO

2021(2)	500,000	5,500,000	5,500,000	11,500,000
2020(2)	500,000	4,250,000	4,250,000	9,000,000
2019(2)	500,000	2,500,000	2,500,000	5,500,000
Ralph L. Schlosstein Former Co-Chairman of the Board and Co-CEO

2021	500,000	5,500,000	5,500,000	11,500,000
2020	500,000	4,250,000	4,250,000	9,000,000
2019	500,000	2,500,000	2,500,000	5,500,000
Celeste Mellet CFO

2021(3)	500,000	2,125,000	2,125,000	4,750,000
Robert B. Walsh Former CFO

2021	500,000	3,000,000	3,000,000	6,500,000
2020	500,000	2,100,000	2,100,000	4,700,000
2019	500,000	1,550,000	1,550,000	3,600,000
Edward S. Hyman Chairman of Evercore ISI and Vice Chairman of Evercore

2021	400,000	2,050,000	2,050,000	4,500,000
2020	400,000	1,925,000	1,925,000	4,250,000
Jason Klurfeld General Counsel

2021	500,000	1,500,000	1,500,000	3,500,000
2020	500,000	875,000	875,000	2,250,000

(1)

RSUs vest in equal installments over four years, subject to early vesting conditions. The number of RSUs granted to each NEO for 2021 performance was determined by dividing the dollar value of the RSU allocation by the simple average of the high and low average share price during each day of the 10-trading-day period from February 2, 2022 through February 15, 2022 ($128.21). The grant date fair value of the RSUs granted in February 2022 in respect of 2021 performance will, in accordance with SEC rules, be reflected as Stock Awards for 2022 in next year’s Summary Compensation Table and Grants of Plan-Based Awards table.

(2)

The amounts reflected in these rows do not reflect the amount of Mr. Weinberg’s one-time sign-on and replacement awards that were earned in 2019, 2020 and 2021, as these grants are not recurring, relate to future performance and were designed so that the vast majority, approximately 75% of such awards, were intended to replace deferred compensation (a portion of which was variable) from Mr. Weinberg’s former employer that he forfeited as a result of joining the Company, with the remaining approximately 25% of such awards granted as part of the recruitment of Mr. Weinberg as an enticement to join the Company.

(3)

The amount reflected in this row does not reflect the amount of Ms. Mellet’s special, one-time award, as the grant is one-time in nature and was designed in part to replace deferred compensation from Ms. Mellet’s former employer that she forfeited as a result of joining the Company. The base salary represents Ms. Mellet’s annualized base salary rate.

Process for Compensation Decisions

Role of the Compensation Committee

Our Compensation Committee is responsible for implementing and administering all aspects of our compensation, incentive and benefit plans and programs for our NEOs. In establishing compensation and incentive awards for our NEOs, we take into account the fact that we generally do not provide significant retirement or similar benefits to our NEOs. We also take into account other economic relationships between the individual and us, including equity ownership.

Messrs. Altman, Weinberg and Schlosstein each participated in discussions with the Compensation Committee and made recommendations to the Committee regarding compensation of senior employees (except as to their own compensation), but they do not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Our Board believes that it is wise and prudent to have Messrs. Altman, Weinberg and Schlosstein (and, for 2022 and beyond, Messrs. Altman and Weinberg) participate in these discussions because they possess unique insight regarding the day-to-day performance of our executives.

In connection with making 2021 NEO compensation and incentive award determinations, the Compensation Committee reviewed compensation and incentives to be awarded to certain other employees to assess internal balance and consistency in compensation levels, including: (a) for Messrs. Weinberg and Schlosstein, the incentive award amounts payable to other NEOs, (b) for Messrs. Altman, Hyman, Weinberg and Schlosstein, the incentive award amounts payable to other SMDs devoted to generating revenue through existing or new client relationships and (c) for Messrs. Klurfeld and Walsh and Ms. Mellet, the incentive award amounts payable to SMDs who did not have client revenue-generating responsibilities. The Compensation Committee, however, did not fix internal pay ratios at any specified levels.

For 2021, the Compensation Committee also reviewed the performance and NEO compensation data from certain financial institutions. While many of the companies included in such data may be described as financial services companies where human capital is of critical importance, Evercore competes with only a small subset of these companies for employees and clients. The companies included in the peer group considered by the Compensation Committee include Bank of America, Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, Greenhill, Houlihan Lokey, JPMorgan Chase, Lazard, Moelis & Company, Morgan Stanley, PJT Partners and UBS, with Greenhill, Houlihan Lokey, Lazard, Moelis and PJT Partners being our most direct public independent peers, with whom competition for qualified personnel has historically been intense. The Compensation Committee has not set any specific metrics or targets relative to these competitors or any of the other companies comprising our compensation peer group.

Assessment of Risk

Our compensation and incentive programs are designed to discourage excessive risk-taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. In addition, there are several other factors associated with our equity ownership, incentive award programs and CEO compensation and incentive awards that discourage inappropriate or excessive risk-taking:

•

While incentive compensation awarded to our Advisory business SMDs are generally determined with reference to Company financial performance and their individual performance, many of our SMDs hold equity stakes far in excess of annual incentive awards, which broadly aligns their economic interests with shareholders’ interests. Our Compensation Committee formalized our practice of encouraging equity retention by SMDs through the adoption of equity ownership guidelines applicable to all SMDs, which we updated in 2021. See “—Linkage of Management and Shareholder Interests—Equity Ownership Guidelines” below (on page 57) for a description of these guidelines;

•	Incentive compensation is based on an overall review of a variety of factors, which removes incentives an executive may have to incur risks in order to achieve specific benchmark metrics;

•	A substantial portion of most incentive compensation is paid in equity and, in general, the portion paid in equity increases with the seniority of the recipient and the size of the bonus;

•	Our RSUs, including those awarded as part of our annual incentive compensation program, generally vest over four years, which encourages an appropriately long-term focus;

•	Members of the Compensation Committee apply discretion in the establishment of the size of our incentive award pool, the percentage split between cash and equity and the terms of our equity awards;

•

Many of our senior investment management employees (none of whom are NEOs) have interests in their individual business units and thus are directly exposed to the risks inherent in their own decision making; and

•

We believe that RSUs are an appropriate form of deferred equity compensation because, unlike other forms of equity awards, such as options, they encourage the holder to think like a shareholder from the date of grant, including, for example, by being exposed to downside risk from stock price drops.

Clawback Policy

Our comprehensive clawback policy applies to all incentive compensation awarded to our SMDs, including RSUs, cash awards and awards of partnership units and interests, of Evercore LP. The policy requires SMDs to repay us or forfeit (i) upon a restatement of our financial results due to material noncompliance with financial reporting requirements, an amount up to the difference between the amount of incentive compensation the SMD received and/or realized and the amount the SMD would have received and/or realized based on the restated financial results or (ii) upon a finding of certain misconduct, an amount up to the aggregate incentive compensation granted to such SMD over the last three fiscal years of the Company.

Linkage of Management and Shareholder Interests—Equity Ownership Guidelines

Our formal equity ownership guidelines are applicable to all SMDs. The goal of these guidelines is to formalize our practice of encouraging executive officers to have a meaningful amount of Evercore equity at risk. In particular, we focused on developing a simple method of calculating required thresholds and concluded that adopting an ownership amount based on a number of shares rather than dollar value would be most effective. The equity ownership guidelines count Class A common stock, Evercore LP limited partnership units and vested and unvested RSUs as shares or share equivalents.

Title/Position	Required Amount of Equity at Risk

Chairman of the Board/CEO and Senior Chairman	200,000 shares or share equivalents

All other SMDs (including other Executive Officers)	Lesser of (i) 40,000 shares or share equivalents or (ii) 50% of the number of RSUs granted as part of annual bonuses over last four years(1)
(1)

Includes the period prior to their becoming an SMD, if applicable, but excludes dividend equivalent RSUs. By way of example, if over four years an SMD was granted at least 200,000 RSUs as part of annual bonuses, the required amount of equity at risk is 40,000 shares.

Tax and Accounting Considerations

The Compensation Committee considers certain tax implications when designing our executive compensation program. The Compensation Committee believes that there are circumstances where the provision of compensation that is not fully tax deductible may be more consistent with our compensation philosophy and objectives and/or may be in our best interests and those of our shareholders. The Compensation Committee believes that retaining the ability to exercise discretion and the flexibility to attract, retain and motivate executives with a compensation program that aligns with our long-term business objectives, in many circumstances, outweighs the advantages of qualifying all compensation as deductible, or causing all compensation expenses to be accounted for in a particular fashion.

For taxable years beginning after December 31, 2017, there is no longer an exception to the deductibility limit for qualifying “performance-based compensation” unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the scope of which remains uncertain). In addition, the deductibility limit may also apply to any compensation paid by Evercore LP to Evercore’s covered employees, but only to the extent of Evercore’s allocable share of the otherwise deductible compensation paid by Evercore LP. Thus, if Evercore LP pays any compensation to Evercore’s covered employees, Evercore may be required to aggregate its allocable share of Evercore LP’s deduction for compensation paid to such covered employees with the deduction for compensation paid by Evercore when applying the deductible limit and if such limit is exceeded, Evercore would lose the excess deduction. The Compensation Committee continues to evaluate the changes to Section 162(m) and retains the ability to award compensation that is not fully tax deductible, or to revise our compensation programs in order to achieve tax efficiencies, in its discretion, in order to provide compensation consistent with our compensation philosophy and objectives.

2021 Say on Pay Vote

Historically, our shareholders have supported our overall executive compensation program. Our executive compensation program has not changed in any material way since last year, when our shareholders supported our Say on Pay proposal at approximately the 92% level. We believe this overwhelming support is due to the Company’s consistently strong business performance, a close alignment between performance and pay, our extensive shareholder engagement process and disclosure regarding our executive compensation program.

Shareholder Engagement and Feedback

As we have done in the past, in 2021 we engaged in extensive shareholder outreach. In our meetings and other engagement with shareholders, we primarily discussed feedback on our executive compensation program, financial performance, corporate governance initiatives, use of equity compensation, sustainability and other matters. The feedback we received from our shareholders included the following, which informed Board actions throughout the course of the year:

✓	Support for our commitment to shareholder engagement and our response to feedback.

✓	Understanding of the costs and benefits of investing in talent, especially at the most senior levels of revenue producing professionals, in our human capital intensive business.

✓

Understanding of the benefits of using equity compensation to attract and retain talent, and the purpose of our broad-based equity compensation program coupled with share repurchases and other anti-dilutive actions.

✓	Appreciation of our commitment to manage the dilutive impact of equity grants to employees.

✓	Support of our continued focus on alignment of pay and performance and appreciation of our views regarding the need for a non-formulaic compensation and incentive framework.

✓	Recognition of our consistent performance and demonstrated commitment to creating shareholder value over the long term.

✓	Appreciation of how our core values inform our business strategy and culture, including support of our employee development programs and community involvement.

In particular, during our shareholder outreach in 2021, our shareholders were interested in discussing our broad-based equity compensation program, and understanding the purpose and mechanics of our anti-dilutive actions, including our share repurchase program. Our shareholders were also interested in understanding more about the firm’s efforts to address key sustainability and ESG matters, such as diversity, equity and inclusion. We are committed to improving our disclosure regarding our sustainability efforts, including the firm’s commitment to promoting diversity, equity and inclusion. We encourage our shareholders to read our Sustainability Report, including this year’s update, regarding our efforts on these matters.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Roger C. Altman
Founder and Senior Chairman
2021	500,000	4,750,000	3,778,407	—	—	9,028,407
2020	500,000	3,750,000	3,334,536	—	—	7,584,536
2019	500,000	3,250,000	5,835,107	—	—	9,585,107
John S. Weinberg
Chairman of the Board and CEO(5)
2021	500,000	5,500,000	4,282,195	6,000,000	—	16,282,195
2020	500,000	4,250,000	2,565,103	6,000,000	—	13,315,103
2019	500,000	2,500,000	4,312,898	11,000,000	—	18,312,898
Ralph L. Schlosstein
Former Co-Chairman of the Board and Co-CEO(5)
2021	500,000	5,500,000	4,282,195	—	—	10,282,195
2020	500,000	4,250,000	2,565,103	—	—	7,315,103
2019	500,000	2,500,000	4,312,898	—	—	7,312,898
Celeste Mellet
CFO(6)
2021	244,551	2,125,000	2,607,268	—	286,138	5,262,957
Robert B. Walsh
Former CFO(7)
2021	500,000	3,000,000	2,115,908	—	—	5,615,908
2020	500,000	2,100,000	1,590,390	—	—	4,190,390
2019	500,000	1,550,000	1,775,942	—	—	3,825,942
Edward S. Hyman
Chairman of Evercore ISI and Vice Chairman of Evercore(8)
2021	400,000	2,050,000	1,939,582	—	—	4,389,582
2020	400,000	1,925,000	1,678,844	—	—	4,003,844
Jason Klurfeld
General Counsel(9)
2021	500,000	1,540,237	881,628	—	—	2,921,865
2020	500,000	909,499	666,956	—	—	2,076,455

(1)

The amounts reflected in the Bonus column represent the cash distributions paid in respect of the Class L Interests issued to our NEOs in 2021, except for Ms. Mellet, for whom the amount represents the cash portion of the bonus paid to her in respect of her service in 2021.

(2)

The amounts reflected in the Stock Awards column represent the grant date fair value of the equity awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718. Equity awards for 2021 performance were granted in 2022 and, therefore, in accordance with SEC rules, are not shown here but are described above in the table titled “2021 NEO Annual Compensation and Incentives” on page 54. The amounts shown in this column for 2021 reflect the grant date fair value of equity awards granted in 2021 for 2020 performance. For Ms. Mellet, the amount shown in this column for 2021 reflects her one-time new hire equity award.

(3)

As described above, the amount reflected in the Non-Equity Incentive column for Mr. Weinberg reflects a long-term sign-on compensation arrangement agreed in 2016 with Mr. Weinberg, that vested on each of March 1, 2021 and March 1, 2020 and $11 million of Mr. Weinberg’s initial sign-on restricted cash award that vested on March 1, 2019. Mr. Weinberg joined Evercore in 2016, and received this long-term initial sign-on restricted cash award with a target payment amount of $35 million, of which $11 million vested on March 1, 2019, $6 million vested on March 1, 2020, $6 million vested on March 1, 2021, $6 million vested in March 2022 and $6 million is scheduled to vest on March 1, 2023, as previously disclosed in our 2017 proxy statement and other public filings. Approximately 75% of the sign-on and replacement awards granted to Mr. Weinberg were intended to replace deferred compensation (a portion of which was variable) from Mr. Weinberg’s former employer that he forfeited as a result of joining Evercore, with the remaining approximately 25% of such awards granted as part of the recruitment of Mr. Weinberg as an inducement to join the Company. The restricted cash award provides for adjustment based on performance criteria to be determined by the Compensation Committee, provided that the amount payable on any applicable vesting date may not be increased to more than 200% of the target amount or decreased by more than 25% of the target amount. The Compensation Committee determined not to increase or decrease the $11 million that vested on March 1, 2019 or the $6 million that vested on each of March 1, 2021 and March 1, 2020.

(4)

With the exception of Ms. Mellet, the incremental costs of perquisites and other personal benefits to each NEO were less than $10,000, and therefore information regarding perquisites and other personal benefits has not been included. The amount shown for Ms. Mellet reflects payment for certain reasonable reimbursable expenses, including relocation costs and expenses. Each of our NEOs also received dividend equivalents on RSU and restricted stock awards issued under the terms of previously granted equity awards, and with respect to RSU and restricted stock awards granted after January 1, 2020, our NEOs have received accrued cash dividends on such awards. Consistent with SEC rules, the value of these dividend equivalents has not been included in this table because the right to receive future dividends was factored into the grant date fair value of the initial awards under FASB ASC Topic 718. See “—Outstanding Equity Awards at 2021 Fiscal Year-End”, which information includes dividend equivalent awards held by our NEOs.

(5)

Messrs. Weinberg and Schlosstein became Co-Chairmen of the Board and Co-CEOs in July 2020. Prior to that, Mr. Schlosstein served as our CEO and President, and Mr. Weinberg served as our Executive Chairman. Mr. Schlosstein stepped down as Co-Chairman of the Board and Co-CEO effective February 25, 2022.

(6)	Ms. Mellet joined the Company on July 1, 2021 and commenced serving as CFO effective September 1, 2021.

(7)	Mr. Walsh retired on March 15, 2022 and ceased serving as CFO effective September 1, 2021.

(8)	Mr. Hyman became an NEO for the first time in 2020.

(9)

Mr. Klurfeld became an NEO for the first time in 2020. The amount reflected as Bonus for Mr. Klurfeld includes the cash portion of the bonus earned by Mr. Klurfeld in 2020 ($875,000) and 2021 ($1,500,000) and the amount of Mr. Klurfeld’s deferred cash that vested in 2020 ($34,499) and 2021 ($40,237).

Grants of Plan-Based Awards in 2021

Name	Grant Date	Estimated Future Payments under Non-Equity Incentive Plan Awards			Estimated Future Payments under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)
		Threshold ($)	Target (#)	Maximum (#)	Threshold ($)	Target (#)	Maximum (#)
Roger C. Altman	2/17/2021	—	—	—	—	—	—	31,950	3,778,407
John S. Weinberg	2/17/2021	—	—	—	—	—	—	36,210	4,282,195
Ralph L. Schlosstein	2/17/2021	—	—	—	—	—	—	36,210	4,282,195
Celeste Mellet	8/2/2021	—	—	—	—	—	—	19,636	2,607,268
Robert B. Walsh	2/17/2021	—	—	—	—	—	—	17,892	2,115,908
Edward S. Hyman	2/17/2021	—	—	—	—	—	—	16,401	1,939,582
Jason Klurfeld	2/17/2021	—	—	—	—	—	—	7,455	881,628

(1)	Represents the grant date fair value of the awards, as computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2021 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(9) ($)
Roger C. Altman	103,018 (2)	13,994,995
John S. Weinberg	725,875 (3)	98,610,119
Ralph Schlosstein	91,875 (4)	12,481,219
Celeste Mellet	19,636 (5)	2,667,551
Robert B. Walsh	43,480 (6)	5,906,758
Edward S. Hyman	35,239 (7)	4,787,218
Jason Klurfeld	22,722 (8)	3,086,784

(1)

All RSUs are subject to accelerated vesting upon a change in control, qualifying retirement, the executive’s death or the executive’s disability. See “—Employment Agreements and Awards—Evercore Annual Equity Awards” below for a further discussion on the terms of the RSUs. As of December 31, 2021, each of the NEOs other than Ms. Mellet also held one Class L Interest, which entitled the NEO to a discretionary distribution of profits from Evercore LP, subject to continued employment through the distribution date, which was made in February 2022. Such awards are excluded here and the distributions are reported in the “Bonus” column of the Summary Compensation Table.

(2)	42,649 of Mr. Altman’s RSUs vested on February 4, 2022; 34,168 RSUs vest on February 4, 2023; 18,213 RSUs vest on February 4, 2024; and 7,988 vest on February 4, 2025.

(3)

37,192 of Mr. Weinberg’s RSUs vested on February 4, 2022; 234,000 RSUs vested on March 1, 2022; 28,712 RSUs vest on February 4, 2023; 16,918 RSUs vest on February 4, 2024; and 9,053 RSUs vest on February 4, 2025. Mr. Weinberg held 400,000 Class I-P units that vested on March 1, 2022, which were subject to certain stock price performance conditions and Mr. Weinberg’s continuous employment through such date (or earlier, upon a termination of Mr. Weinberg’s employment without cause or due to his death, disability or resignation for good reason, or Mr. Weinberg’s retirement on or following January 15, 2022 (subject to a one-year notice requirement)). The stock price condition for all 400,000 Class I-P units had been satisfied and, as of March 1, 2022, the service condition had been satisfied.

(4)	37,192 of Mr. Schlosstein’s RSUs vested on February 4, 2022; 28,712 RSUs vest on February 4, 2023; 16,918 RSUs vest on February 4, 2024; and 9,053 RSUs vest on February 4, 2025.

(5)	Ms. Mellet’s RSUs vest in four equal annual installments beginning on July 6, 2022.

(6)

15,451 of Mr. Walsh’s RSUs vested on February 4, 2022. His remaining 28,029 RSUs vested pursuant to his qualifying retirement on March 15, 2022 and will deliver on the dates set forth in the terms and conditions of the RSUs.

(7)	12,641 of Mr. Hyman’s RSUs vested on February 4, 2022; 9,248 RSUs vest on February 4, 2023; 9,249 RSUs vest on February 4, 2024; and 4,101 RSUs vest on February 4, 2025.

(8)

5,893 of Mr. Klurfeld’s RSUs vested on February 4, 2022; 992 RSUs vested on February 13, 2022; 5,574 RSUs vest on February 4, 2023; 731 RSUs vest on February 13, 2023; 3,910 RSUs vest on February 4, 2024; 731 RSUs vest on February 13, 2024; 1,864 RSUs vest on February 4, 2025; 731 RSUs vest on February 13, 2025; 731 RSUs vest on February 13, 2026; 782 RSUs vest on February 13, 2027; and 783 RSUs vest on February 13, 2028.

(9)	The market value is based upon the closing price of our Class A common stock on December 31, 2021 ($135.85).

Options Exercised and Stock Vested in 2021

Although we have had the authority to issue stock options since our IPO, we have not done so. Accordingly, the table below is with respect to the vesting of RSUs, including dividend equivalent RSUs, and other stock-based awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Roger C. Altman	42,633	$4,977,829
John S. Weinberg	154,140	$18,986,946
Ralph L. Schlosstein	37,707	$4,402,669
Celeste Mellet	—	$—
Robert B. Walsh	16,320	$1,905,523
Edward S. Hyman	8,541	$997,247
Jason Klurfeld	4,572	$534,381

(1)

The value of the awards is based on the average of the high and low trading price of the Class A common stock on the vesting date (or if such date was not a trading day, on the trading day immediately preceding the vesting date).

Nonqualified Deferred Compensation for 2022

Generally, we provide SMDs (other than our NEOs) an election to receive a portion of their deferred incentive compensation in the form of deferred cash rather than RSUs, which have a similar four-year vesting schedule to RSUs. Deferred cash is credited under this arrangement when annual bonuses are declared (generally, in February of the year following the year to which the bonus relates). Pending distribution, these deferred cash amounts are notionally invested in one or more registered mutual funds or fixed income options selected by the executive from a list of funds established by us. For more information, please see the information described in Note 18 to our consolidated financial statements in our Form 10-K for the year ended December 31, 2021. There were no deferred cash awards granted to any NEOs for 2021 performance.

Potential Payments upon Termination of Employment or Change in Control

The following table describes the potential incremental payments and benefits to which our NEOs would be entitled upon termination of employment or a change in control. All calculations in this table are based on an assumed termination date of December 31, 2021 and the completion of a full fiscal year, and all defined terms are as defined in the respective employment agreements of each NEO, which are summarized below under “—Employment Agreements and Awards.”

The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as continuation of health care benefits through the end of the month of the termination of employment. While our NEOs’ rights in respect of RSUs granted in connection with bonuses and deferred cash awards are subject to continued vesting upon a qualifying retirement, as described above, none of our NEOs have satisfied the advance notice required for such qualifying retirement as of December 31, 2021. Accordingly, none of our NEOs would have been eligible for this benefit as of December 31, 2021 and this benefit is therefore not illustrated in the table below for those awards.

Name	Lump Sum Cash Severance Payment ($)		2021 Fiscal Year Bonuses ($)		Continuation of Medical Benefits ($)		Accelerated Vesting of Equity Awards ($)	Accelerated Vesting of Cash Awards ($)		Other ($)		Total ($)
	(dollars in thousands, except share data)
Roger C. Altman
Termination due to death or disability	—		9,500	(1)	—		13,995(2)	—		—		23,495
Termination by us without “cause” or by the executive for “good reason” or if we elect not to extend term (“Qualifying Terminations”)	16,667	(3)	9,500	(1)	15	(4)	13,995(2)	—		—		40,177
Qualifying Termination within six months prior to or anytime following a change in control	25,000	(5)	9,500	(1)	23	(6)	13,995(2)	—		19,924	(7)	68,442
Change in control (regardless of whether executive’s employment terminates)	—		—		—		13,995(2)	—		—		13,995
John S. Weinberg
Change in control (regardless of whether executive’s employment terminates), termination due to death, disability, termination by us without “cause” or resignation for “good reason”	—		—		—		98,610(8)	12,000	(9)	—		110,610
Ralph L. Schlosstein
Change in control (regardless of whether executive’s employment terminates), termination due to death, disability, termination by us without “cause” or resignation for “good reason”	—		—		—		12,481(10)	—		—		12,481
Celeste Mellet
Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, or termination by us without cause	—		—		—		2,668(11)	—		—		2,668
Edward S. Hyman
Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, or termination by us without cause	—		—		—		4,787(12)	—		—		4,787
Jason Klurfeld
Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, or termination by us without cause	—		—		—		3,087(13)	1,547	(14)	—		4,634
Robert B. Walsh
Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, or termination by us without cause	—		—		—		5,907(15)	—		—		4,787

(1)

This amount consists of Mr. Altman’s annual bonus for the 2021 fiscal year; Mr. Altman would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that approximately 50% of the annual bonus payable to Mr. Altman would have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purposes only that when paid in connection with a severance event, Mr. Altman would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.

(2)	This amount represents the value of 103,018 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2021 ($135.85).

(3)

This amount is equal to two times the greater of: (i) the sum of (A) Mr. Altman’s base salary and (B) Mr. Altman’s average annual bonus for the three most recently completed fiscal years; or (ii) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.

(4)	This amount represents the estimated present value of the employer-paid portion of premium payments for 24 months of medical, dental and vision insurance coverage.

(5)

This amount is equal to three times the greater of: (i) the sum of (A) Mr. Altman’s base salary and (B) Mr. Altman’s average annual bonus for the three most recently completed fiscal years; or (ii) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.

(6)	This amount represents the estimated present value of the employer-paid portion of premium payments for 36 months of medical, dental and vision insurance coverage.

(7)

If payments or benefits provided to Mr. Altman in connection with a change in control result in an “excess parachute payment” excise tax being imposed on Mr. Altman, he is entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment. This amount represents the estimated gross-up payment that would be made to Mr. Altman in the event his employment is terminated by us without “cause” or by Mr. Altman for “good reason” on December 31, 2021, within six months prior to or anytime following a change in control. The actual amount of a gross-up payment, if any, will depend on the facts in existence at the time of any change in control and/or employment termination.

(8)

This amount is equal to the sum of (i) $44,270,119, representing the value of 325,875 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2021 ($135.85), and (ii) $54,340,000, representing the unvested portion of the Class I-P units then held by Mr. Weinberg, based on the closing price of our Class A common stock on December 31, 2021 ($135.85), which reflects the achievement of the performance vesting conditions applicable to such units (upon vesting, such Class I-P units would become convertible into Class I units and, following conversion, exchangeable into shares of our Class A common stock).

(9)

This amount represents the unvested portion of Mr. Weinberg’s initial cash award, at target value, on December 31, 2021. Mr. Weinberg’s initial cash award is payable in a lump sum upon a change in control, but otherwise would be payable on its original payment schedule. The first tranche of this award ($11 million) vested on March 1, 2019; the second tranche of this award ($6 million) vested on March 1, 2020; the third tranche of this award ($6 million) vested on March 1, 2021; the fourth tranche of this award ($6 million) vested on March 1, 2022.

(10)	This amount represents the value of 91,875 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2021 ($135.85).

(11)	This amount represents the value of 19,636 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2021 ($135.85).

(12)	This amount represents the value of 35,239 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2021 ($135.85).

(13)	This amount represents the value of 22,722 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2021 ($135.85).

(14)	This amount represents the value of the otherwise unvested deferred cash and incentive deferred cash awards on December 31, 2021.

(15)

This amount represents the value of 43,480 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2021 ($135.85). Mr. Walsh retired on March 15, 2022 pursuant to a qualifying retirement.

Employment Agreements and Awards

Our Rationale for Agreements that Provide for Payments to Executives upon the Occurrence of Specified Events

The employment agreements we entered into with some of our NEOs provide for severance payments. In addition, some of those agreements provide for additional payments in connection with a change in control or a termination that occurs after a change in control (including, for Mr. Altman, a payment to compensate him for excise taxes that could arise in such circumstances). In December 2019, we confirmed our agreement to pay each of our NEOs their current base salaries during their employment with the Company.

We believe that these severance and change in control arrangements mitigate some of the risk that exists for executives working in a public company, while also appropriately balancing incentives and providing certainty to our executives, and, for Mr. Altman, will make him whole in the case of any potential tax penalty in connection with a change of control. In addition, due to the fact that there has historically been significant acquisition activity in the financial services industry, there is a possibility that we could be acquired in the future. Accordingly, we believe that severance and change in control arrangements are necessary to enable key executives to evaluate objectively the benefits to our shareholders of a proposed transaction, notwithstanding its potential effects on their own job security.

Employment Agreement with Mr. Altman

Pursuant to the terms of Mr. Altman’s employment agreement, Mr. Altman will have automatic, successive one-year extensions of his employment expiring on August 10 of the relevant year, unless either party gives the other 60 days’ prior notice that the term will not be extended.

Mr. Altman’s employment agreement provides for an annual base salary of $500,000, and an annual bonus as determined in the discretion of the Compensation Committee. According to Mr. Altman’s employment agreement, up to 50% of the annual bonus payable to him may be payable in the form of our restricted securities, with such restricted securities vesting in four equal annual installments (or at such faster rate and subject to acceleration upon certain specified events as may be applicable to restricted securities issued in the same fiscal year to our other SMDs).

Pursuant to his employment agreement, if Mr. Altman’s employment terminates prior to the expiration of the term due to his death or disability, he would be entitled to receive (1) any base salary earned but unpaid through the date of termination; (2) reimbursement for any unreimbursed business expenses properly incurred by him; (3) such employee benefits, if any, to which he may be entitled under our employee benefit plans (the payments and benefits described in (1) through (3) are referred to as the “accrued rights”); (4) lump sum payments equal to his earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonus would have otherwise been payable had his employment not terminated; and (5) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) he is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months.

If Mr. Altman’s employment is terminated prior to the expiration of the term (or such extension thereof) by us without “cause” (as defined below) or by him for “good reason” (as defined below) or if we elect not to extend the term (each a “qualifying termination”), he would be entitled, subject to his compliance with specified restrictive covenants, to (A) a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following our “change in control” (as defined in the employment agreement)) the greater of (x) the sum of (1) his annual base salary and (2) his average annual bonus for the three most recently completed fiscal years and (y) the average of the aggregate amount of cash compensation payable to our three most highly paid executives in the most recently completed fiscal year; (B) any “accrued rights” (as defined above); (C) lump sum payments equal to Mr. Altman’s earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonuses would have otherwise been payable had Mr. Altman’s employment not terminated; and (D) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) Mr. Altman is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months. Mr. Altman would also be entitled to receive continued coverage for himself and his spouse and dependents under our medical plans for two years (three years in the case of a qualifying termination that occurs on or following a change in control), subject to payment by him of the same premiums he would have paid during such period of coverage if he were an active employee. Any termination by us without cause within six months prior to the occurrence of a change in control would be deemed to be a termination of employment on the date of such change in control. The severance benefits payable to Mr. Altman are conditioned on his continued compliance with specified confidentiality, non-solicitation and proprietary information covenants following his termination of employment with us. For purposes of Mr. Altman’s employment agreement, “cause” means the occurrence of: (1) Mr. Altman’s breach of a material obligation under the governing documents of our entities,

(2) Mr. Altman’s conviction of, or plea of guilty or nolo contendere in respect of, any felony, (3) Mr. Altman’s perpetration of a fraud against us, (4) Mr. Altman’s willful and continued failure to perform his duties to us or (5) any willful misconduct by Mr. Altman which could reasonably have an adverse effect on his ability to function as our employee or on our business or reputation. For purposes of Mr. Altman’s employment agreement, “good reason” means: (1) our failure to pay Mr. Altman’s base salary and annual bonus (if such amounts become payable to Mr. Altman), (2) any diminution in Mr. Altman’s title or authority with us, (3) our failure to provide Mr. Altman with the employee benefits or perquisites provided for in the employment agreement, or (4) the failure to re-elect him as a member of the Board.

In the event of a termination of Mr. Altman’s employment which is not a qualifying termination or a termination due to his death or disability (including if Mr. Altman resigns without good reason), Mr. Altman would be entitled to receive any “accrued rights” (as defined above).

Mr. Altman has also entered into confidentiality, non-solicitation and proprietary information agreements with us. Pursuant to these agreements, he is subject to a covenant not to (1) compete with us while employed and for 24 months following his termination of employment for any reason and (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions.

If a dispute arises out of the employment agreement with Mr. Altman, we would pay his reasonable legal fees and expenses incurred in connection with such dispute if he prevails on substantially all issues in dispute.

In addition, if payments or benefits provided to Mr. Altman under an employment agreement or any other plan or agreement in connection with a change in control result in an “excess parachute payment” excise tax being imposed on him, he would be entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment.

Employment Agreement with Mr. Weinberg

Mr. Weinberg’s employment agreement provides for a term continuing until March 1, 2023, and annual compensation as follows: (1) an annual base salary in an amount equal to the greater of (x) $500,000 and (y) the then current annual base salary of Mr. Schlosstein, and (2) an annual bonus, with the actual bonus award payable to be determined in the sole discretion of the Compensation Committee based on the achievement of pre-established performance criteria established by the Compensation Committee, on terms no less favorable than those applicable to Mr. Schlosstein.

Following Mr. Schlosstein’s retirement or termination, Mr. Weinberg’s threshold, target and maximum bonus opportunity shall be no less favorable than as applicable to Mr. Weinberg prior to such retirement or termination, and Mr. Weinberg’s bonus will be determined on a basis no less favorable than that applicable to the other executive officers of the Company. A percentage of Mr. Weinberg’s annual bonus, to be determined in the discretion of the Compensation Committee (but which percentage shall be the same percentage payable to Mr. Schlosstein or, following Mr. Schlosstein’s retirement, the other executive officers of the Company) will be delivered in the form of deferred compensation.

Pursuant to his employment agreement, Mr. Weinberg received an initial sign-on restricted cash award with a target payment amount of $35 million, of which $11 million vested on March 1, 2019, $6 million vested on each of March 1, 2020, March 1, 2021 and March 1, 2022, and $6 million is scheduled to vest on March 1, 2023, subject to Mr. Weinberg’s continued employment through each such vesting date except as noted below. The Compensation Committee has discretion to increase or decrease the amount payable on each vesting date based on performance criteria to be discussed with Mr. Weinberg and determined by the Compensation Committee at least annually. The Compensation Committee may not, however, without

Mr. Weinberg’s consent, increase the amount payable on any applicable vesting date to more than 200% of the target amount or decrease the amount payable by more than 25% of the target amount. The Compensation Committee determined not to increase or decrease the $11 million that vested on March 1, 2019, the $6 million that vested on March 1, 2020, the $6 million that vested on March 1, 2021 or the $6 million that vested on March 1, 2022. In the event of a “change in control” (as defined in the 2016 Plan), the initial cash award will vest in full at the target payment amount.

In addition to the foregoing, Mr. Weinberg will be entitled to participate in all Company employee benefit programs on terms no less favorable than those generally provided to Mr. Schlosstein (or, following Mr. Schlosstein’s retirement, other executive officers of the Company).

The employment agreement further provides that if Mr. Weinberg’s employment is terminated by us without “cause,” by Mr. Weinberg for “good reason” or as a result of death or “disability” (each as defined in the employment agreement), then, subject to his execution, delivery and non-revocation of a release of claims with respect to the Company and its affiliates, Mr. Weinberg will be entitled to receive, in addition to certain accrued rights, (i) to the extent not already vested, full vesting of his initial RSU award (as described below); (ii) to the extent not already vested and paid, full vesting of his initial cash award, which shall be paid in accordance with the original payment schedule (with the Company to determine in good faith the amounts payable pursuant to the initial cash award based on the performance criteria established with respect to each vesting tranche); and (iii) full satisfaction of the service vesting condition applicable to his Class I-P units, with the Class I-P units remaining outstanding for one year, during which time the applicable performance vesting conditions may be satisfied. In addition, Mr. Weinberg is entitled to receive his annual bonus for any completed fiscal year preceding the termination date, provided that the Company may issue up to 50% of such amount in shares of fully-vested Class A common stock.

Notwithstanding the foregoing, if Mr. Weinberg retires and satisfies the six month prior written notice requirement associated with retirement eligibility in this case, Mr. Weinberg will be deemed to have satisfied the service requirements necessary for full vesting of the initial cash award, and Mr. Weinberg is entitled to be paid the relevant cash amounts (to be determined in good faith by the Company based on the performance criteria established with respect to each vesting tranche) in accordance with the original payment schedule. Further, if Mr. Weinberg retires on or following January 15, 2022 and satisfies the one year prior written notice requirement associated with retirement eligibility in this case, Mr. Weinberg will be deemed to have satisfied the age and service requirements necessary for full vesting of all deferred compensation and then-unvested equity awards (including equity awards granted to Mr. Weinberg in respect of his annual bonuses, if any, and his initial RSU award and Class I-P units), with such deferred compensation and equity awards generally to be paid out or settled, as applicable, in accordance with the original payment or vesting schedule. The right to receive the initial cash award, deferred compensation and equity awards following retirement is subject to continued compliance with the restrictive covenants set forth in his restrictive covenant agreement (as described below), regardless of whether the applicable time limits have otherwise expired.

In connection with the employment agreement, Mr. Weinberg also entered into a confidentiality, non-solicitation and proprietary information agreement with the Company. Pursuant to this agreement, Mr. Weinberg is subject to a covenant not to (i) compete with the Company or its affiliates while employed and for 12 months following his termination of employment for any reason and (ii) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions. This agreement also contains a covenant not to disclose confidential information and an assignment of property rights provision.

Special One-Time Equity and Partnership Unit Awards to Mr. Weinberg

The Company granted 900,000 RSUs to Mr. Weinberg in connection with his appointment as the Company’s Executive Chairman in 2016. This one-time grant of RSUs is subject to the terms of the RSU award agreement entered into on November 15, 2016 with Mr. Weinberg and are generally governed by terms and conditions identical to those of the 2016 Plan (to the extent such terms and conditions do not conflict with the RSU award agreement). Subject to Mr. Weinberg remaining in continuous service with the Company through the applicable vesting date, the RSUs were scheduled to vest 18% on December 31, 2016, 14% on each of the first four anniversaries of March 1, 2017, and 26% on March 1, 2022. The RSUs were entitled to dividend equivalent rights or accrued cash dividends on such awards, which were subject to the same terms and conditions (including the same vesting and delivery schedule) as the underlying RSUs. The RSUs were awarded outside the 2016 Plan in reliance on the employment inducement exception provided under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

In addition, on November 15, 2016, the Company, Evercore LP and Mr. Weinberg entered into an incentive subscription agreement pursuant to which Mr. Weinberg subscribed for a one-time grant of 400,000 Class I-P units, which are structured as “profits interests” under applicable tax rules, and one share of Class B common stock of the Company, which share will entitle Mr. Weinberg to one vote for each partnership unit then held by Mr. Weinberg. The Class I-P units converted into a specified number of Class I units upon satisfaction of both service vesting conditions and performance vesting conditions. The service vesting conditions were satisfied upon Mr. Weinberg remaining a full-time employee in good standing through March 1, 2022. The Class I-P units were also subject to the following performance vesting conditions, which were satisfied when the average of the high and low price of the Company’s Class A common stock on a trading day met or exceeded the following thresholds:

•

200,000 Class I-P units became eligible to vest and convert into 200,000 Class I units if the stock price is equal to or greater than $65 for 20 consecutive trading days (which occurred during 2016); and

•	200,000 Class I-P units became eligible to vest and convert into 200,000 Class I units if the stock price is equal to or greater than $75 for 20 consecutive trading days (which occurred during 2017).

The Class I-P units were awarded outside any shareholder approved equity-compensation plan in reliance on the employment inducement exception described above.

Employment Agreement with Mr. Schlosstein

Mr. Schlosstein’s employment agreement with us ended in accordance with its terms on May 21, 2014. Mr. Schlosstein continues to be employed by us as an at-will employee as Chairman Emeritus.

In connection with his employment agreement, Mr. Schlosstein also entered into a confidentiality, non-solicitation and proprietary information agreement with us that remains in effect. Pursuant to this agreement, Mr. Schlosstein is subject to a covenant not to (1) compete with us while employed and for 12 months following his termination of employment for any reason and (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions. Notwithstanding the foregoing, in the event of a termination of Mr. Schlosstein’s employment without cause or for good reason, the non-competition and non-solicitation restrictions would have only applied for six months and only if we elected to pay Mr. Schlosstein’s base salary and provided continued medical plan coverage during such period.

In addition, if a dispute arises out of the employment agreement with Mr. Schlosstein, we would pay Mr. Schlosstein’s reasonable legal fees and expenses incurred in connection with such dispute if he prevails in substantially all material respects on the issues presented for resolution.

Agreements with Ms. Mellet

We entered into an employment agreement with Ms. Mellet on May 26, 2021. Ms. Mellet’s employment agreement provides for her to serve as the CFO and Senior Managing Director commencing

September 1, 2021 and as a Senior Managing Director from her start date on July 1, 2021 through the commencement of her CFO role. The employment agreement provides for annual compensation as follows: (1) an annual base salary in an amount equal to $500,000, (2) an annual incentive bonus for each of 2021 and 2022 with a minimum of $3.75 million, no less than 50% of which is payable in cash, subject to continued employment through the payment date except as noted below. Annual incentive awards for years after 2022 will be discretionary.

Pursuant to her employment agreement, Ms. Mellet received a special, one-time grant of a restricted cash award with a target value of $2.6 million, which vests on each of the first four anniversaries of July 6, 2021, subject to Ms. Mellet’s continued employment through each such vesting date except as noted below. In the event that Ms. Mellet forfeited more than $600,000 in deferred compensation from her previous employer, Ms. Mellet would have received an additional grant with a value equal to the excess.

In addition to the foregoing, Ms. Mellet was entitled to reimbursement of certain reasonable expenses and will be entitled to participate in all Company employee benefit programs.

The employment agreement further provides that if Ms. Mellet’s employment is terminated by us without “cause,” by Ms. Mellet for “good reason” or as a result of death or “disability” (each as defined in the employment agreement), then, subject to her execution, delivery and non-revocation of a release of claims with respect to the Company and its affiliates, Ms. Mellet will be entitled to receive, in addition to certain accrued rights, (i) any unpaid portion of her 2021 annual incentive bonus and 2022 annual incentive bonus; and (ii) to the extent not already vested, full vesting of her initial RSU award and any RSUs granted in satisfaction of any portion of her 2021 annual incentive bonus and 2022 annual incentive bonus.

In connection with the employment agreement, Ms. Mellet also entered into a confidentiality, non-solicitation and proprietary information agreement with the Company. Pursuant to this agreement, Ms. Mellet is subject to a covenant not to (1) compete with us while employed and (2) solicit our employees and consultants for 12 months, and certain actual and prospective clients while employed and for six months, following termination of employment for any reason, in each case, subject to certain specified exclusions.

Agreements with Mr. Walsh

Mr. Walsh was employed by us as an at-will employee until his retirement on March 15, 2022. Mr. Walsh entered into a confidentiality, non-solicitation and proprietary information agreement with us that remains in effect. Pursuant to his agreement, Mr. Walsh is subject to a covenant not to (1) compete with us while employed and (2) solicit our employees and consultants for 12 months, and certain actual and prospective clients while employed and for six months, following termination of employment for any reason (including his retirement), in each case, subject to certain specified exclusions.

Agreements with Mr. Hyman

We entered into an employment agreement with Mr. Hyman on August 3, 2014, the initial term of which expired on October 31, 2019. Mr. Hyman continues to be employed by us as an at-will employee.

In connection with his employment agreement, Mr. Hyman also entered into a confidentiality, non-solicitation and proprietary information agreement with us that remains in effect. Pursuant to this agreement, Mr. Hyman is subject to a covenant not to (1) compete with us while employed and, if terminated for any reason other than death, a termination without cause or as a result of a resignation for good reason, for 24 months following his termination of employment (the “Restricted Period”) and (2) solicit our employees, consultants and certain actual and prospective clients during the Restricted Period, in each case, subject to certain specified exclusions.

Agreement with Mr. Klurfeld

Mr. Klurfeld is employed by us as an at-will employee. Mr. Klurfeld entered into a confidentiality, non-solicitation and proprietary information agreement with us that remains in effect. Pursuant to his agreement, Mr. Klurfeld is subject to a covenant not to (1) compete with us while employed and (2) solicit our employees and consultants for 12 months, and certain actual and prospective clients while employed and for six months, following termination of employment for any reason, in each case, subject to certain specified exclusions.

Deferred Cash and Incentive Deferred Cash Awards to Mr. Klurfeld

Generally, we provide SMDs (other than our NEOs) an election to receive a portion of their deferred incentive compensation in the form of deferred cash rather than RSUs, as described above under “Nonqualified Deferred Compensation for 2020.”

Prior to becoming an NEO, Mr. Klurfeld elected to receive a portion of his deferred incentive compensation in respect of 2017 performance in the form of deferred cash rather than RSUs. Deferred cash in the amount of $122,500 was credited to him under this arrangement in February 2018 and, pending distribution, is notionally invested in one or more registered mutual funds or fixed income options. Mr. Klurfeld’s deferred cash award vests as follows, subject to continued service through the applicable vesting date: 25% of the then-current account balance vested on February 4, 2019; 33% of the then-current account balance vested on February 4, 2020; 50% of the then-current account balance vested on February 4, 2021; and 100% of the then-current account balance vested on February 4, 2022. Any unvested portion of the then-current account balance would have vested in full upon a change in control, Mr. Klurfeld’s death or disability, termination without cause (subject to execution of a release) or eligibility for qualifying retirement. Distributions generally occur within 30 days following the applicable vesting date.

In addition, in connection with his appointment as General Counsel, Mr. Klurfeld was granted an incentive deferred cash award in February 2018 in the amount of $1.5 million. The incentive deferred cash award vests as follows, subject to continued service through the applicable vesting date: $210,000 vested on February 13, 2022; $210,000 will vest on each of February 13, 2023 through 2026; and $225,000 will vest on each of February 13, 2027 and 2028. Any unvested portion of the incentive deferred cash award will vest in full upon a change in control, Mr. Klurfeld’s death or disability or termination without cause (subject, in the case of death, disability or termination without cause, to execution of a release). Distributions generally occur within two and a half months following the applicable vesting date.

Mr. Klurfeld’s deferred cash and incentive deferred cash awards will be reported in the Summary Compensation Table in the years earned.

Evercore Annual Equity Awards

Our RSUs granted in connection with annual incentive awards vest in substantially equal annual installments over four years, subject to accelerated vesting upon death, disability, change in control, qualifying retirement or termination without cause. When deferred compensation is awarded in the form of RSUs, the RSUs include dividend equivalent rights payable in the form of cash or additional RSUs, at the Company’s election, which will vest and be settled on the same terms as the original RSUs to which they relate.

The RSUs will continue to have the underlying stock distributed (or released from restriction) on the original vesting schedule following a qualifying retirement as long as the recipient complies with his or her non-competition commitments, gives the minimum advanced notice of his or her decision to retire, which is generally six months to one year, and, at the time of retirement, (i) (a) is at least 55 years old and has completed at least five years of continuous service with the Company and (b) his or her age plus years of service exceeds 65 or (ii) is at least 60 years old and has completed at least 10 years of continuous service with the Company. If a qualified retiree violates his or her non-competition commitments at any time before a scheduled release date, the undelivered shares will be forfeited. Because the general vesting period of these awards is four years, this will provide an incentive for qualified retirees to refrain from competition or client solicitation for up to four years.

The vesting of deferred compensation awards is also subject to accelerated vesting upon a termination of the recipient’s service by us without “cause,” subject to his or her execution of a general release of claims against us and our affiliates. For this purpose, “cause” for U.S. partners and employees generally means (1) the employee’s material breach of any restrictive covenants or any of our published policies (including our Code of Business Conduct and Ethics); (2) any act or omission by the employee that causes us or the employee to be subject to discipline under any law, rule or regulation related to our business, or any rule of any exchange or association of which we are a member; (3) the employee’s conviction of, or plea of guilty or no contest to, any felony; (4) the employee’s participation in any fraud or embezzlement; (5) gross negligence or willful misconduct by the employee in the course of employment or the employee’s deliberate and continuous disregard of his or her material duties; or (6) the employee’s commission of any act or making of any statement that impairs, impugns, denigrates, disparages or otherwise negatively reflects on us or our reputation or business interests. For non-U.S. partners and employees, the cause definition is substantively similar. The RSUs are subject to the terms of our clawback policy and our anti-hedging and anti-pledging policies.

Evercore LP Class L Interest Subscription Agreements

In April 2021, the Compensation Committee issued a new class of partnership interests in Evercore LP, Class L Interests, to each of the named executive officers other than Ms. Mellet (who had not yet commenced employment) pursuant to a subscription agreement. The Class L Interests entitled the applicable named executive officers to a discretionary distribution of profits from Evercore LP in the first quarter of 2022, and were subject to a maximum amount equal to a specified percentage of 2021 “adjusted operating income,” as defined in the subscription agreements, which in the case of (i) Messrs. Altman, Weinberg and Schlosstein was 1.50%, (ii) Mr. Walsh was 0.70%, (iii) Mr. Hyman was 0.65%, and (iv) Mr. Klurfeld was 0.30%.

The Class L Interests and any distributions thereon, are subject to the Company’s clawback policies as in effect from time to time and compliance with the restrictive covenant agreements applicable to the named executive officer. In addition, the Class L Interests are cancelled in the event the employment of the named executive officer is terminated for any reason prior to the date of the distribution, and will otherwise be cancelled immediately following the distribution. The Committee anticipates it will cause the issuance of Class L Interests to named executive officers for subsequent years (as it did in 2021) on substantially similar terms.

PAY RATIO

Set forth below is the annual total compensation of our median employee, the annual total compensation of each of Messrs. Weinberg and Schlosstein, and the ratio of those values:

•	The 2021 annual total compensation of our median employee was $259,192;

•	The 2021 annual total compensation of our Co-Chairmen of the Board and Co-CEOs, Messrs. Weinberg and Schlosstein, was $16,282,195 and $10,282,195, respectively; and

•

For 2021, the ratio of Mr. Weinberg’s annual total compensation to the annual total compensation of our median employee was 62.8 to 1 and the ratio of Mr. Schlosstein’s annual total compensation to the annual total compensation of our median employee was 39.7 to 1.

Background

To identify our median employee, we used our entire employee population, excluding independent contractors and consultants, as of November 1, 2020 and measured compensation based on total pay (including the value of equity awards received in 2020, cash bonus, overtime pay, commissions and pensions) actually received over the period from January 1, 2020 through December 31, 2020. There has been no change in our employee population, our employee compensation arrangements or our median employee’s circumstances that we believe would significantly impact our pay ratio disclosure, except that the median employee that we identified in 2020 left the company during 2021. Thus, as permitted by SEC rules, we identified a new median employee based on the compensation measure used to select the original median employee.

As required by SEC rules, after determining that our median employee (who is located in the U.S.) will be the median employee for purposes of this pay ratio, we calculated 2021 annual total compensation for both our median employee and Messrs. Weinberg and Schlosstein using the same methodology that we use to determine our named executive officers’ annual total compensation for the Summary Compensation Table.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll, employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt various methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement issued in connection with our Annual Meeting and in our Form 10-K.

Compensation Committee

Robert B. Millard, Chairman

Willard J. Overlock, Jr.

Sir Simon M. Robertson

William J. Wheeler

Sarah K. Williamson

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL 2—NON-BINDING, ADVISORY VOTE

ON EXECUTIVE COMPENSATION

Summary of Proposal

✓	What is being voted on. An advisory vote to approve the 2021 compensation of our NEOs (“Say on Pay”).

✓	Board recommendation. Our Board unanimously recommends that you vote “FOR” the resolution approving the 2021 compensation of our NEOs.

Our Say on Pay Vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our NEOs. We currently include this advisory vote on an annual basis. While the results of this vote are non-binding and advisory in nature, the Board values our shareholders’ opinions and will consider the results of the 2022 vote when making future decisions regarding the compensation of our NEOs.

We encourage you to review the following sections of this Proxy Statement for further information on our key compensation practices and the effect of shareholder feedback on NEO compensation:

✓	“2021 Compensation and Incentive Highlights” in our Compensation Discussion & Analysis (see page 47)

✓	“2021 Incentive Awards and Determinations” in our Compensation Discussion & Analysis (see page 50)

✓	“2021 Say on Pay Vote” in our Compensation Discussion & Analysis (see page 57)

Please note that these sections should be read in conjunction with our entire Compensation Discussion & Analysis (beginning on page 44), as well as the executive compensation tables and related disclosures that follow (beginning on page 54).

2022 Say on Pay Vote

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), the below resolution gives shareholders the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this Proxy Statement, including the Compensation Discussion & Analysis, the executive compensation tables and related disclosures.

Accordingly, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, executive compensation tables and any related narrative discussion, is hereby APPROVED.

Proxies will be voted FOR the approval of the resolution unless otherwise specified.

PROPOSAL 3—NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF

FUTURE NON-BINDING VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are submitting for stockholder consideration a separate resolution to determine, in a non-binding advisory vote, whether a stockholder vote to approve the compensation paid to our Named Executive Officers (that is, votes similar to the non-binding, advisory vote in Proposal 2 on page 74) should occur every one, two or three years.

In 2017, our stockholders approved, on a non-binding, advisory basis, holding non-binding, stockholder advisory votes on our executive compensation program annually, and the Board approved a policy consistent with the stockholder recommendation. While the results of this vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The Board believes that having a non-binding vote on executive compensation every year is the best approach for the Company and its stockholders based on a number of considerations, including the following:

•	Input from our stockholders as part of our outreach and engagement efforts;

•	Developments in market practice in the five years since our last frequency vote; and

•

The value that the Board places on getting stockholder feedback on executive compensation both through the say on pay vote as well as through the Company’s extensive stockholder engagement efforts that take place in the period preceding the say on pay vote.

  ✓  The Board unanimously recommends that you vote “ONE YEAR” with respect to how frequently a non-binding advisory stockholder vote to approve the compensation of our Named Executive Officers should occur.

Proxies will be voted ONE YEAR unless otherwise specified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth, as of April 22, 2022, information regarding the beneficial ownership of Voting Units and our Class A common stock and Class B common stock held by (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, (2) each of our directors, (3) each of our NEOs and (4) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, and thus the 6,440 shares of our Class A common stock that will be delivered in respect of RSUs that vest within 60 days of April 22, 2022 to certain individuals are deemed outstanding for calculating the percentage of outstanding shares of the person holding such RSUs, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon (1) 40,595,011 shares of our Class A common stock issued and outstanding and (2) 2,657,009 votes associated with Class B common stock and Voting Units outstanding, excluding general partnership units held by the Company, in each case, as of April 22, 2022. Generally, all holders of Voting Units hold one or more shares of our Class B common stock. To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Evercore, 55 East 52nd Street, New York, New York 10055.

	Shares of Class A Common Stock Beneficially Owned		Voting Units Beneficially Owned†		Total Combined Voting Power of Evercore
Name of Beneficial Owner	Number of Shares of Class A Common Stock	Percentage of Class A Common Stock	Number of Voting Units††	Percentage of Voting Units
5% Shareholders
The Vanguard Group(1)	3,874,144	9.54%	—	—	8.96%
BlackRock, Inc.(2)	3,434,997	8.46%	—	—	7.94%
Directors
Roger Altman(3)	42,591	*	620,920	23.37%	1.53%
Richard I. Beattie(4)	28,075	*	—	—	*
Pamela G. Carlton (4)	1,702	*	—	—	*
Ellen V. Futter (4)	3,529	*	—	—	*
Gail B. Harris(4)	40,845	*	—	—	*
Robert Millard(4)	48,609	*	—	—	*
Willard J. Overlock, Jr.(4).	8,900	*	—	—	*
Sir Simon M. Robertson(4)	5,932	*	—	—	*
John S. Weinberg (5)	506,721	1.25%	400,000	15.05%	2.10%
William J. Wheeler(4)	8,859	*	—	—	*
Sarah K. Williamson(4)	4,510	*	—	—	*
Kendrick R. Wilson III(4)	3,714	*	—	—	*
Named Executive Officers who are not Directors
Edward S. Hyman(6)(7)	2,105,693	5.19%	1,200	*	4.87%
Jason Klurfeld(8)	4,512	*	1,200	*	*
Celeste Mellet(9)	—	—	—	—	—
Ralph L. Schlosstein (10)	242,093	*	1,500	*	*
Robert B. Walsh(11)	20,085	*	—	—	*
Directors and Executive Officers as a Group (17 Persons)	3,076,370	7.58%	1,024,820	38.57%	9.48%

*	Less than 1%.

(†)

The Voting Units are ultimately exchangeable for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beneficial ownership of Voting Units reflected in this table has not also been reflected as beneficial ownership of the shares of our Class A common stock for which such units may be exchanged.

(††)	Generally, holders of Voting Units hold one or more shares of Class B common stock, which entitles such holder to one vote for each Voting Unit.

(1)

Based on information set forth in the Schedule 13G/A, filed March 9, 2022 (the “Vanguard 13G/A”), filed with the SEC by Vanguard. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to the Vanguard 13G/A, Vanguard has shared voting power over 18,595 shares, sole dispositive power over 3,819,679 shares and shared dispositive power over 54,465 shares.

(2)

Based on information set forth in the Schedule 13G/A, filed February 3, 2022 (the “BlackRock 13G/A”), filed with the SEC by BlackRock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055. According to the BlackRock 13G/A, BlackRock has sole voting power over 3,297,822 shares and sole dispositive power over 3,434,997 shares.

(3)

Some of the Evercore LP Class A limited partnership units, shares of Class A common stock and shares of Class B common stock listed as beneficially owned by Mr. Altman are held by trusts benefiting his family and as to which Mr. Altman has voting and/or investment power. Mr. Altman disclaims beneficial ownership of the Evercore LP limited partnership units, shares of Class A common stock and shares of Class B common stock held by these trusts. Does not include 97,417 unvested RSUs granted to Mr. Altman under the 2006 Plan, the 2016 Plan and the Amended 2016 Plan.

(4)

Includes 644 unvested RSUs granted to each non-management director, as director compensation that will vest within 60 days of April 22, 2022. Does not include, with respect to Ms. Carlton, 653 RSUs granted under the 2016 Plan.

(5)	Does not include 97,581 unvested RSUs granted to Mr. Weinberg under the 2016 Plan and the Amended 2016 Plan.

(6)	Does not include 38,587 unvested RSUs granted to Mr. Hyman under the 2006 Plan, the 2016 Plan and the Amended 2016 Plan.

(7)	Mr. Hyman is also a beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock

(8)	Does not include 27,537 unvested RSUs granted to Mr. Klurfeld under the 2006 Plan, the 2016 Plan and the Amended 2016 Plan.

(9)	Does not include 36,210 unvested RSUs granted to Ms. Mellet under the Amended 2016 Plan.

(10)

100,000 shares of Class A Common Stock reflected in the table above are held in trust for the benefit of Mr. Schlosstein’s family and as to which Mr. Schlosstein has voting and/or investment power. Mr. Schlosstein disclaims beneficial ownership of these limited partnership units. Does not include 97,581 unvested RSUs granted to Mr. Schlosstein under the 2006 Plan, the 2016 Plan and the Amended 2016 Plan.

(11)	Does not include 51,428 unvested RSUs granted to Mr. Walsh under the 2006 Plan, the 2016 Plan and the Amended 2016 Plan.

PROPOSAL 4—APPROVAL OF THE SECOND AMENDED AND

RESTATED 2016 EVERCORE INC. STOCK INCENTIVE PLAN

Summary of Proposal

✓	What is being voted on. The approval of the Second Amended and Restated 2016 Evercore Inc. Stock Incentive Plan (the “Second Amended 2016 Plan”).

✓	Board recommendation. Our Board unanimously recommends that you vote “FOR” the approval of the Second Amended 2016 Plan.

Our Board Unanimously Recommends a Vote FOR Approval of the Second Amended 2016 Plan

On April 26, 2022, upon the recommendation of the Compensation Committee, our Board of Directors unanimously adopted the Second Amended 2016 Plan, in the form attached hereto as Annex B, subject to the approval of our shareholders at this Annual Meeting. The Second Amended 2016 Plan would replace the Amended and Restated 2016 Evercore Inc. Stock Incentive Plan (the “Amended 2016 Plan”), approved by shareholders at our annual meeting that took place on June 16, 2020. The Second Amended 2016 Plan would apply to awards granted on or after the date of our Annual Meeting. The terms of the Second Amended 2016 Plan are identical to those of the shareholder-approved Amended 2016 Plan, other than an increase of 6,500,000 in the number of shares authorized for issuance under the plan.

Highlights of the Second Amended 2016 Plan and Equity Compensation Practices

✓	Second Amended 2016 Plan Includes Features Designed to Protect Shareholder Interests. The Second Amended 2016 Plan, together with our equity compensation practices, demonstrates many best practices:

×   No “evergreen” provision

×   No liberal share recycling

×   No repricing (or cash buybacks) of underwater stock options or stock appreciation rights

×   No “reload” equity awards

×   No equity grants below fair market value

×   Prohibition on hedging Evercore equity holdings

✓   Fixed maximum share limit

✓   Four-year deferred vesting of RSUs, subject to early vesting events

✓   Equity granted under the Amended 2016 Plan has been broad-based, with more than 90% of all equity awards granted in the past three years issued to employees other than our executive officers and more than 90% were issued to employees with direct revenue-generating and client-facing responsibilities

✓   Equity ownership guidelines for executive officers and SMDs

✓   Separate annual compensation limit of $500,000 for non-employee directors

✓   NEO awards are subject to a clawback

✓

Importance of the Second Amended 2016 Plan and Request for Limited Share Authorization. We believe that our prudent use of equity compensation has been an important driver of our success, and is necessary for our continued success. We are requesting only the limited number of shares which we believe will be necessary for continuing to manage and grow our business in the current environment over the next approximately two years. We have utilized substantially all of the shares approved in 2020 in building and growing our business. Accordingly, we are seeking shareholder approval for increasing the number of shares under our plan by 6,500,000 shares.

•

We are a human capital business and our revenue and profits are tied to the number, quality and performance of our people. Competition for talent – particularly top talent – in the current environment is intense. Given the unprecedented levels of competition, the additional shares we are requesting are a critical aspect of our ability to manage our talent. Our ability to pay appropriate levels of compensation in the form of equity incentives has enabled us to recruit, retain, promote and motivate high-caliber talent dedicated to our long-term growth and success, and align the incentives of those employees with our shareholders. Shareholder Approval of the Second Amended 2016 Plan will enable us to continue to broadly grant equity compensation as a significant portion of our annual incentive compensation awards.

•

Broad-based equity compensation is a critical tool for aligning the interests of our employees with those of our shareholders at all levels – not just at senior levels. Over the last three years, more than 90% of equity awards were granted to employees other than our executive officers and more than 90% were granted to employees with direct revenue-generating and client-facing responsibilities.

•

Your approval of the Second Amended 2016 Plan is necessary in order for us to continue our practice of granting equity compensation as a significant portion of our incentive awards, which furthers the alignment of our employees and shareholders.

✓

Prudent Use of Equity Compensation. We have a track record of prudent equity compensation management. We anticipated our 2020 proposal would provide sufficient shares to last two years. Due to our prudent management of equity awards, our strong performance and our balanced use of deferred cash compensation, the shares authorized in 2020 have indeed lasted two years, aligning with our predictions.

•

We have carefully considered the share request to allow the business to run with stability and certainty for approximately two years. We believe it is important to revisit equity compensation practices and norms with shareholders on a regular basis, and this interval—which is below the typical 3-4 year interval for companies of our size—strikes a prudent balance for shareholders and Evercore.

•

Equity-based incentive awards are generally delivered as a component of an employee’s annual incentive awards. Such equity awards are generally based on services already performed and, for award recipients who have client facing responsibilities, revenue already generated, rather than for future potential performance.

•

By making equity a significant portion of our employees’ incentive awards, we are linking our employees’ incentive awards to the performance of the Company (as well as individual performance). Through our use of equity compensation (as opposed to simply deferred cash compensation), we encourage our employees to behave like shareholders, and therefore motivate them to conduct business in a manner that produces superior returns over the long term. We grant equity awards in the form of RSUs that expose the award recipient to both the downside and upside of our stock performance.

✓

Strong Track Record of Mitigating Dilution. We have consistently offset the potential dilutive effect of equity incentive compensation. By repurchasing in a fiscal year at least as many shares as we expect to ultimately issue as a result of deferred year-end equity incentive compensation granted in respect of the prior year, we have protected our shareholders by essentially neutralizing any dilutive effect of such awards. This has the effect of increasing employee and shareholder alignment while protecting shareholders—a benefit which is not available if we pursued purely cash-based forms of compensation.

•

In 2020, we committed to carefully managing our shares by offsetting the dilutive effect of such awards through share repurchases, including through net settlement of outstanding awards, subject to our future earnings and our need to maintain a strong liquidity position and reserve the necessary flexibility to address unusual circumstances that may arise.

•

As indicated in the below chart, we have delivered on our 2020 commitment, achieving an average negative Net Burn Rate, with repurchases offsetting not just bonus equity awards over the 2020-2021 period but also new hire and replacement awards. This year, we reaffirm our 2020 commitment to shareholders.

(Shares in 000’s)	2019	2020	2021	3-Year Average
Equity Grants:
Incentive Award Grants(1)	2,422	1,869	2,949	2,413
New Hire/Retention(2)	176	77	210	154
Forfeitures	(121)	(121)	(184)	(142)
Net RSU Grants	2,477	1,825	2,975	2,426
Shares Repurchased	3,399	1,922	5,456	3,592
Net Grants—Net RSU Grants less Shares Repurchased	(922)	(97)	(2,481)	(1,167)
Percentage of Net RSU Grants repurchased	137%	105%	183%	142%
Weighted Common Shares Outstanding and Vested Evercore LP Partnership Units	45,222	45,531	44,878	45,210
Burn Rate (Taking into account Weighted Common Shares Outstanding, Vested Evercore LP Partnership Units and Forfeitures)	5.5%	4.0%	6.6%	5.4%
Net Burn Rate (Also taking into account share repurchases)	-2.0%	-0.2%	-5.5%	-2.6%

(1)	This amount reflects RSU grants and certain performance-based special incentive equity awards but does not include the deferred cash compensation awards granted to certain employees.

(2)	This amount reflects new hire awards and retention awards that were issued to certain employees and for which the Company reserved shares under the Amended 2016 Plan.

•

We remain committed to carefully managing our shares by offsetting the dilutive effect of such awards through share repurchases, including through net settlement of outstanding awards, subject to our future earnings and our need to maintain a strong liquidity position and reserve the necessary flexibility to address unusual circumstances that may arise. For this reason, we are requesting only 6,500,000 additional shares, which we believe will be necessary to manage and grow our business over the next approximately two years.

✓

No “One Size Fits All” Approach. Traditional burn rate and dilution models employed by many proxy advisory firms view our broad use of equity unfavorably, and do not take into account our anti-dilution efforts of our repurchase programs or the specific factors impacting our business model that necessitate our compensation philosophy. In our conversations with shareholders, they have expressed support for our prudent use of share repurchases to offset the dilutive effect of equity awards as well as the need to use equity compensation broadly in our business. Many of our shareholders therefore recognize the need to make exceptions to “one size fits all” metrics often used by proxy advisory firms when circumstances warrant.

•

In our case, the primary drivers of this recognition stem from an understanding that we are a human-capital business that uses equity much differently than more financial or capital intensive firms, including several of our financial services peers.

•

Our equity compensation practices, including our burn rate and dilution calculations, are often compared to peers with significantly different compensation systems, cost structures and businesses. Many of these peers produce significant revenue from their capital and are therefore less inclined to issue the same relative volume of equity compensation as us.

•

By comparison, our revenues are produced predominantly by our revenue generating employees, and we effectively use our equity compensation program as a form of capital expenditure to invest in, retain and grow the business through our people. As a result, we rely to a greater extent on our equity compensation programs than many of our peer firms and use our equity plan to compensate a broader base of employees.

•

In light of these distinctions, our shareholders have appreciated and endorsed our use of stock repurchases to mitigate the dilutive effect of equity compensation issuances and have understood the benefits of using equity-based compensation rather than cash-based compensation.

We believe that our careful use of equity compensation is further evidenced by an analysis of our 2019-2021 average stock compensation expense as a percentage of various three-year average operating measures, which is in line with our IAF public peers who disclose equity-only compensation expense. Our public IAF peers share our human capital-intensive business model and are a better comparison for equity compensation program purposes than certain members of our broader financial services peer group, which generate revenue from financial or other capital.

	Three-Year Average of Stock Compensation Expense(1)
	Three-Year Average Stock Compensation Expense (in 000’s)(2)	As a Percentage of U.S. GAAP Net Revenue(3)	Per Employee(4)
Evercore	211,109	8%	$112,113
Lazard	235,230	8%	$75,856
Moelis	141,639	13%	$153,788
PJT Partners	113,798	12%	$151,126
Greenhill	36,233	12%	$96,364

(1)

Information regarding stock compensation expense of Houlihan Lokey and Perella Weinberg Partners has not been included, as Houlihan Lokey does not separately report equity only compensation expense and Perella Weinberg Partners has not been a public company for three years.

(2)	Calculated as the three-year average of the equity only compensation expense for the fiscal years ended December 31, 2019, 2020 and 2021 as reported in each company’s 2021 10-K.

(3)

Calculated as (i) Three-Year Average Stock Compensation Expense, divided by (ii) the three-year average U.S. GAAP Net Revenue for the fiscal years ended December 31, 2019, 2020 and 2021 as reported in each company’s 2021 10-K.

(4)	Calculated as (i) Three-Year Average Stock Compensation Expense, divided by (ii) the three year-average of the employee headcount disclosed in each company’s 2019, 2020 and 2021 10-K.

•

In addition, while we do not believe that traditional burn rate calculations that are calculated without taking into account repurchases are a meaningful metric for us on a standalone basis, these metrics do demonstrate that our equity compensation practices are in line with our most direct IAF public peers. While our direct IAF peers each have differing equity compensation programs and organizational structures that limit direct comparisons, the below chart illustrates a comparison of equity compensation practices using publicly available information consistent with the methodology described below.

Three-Year Average Burn Rate (Not Adjusted for Repurchases)(1)
Evercore	5.4%
Lazard	4.8%
Moelis	5.5%
PJT Partners	5.1%
Greenhill	11.1%

(1)

Calculated for Evercore as shown on page 80, and or our peers as (i) the three-year average number of non-performance based equity grants over the three most recently reported fiscal years (less forfeitures), which are reported as equity share awards in each company’s 10-K for such years, divided by (ii) the three-year average weighted average basic shares of common stock outstanding plus vested equity interests convertible into shares of common stock (e.g., partnership units) over the three most recently reported fiscal years, as reported in each company’s 10-K for such years. Does not include Perella Weinberg Partners, which has not been a public company for three years. Information regarding stock compensation expense of Houlihan Lokey and Perella Weinberg Partners has not been included, as Houlihan Lokey does not separately report equity only compensation expense and Perella Weinberg Partners has not been a public company for three years.

✓

Impact on Compensation and Incentive Practices. A reduction in equity-based compensation would require a corresponding increase in alternative forms of deferred compensation to remain competitive for talent, which we believe would reduce the alignment of interests between our employees and shareholders.

•

We seek to deliver compensation at competitive levels and at levels correlated with employee productivity. A material reduction in compensation would impair our ability to recruit, retain, promote and motivate key employees, and would therefore threaten our business.

•

If the Second Amended 2016 Plan is not approved, we would likely be compelled to alter our compensation program to increase alternative forms of deferred compensation in order to remain competitive for talent, which we do not believe would be as effective or in the best interests of our shareholders, and would reduce the alignment of interests between our employees and shareholders.

•

We believe the substitution of deferred cash for equity would reduce the alignment of interests between employees and shareholders. It would not, however, change our need to appropriately compensate our employees. This could be particularly challenging in the current competitive environment.

✓	Support of Executive Compensation Program. Our executive compensation and performance are well aligned and have been strongly supported by our shareholders.

•

As further discussed under “Compensation Discussion and Analysis – 2021 Say on Pay Vote,” in 2021, our shareholders approved our executive compensation program with approximately 92% of voted shares cast in favor of the say on pay proposal.

•

We believe these results inherently reflect strong shareholder support for our pay-for-performance linkage and the associated compensation structure. Our overall compensation program has not changed in any material way since our 2021 say on pay vote and has remained constant in its implementation methodology and fundamental philosophy.

Introduction

The Second Amended 2016 Plan amends and restates the Amended 2016 Plan and is substantively identical to the Amended 2016 Plan, except for the increase of 6,500,000 authorized shares. Our shareholders last approved an increase to the number of shares authorized under the Amended 2016 Plan in 2020, when we had approximately one million shares remaining available for issue. At the time we told you that our equity compensation was a critical element of our growth strategy and that we needed additional shares to grow over the following two years. Since that time we have prudently and efficiently managed the resulting share pool under the Amended 2016 Plan. After granting the Company’s annual equity awards in February 2021, and other awards made in 2021, we only had about 1.5 million shares remaining under the Amended 2016 Plan.

Without your approval of this proposal, we will not be able to grant the equity awards over the next approximately two years that we believe are necessary to support annual incentive bonuses and new hire grants that are necessary to operate the business in the current environment. In particular, the unprecedented competition for top talent necessitates that we use equity compensation as a core component of compensating our employees and attracting, motivating and retaining key talent. In order to do this effectively, it is critical that we have an appropriate number of shares.

The nature of our business requires us to continue attracting and incentivizing our high-performing, revenue-generating and client-facing employees. We are a human-capital business and our revenue is closely tied to the number and quality of our people. While capital intensive companies may engage in lending or investing activities, or invest directly in plants, technology and research and development to grow their businesses, we invest in people, our main source of revenue generation. As a result, we use equity more extensively than many of our peers. By using equity, we have been able to invest in the most talented and revenue-generating employees and to have cash available for share buybacks that would otherwise have been used for compensation, historically offsetting the dilution of these equity awards.

As discussed above, the number of awards we have granted under the Amended 2016 Plan as a percentage of our shares of common stock outstanding, taking into account vested Evercore LP partnership units and forfeited shares, which is commonly referred to as the “burn rate,” averaged 5.4% over the last three years if calculated without taking into consideration share repurchases, but our Net Burn Rate, calculated to reflect the offsetting effect of repurchases, was negative. We believe that calculating the burn rate without regard to repurchases does not provide a meaningful metric for our company in light of our business model and the factors that differentiate our firm. Further, irrespective of burn rate calculations, we grant share-based awards because we believe it to be in the shareholders’ best interests to have employees equity-aligned, as alternative forms of compensation carry the same costs without the benefit of employee shareholder alignment.

In connection with the request for additional shares in 2020, we committed to working to (1) offset the dilutive effect of our annual bonus equity awards over the next three years through our stock repurchase program and (2) maintain our average three-year Net Burn Rate at or below 1.5%, subject in each case to our ability to reserve the necessary flexibility to address unusual circumstances. We remain committed to carefully managing our shares by offsetting the dilutive effect of such awards through share repurchases, including through net settlement of outstanding awards, subject to our future earnings and our need to maintain a strong liquidity position and reserve the necessary flexibility to address unusual circumstances that may arise. In furtherance of this commitment, in February 2022 the Board authorized a share repurchase program of up to the lesser of $1.4 billion or 10 million shares of Class A common stock and/or Evercore LP Units. If the Second Amended 2016 Plan is approved by our shareholders, it will become immediately effective as of June 16, 2022, with approximately 6,500,000 shares available for future awards (plus the number of shares remaining available for future awards).

The Board unanimously recommends that our shareholders vote to approve the Second Amended 2016 Plan for the reasons discussed in “—Highlights of the Second Amended 2016 Plan” and “—Introduction” and more generally in “Compensation Discussion and Analysis—2021 Performance” and “Compensation Discussion and Analysis—Compensation Highlights” and for the reasons discussed on pages 84 – 91.

Rationale for the Second Amended 2016 Plan and Equity Compensation Practices

✓	Equity-based compensation is crucial to our recruitment and retention strategy.

Equity-based compensation helps us to recruit and retain top talent. Our recruitment, retention and motivation of SMDs have been crucial to our success and hinge on our ability to pay an appropriate percentage of compensation in the form of equity incentive awards. We believe that grants of equity allow us to remain competitive in the marketplace, enabling us to recruit, retain, promote and motivate high-caliber talent dedicated to the Company’s long term growth and success.

We must be able to compete for top talent. The equity awards that we grant to new hires are generally included in two types: “replacement” awards and “new hire” awards. Replacement awards, as the name suggests, are designed to replace equity awards forfeited by the employee upon departure from his or her prior employer. These awards are generally sized to approximate the value of, and vest on the same schedule as, the forfeited awards. New hire awards effectively guarantee a floor level of compensation during the initial period of employment and are designed to mitigate temporarily the uncertainty associated with a senior banker’s decision to change firms. Generally, new hire awards vest ratably over three to four years. Both replacement and new hire awards are a commercial convention within our industry; without them, our lateral hiring efforts would cease to be successful or we would be forced to increase our use of deferred cash awards.

High performers receive more annual equity-based compensation. The size of our annual incentive RSU awards is highly correlated to the revenue contribution of award recipients and such awards are generally subject to ratable vesting over four years. For many of our employees, annual bonus equity awards and other deferred compensation constitutes at least half of their compensation. We grant equity broadly. During the 2019-2021 period, more than 90% of all annual bonus equity awards granted by us were issued to persons other than our executive officers. Similarly, more than 90% of all annual bonus equity awards granted by us during that period were issued to persons with direct, client- facing and revenue-generating responsibilities. This further underscores that our compensation is tied directly to the contribution to the business, not seniority or role.

✓	A reduction in our use of equity-based compensation would require a corresponding increase in our use of alternative deferred compensation programs and cash compensation.

We could reduce the number of shares that we sought to use for compensatory awards by substituting cash compensation for equity awards. We seek to deliver compensation at market competitive levels and at levels correlated with employee productivity. A material reduction in compensation would impair our ability to recruit, retain, promote and motivate key employees, and would therefore threaten our future business prospects. If the Second Amended 2016 Plan is not approved, we would likely be compelled to alter our compensation program to increase alternative deferred compensation programs or cash compensation in order to remain competitive, which we do not believe is as effective. The substitution of deferred cash for equity reduces the alignment of interests between employees and shareholders. Moreover, we believe the substitution would also limit our flexibility to use cash for other purposes. This could be particularly challenging in adverse environments when we need flexibility to preserve cash.

✓	Equity compensation aligns employee and shareholder interests.

We drive long term value creation. Equity compensation is critical to aligning the interests of our employees with those of our shareholders. Our employees currently own over 25% of our equity on a fully diluted basis. By making equity a significant portion of our employees’ compensation, we are linking our employees’ compensation to the performance of the Company and their individual performance. Our employees are therefore motivated to conduct the business in a manner that produces superior returns over the long term. We grant equity awards in the form of RSUs that, in contrast to options, expose the award recipient to both the downside and the upside of our stock performance. We believe that this, in part, has driven the long-term value we have created for our shareholders.

✓	The Second Amended 2016 Plan Includes Features Designed to Protect Shareholder Interests.

The requested number of shares to be authorized under the Second Amended 2016 Plan is conservative, and we only request authorization for additional shares as necessary. The Second Amended 2016 Plan does not contain an “evergreen” provision, under which new shares are automatically authorized each year. We have carefully considered the share request to allow the business to run with stability and certainty for approximately two years. We believe it is important to revisit equity compensation practices and norms with shareholders on a regular basis, particularly in the current environment, and this interval—which is below the typical 3–4-year interval for companies of our size—strikes the right balance for shareholders and Evercore in the current environment.

The Second Amended 2016 Plan does not permit liberal share recycling. Consistent with best practices, we do not recycle shares withheld to satisfy taxes payable upon award settlement or otherwise engage in so-called “liberal share recycling” under the Second Amended 2016 Plan. This means that the number of shares reserved for issuance under the plan is an accurate reflection of the size of the awards we actually issue and is not reduced to exclude the one-third or more of every award that may be withheld to pay taxes. An issuer that does not engage in liberal share recycling will most likely have share utilization that is higher than one that does.

Repricing of options or stock appreciation rights is not permitted under the Second Amended 2016 Plan. The Second Amended 2016 Plan guarantees that all options and stock appreciation rights are priced at no less than 100% of the fair market value of our Class A common stock on the grant date. Since repricing is prohibited, these prices remain unchanged regardless of changes in the price of our Class A common stock. Thus consistent with best practices, the Second Amended 2016 Plan does not permit the repricing of “underwater” options and stock appreciation rights.

Burn Rate and Dilution Calculations

Traditional burn rate and dilution calculations do not take into account our human capital-based cost structure or our compensation and repurchase practices.

Proxy advisors and many shareholders recognize that certain elements of our structure and practices require changes to traditional burn rate and dilution calculations. For example, due to our UPREIT structure, proxy advisory firms include in their equity grant calculations Evercore LP partnership units, since Evercore LP Class A, Class E, Class I and Class K partnership units are convertible into common stock on a one-to-one basis at the discretion of the holder, do not require the payment of a conversion or exercise price and receive the same dividend payout as common stock. When these partnership units are taken into account, the dilutive effect of our equity-based compensation grants declines.

However, the proxy advisory firms have generally not taken into account our historical practice of offsetting the dilutive effect of equity compensation grants through stock repurchases. Without taking repurchases (a corporate action our shareholders have overwhelmingly supported) into account in determining the dilutive effect of our equity grants, the calculations overstate our burn rate and dilution because, for purposes of the calculations, the total shares outstanding are reduced by stock buybacks, but the shares granted are not. The proxy advisory firms have also compared us to peers who have significantly different cost structures and businesses and have used dilution calculations that penalize us for having longer vesting periods and granting RSU awards, which we believe result in greater retention. Paying compensation with equity while using cash to repurchase stock puts us in the same economic position as, for example, a manufacturing company that uses its cash to pay compensation and other business costs, but gives us the added benefit of aligning employee and investor interests and permits us to use cash to repurchase shares.

Burn Rate Calculation

See “—Introduction” above (on page 82) for an overview of our grant history and burn rate calculation during the past three years with and without the effect of stock repurchases.

Dilution Calculation

While we believe that burn rate, adjusted to take into account share repurchases, is the best measure of the dilutive effect of annual equity-based compensation, certain proxy advisors and shareholders focus on total potential equity awards that may be made under a plan, together with outstanding unvested awards, as a measure of dilution.

We do not believe this methodology accurately captures the dilutive effect of our annual equity-based compensation because it penalizes us for share repurchases (since share repurchases reduce the amount of the total shares and share equivalents without similarly offsetting the shares issued as part of our equity-based compensation). However, for completeness, below is a summary of the potential dilution associated with the Second Amended 2016 Plan pursuant to such methodology. The Class A Shares and Voting Units listed in the table are as of April 22, 2022.

Share Allocation & Potential Dilution
Requested shares	6,500,000
Shares remaining available under the Amended 2016 Plan	1,488,153
Shares reserved under the Amended 2016 Plan	6,723,754
Total Potential Unvested Equity Awards	14,711,907
Class A shares outstanding	40,595,011
Voting Units outstanding	2,657,009
Requested shares	6,500,000
Shares remaining available under the Amended 2016 Plan	1,488,153
Shares reserved under the Amended 2016 Plan	6,723,754
Total Shares and Share Equivalents	57,963,927
Potential Dilution from Second Amended 2016 Plan	25.38%

Description of the Second Amended 2016 Plan

The following description of the Second Amended 2016 Plan is not complete and is qualified by reference to the full text of the Second Amended 2016 Plan, which is attached hereto as Annex B.

Administration. The Compensation Committee of our Board will administer the Second Amended 2016 Plan. The Compensation Committee is composed entirely of “non-employee directors,” as that term is defined in Rule 16b-3 under the Exchange Act, and “outside directors,” as that term is defined for purposes of Section 162(m) of the Code. The Board may also designate another committee of the Board composed of one or more directors, who may also be officers, to administer awards under the Second Amended 2016 Plan to persons other than non- employee directors and officers. In addition, to the extent permitted by Delaware law, the Board may designate a committee of one or more officers to administer certain employee awards under the Second Amended 2016 Plan. If the Board designates a committee described in the preceding two sentences, references herein to the Compensation Committee will apply equally to the designated committee.

Shares Subject to the Second Amended 2016 Plan. The Second Amended 2016 Plan would authorize a total number of 6,500,000 additional shares of our Class A common stock to be issued. Awards with respect to no more than 900,000 shares of our Class A common stock may be issued per year, per participant, in the form of incentive stock options, non-qualified stock options, stock appreciation rights or certain performance-based awards denominated in our Class A common stock. The maximum dollar value payable in respect to performance-based awards valued in cash or with reference to property other than our Class A common stock and granted to any participant in any one calendar year is $15 million.

We will make available the number of shares of our Class A common stock necessary to satisfy the maximum number of shares that may be issued under the Second Amended 2016 Plan. The shares of our Class A common stock underlying any award granted under the Second Amended 2016 Plan that expires, terminates or is cancelled or forfeited for any reason will again become available for awards under the Second Amended 2016 Plan.

Eligibility. Employees of the Company or any subsidiary, non-employee directors of the Company, or any other natural person who provides services (other than capital raising services) to the Company or a subsidiary will be eligible to be granted awards under the Second Amended 2016 Plan. As of April 22, 2022, an aggregate of 2,051 persons (including 2,014 employees, 10 non-employee directors and 27 consultants) were eligible to participate in the Second Amended 2016 Plan. The Compensation Committee selects participants for the Second Amended 2016 Plan from among the eligible persons.

Separate Compensation Limits for Non-Employee Directors. Consistent with developing market practice, the Second Amended 2016 Plan imposes annual limits on the aggregate value of compensation granted to any one non-employee director in respect of any calendar year with respect to his or her service as a non-employee director. Under the Second Amended 2016 Plan, the aggregate grant date value of equity awards plus annual cash compensation may not exceed $500,000.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award non-qualified or incentive stock options under the Second Amended 2016 Plan. As noted above, the Second Amended 2016 Plan does not permit the repricing of options or stock appreciation rights or the granting of discounted options or stock appreciation rights. Stock options granted under the Second Amended 2016 Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but an option will generally not be exercisable for a period of more than 10 years after it is granted.

The exercise price per share of our Class A common stock for any stock option awarded will not be less than the fair market value of a share of our Class A common stock on the day the stock option is granted. To the extent permitted by the Compensation Committee, the exercise price of a stock option may be paid in cash or its equivalent; in shares of our Class A common stock having a fair market value equal to the aggregate stock option exercise price and satisfying such other requirements as may be imposed by the Compensation Committee; partly in cash and partly in shares of our Class A common stock; or through the delivery of irrevocable instructions to a broker to sell shares of our Class A common stock obtained upon the exercise of the stock option and to deliver promptly to us an amount out of the proceeds of the sale equal to the aggregate stock option exercise price for the shares of our Class A common stock being purchased.

The Compensation Committee may grant stock appreciation rights independent of or in conjunction with a stock option. The exercise price of a stock appreciation right will not be less than the fair market value of a share of our Class A common stock on the date the stock appreciation right is granted; except that, in the case of a stock appreciation right granted in conjunction with a stock option, the exercise price will not be less than the exercise price of the related stock option. Each stock appreciation right granted independent of a stock option shall entitle a participant to receive, upon exercise, an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of our Class A common stock over (B) the exercise price per share of our Class A common stock, multiplied by (ii) the number of shares of our Class A common stock covered by the stock appreciation right, and each stock appreciation right granted in conjunction with a stock option will entitle a participant to surrender to us the stock option and to receive such amount. Payment will be made in shares of our Class A common stock and/or cash (with any share of our Class A common stock valued at fair market value), as determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee, in its sole discretion, may grant or sell shares of our Class A common stock and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, our Class A common stock. Any of these other stock-based awards may be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of our Class A common stock (or the equivalent cash value of such shares of our Class A common stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. The Compensation Committee may in its discretion determine whether other stock-based awards will be payable in cash, shares of our Class A common stock, or a combination of both cash and shares.

Certain stock awards, stock-based awards and non-stock denominated awards may be granted under the Second Amended 2016 Plan. Performance goals applicable to such awards may be based upon one or more of the following performance criteria: (i) net income; (ii) operating income; (iii) earnings or book value per share; (iv) stock price; (v) return on equity; (vi) expense management; (vii) return on investment; (viii) improvements in capital structure; (ix) profitability of an identifiable business unit or product; (x) profit margins; (xi) consolidated earnings before or after taxes (including EBITDA); (xii) return on assets; (xiii) revenues or sales; (xiv) working capital; (xv) market share; (xvi) costs; and (xvii) cash flow. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, as the Compensation Committee shall determine. The Compensation Committee may specify that any performance goal is to be calculated on an adjusted basis, to exclude extraordinary items. The Compensation Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, shall so certify and ascertain the amount of the applicable performance-based award. No performance-based awards will be paid to any participant for a given period of service until the Compensation Committee certifies that the objective performance goals (and any other material terms) applicable to such period have been satisfied. The amount of the performance-based award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Compensation Committee.

Adjustments upon Certain Events. In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, transaction, exchange of shares or other corporate exchange, any distribution to shareholders of shares or cash other than regular cash dividends, or any transaction similar to the foregoing, the Compensation Committee in its sole discretion and without liability to any person will make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the Second Amended 2016 Plan or pursuant to outstanding awards, (ii) the maximum number of shares for which performance-based awards denominated in shares, stock options or stock appreciation rights may be granted during a calendar year to any participant, (iii) the option price of any option or exercise price of any stock appreciation right and/or (iv) any other affected terms of such awards.

Change in Control. In the event of a change in control of us (as defined in the Second Amended 2016 Plan), the Second Amended 2016 Plan provides that (i) if determined by the Compensation Committee in the applicable award agreement or otherwise, some or all outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such change in control and (ii) the Compensation Committee may, but shall not be obligated to, (A) cancel some or all awards for fair value, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of some or all affected awards previously granted under the Second Amended 2016 Plan as determined by the Compensation Committee in its sole discretion, or (C) provide that, with respect to awards that are stock options and/or stock appreciation rights, for a period of at least 15 days prior to the change in control, such awards will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such stock options and/or stock appreciation rights will terminate.

Transferability. Unless otherwise determined by our Compensation Committee, no award granted under the Second Amended 2016 Plan will be transferable or assignable by a participant in the Second Amended 2016 Plan, other than by will or by the laws of descent and distribution.

Effectiveness. The Second Amended 2016 Plan will become effective only upon its approval by shareholders and will remain in effect until the tenth anniversary of such approval. Irrespective of whether it is so approved, the 2016 Plan will continue in effect in accordance with its terms.

Amendment and Termination. Our Board may amend or terminate the Second Amended 2016 Plan, but no amendment or termination shall be made (i) without the approval of our shareholders, if such action would, except as permitted in order to adjust the shares as described above under the section “—Adjustments upon Certain Events” on page 88, increase the total number of shares reserved for the purposes of the Second Amended 2016 Plan or increase the annual per participant limit on certain awards under the Second Amended 2016 Plan, or (ii) without the consent of a participant, if such action would diminish any of the rights of the participant under any award previously granted under the Second Amended 2016 Plan. However, the Compensation Committee may amend the Second Amended 2016 Plan and/or any outstanding awards in such manner as it deems necessary to permit the Second Amended 2016 Plan and/or any outstanding awards to satisfy applicable requirements of the Code or other applicable laws.

No Repricing. The repricing of options or stock appreciation rights is not permitted without the approval of our shareholders. “Repricing” means changing the terms of an option or stock appreciation right to lower its exercise price (other than on account of a capital adjustment) or any other action that is treated as a “repricing” under generally accepted accounting principles.

Market Value. As of April 22, 2022, the per share closing sale price of Evercore’s Class A common stock on the NYSE was $107.34.

U.S. Income Tax Consequences.

The following is a brief summary of the principal U.S. income tax consequences under current law of awards under the Second Amended 2016 Plan. This summary is not intended to be exhaustive and, among other things, does not describe non-U.S., state or local tax consequences or withholding and other payroll tax matters.

Stock Options and Stock Appreciation Rights. The grant of an option or a stock appreciation right will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an incentive stock option, except that alternative minimum tax may apply. Upon exercising an option which is not an incentive stock option, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares acquired on the date of exercise. Upon exercising a stock appreciation right, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an incentive stock option before the end of the applicable incentive stock option holding periods (two years from the date the option was granted and one year from the date the shares were transferred upon the exercise of the option), the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the incentive stock option shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Any gain realized in excess of the fair market value at the time of exercise will be short or long term capital gain, as applicable. Upon disposition of shares acquired upon exercise of an incentive stock option after the end of the applicable holding periods, no ordinary income is recognized and any gain or loss relative to the option exercise price will be long term capital gain or loss.

A participant’s sale of shares acquired by exercise of an option that was not an incentive stock option or a stock appreciation right generally will result in short-term or long term capital gain or loss measured by the difference between the sale price and the tax “basis” in the shares, which generally is the amount he or she recognized as ordinary income in connection with the option’s or stock appreciation right’s exercise.

Restricted Stock. A participant will generally not recognize federal taxable income when he or she receives a grant of restricted stock, and the Company will not be entitled to a deduction, until the stock is transferable by the participant or is not subject to a substantial risk of forfeiture. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary income in an amount equal to the fair market value of the shares at that time (less any amounts paid for the shares). Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. A participant’s holding period for purposes of determining whether that capital gain or loss is long term or short-term will be counted from the date the stock became transferable or ceased to be subject to a substantial risk of forfeiture.

A participant may elect to recognize ordinary income in the year when the share award is granted in an amount equal to the fair market value of the shares subject to the award (less any amounts paid for such shares) at the time of grant, determined without regard to any restrictions. This election is referred to as a Section 83(b) election. In that event, the Company will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. A participant’s holding period for purposes of determining whether that capital gain or loss is long term or short-term will be counted from the date of the original transfer to the participant. The participant may not claim a credit for any tax previously paid on stock that is later forfeited.

RSUs. If a participant is granted a RSU, he or she will not be required to recognize any taxable income at the time of grant. Upon distribution of shares in respect of RSUs, the fair market value of those shares will be taxable to the participant as ordinary income. The subsequent disposition of shares acquired pursuant to a restricted stock unit will result in capital gain or loss based on the difference between the price received on disposition and the participant’s basis in those shares (generally, the market value of the shares at the time of their issuance). A participant’s holding period for purposes of determining whether that capital gain or loss is long term or short-term will be counted from the date the stock is issued to the participant.

Tax Consequences to Evercore.

Subject to Section 162(m) of the Code, Evercore normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an award granted under the Second Amended 2016 Plan, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the applicable incentive stock option holding period before selling the shares.

In general, Section 162(m) of the Code denies a publicly held corporation a federal income tax deduction for compensation in excess of $1 million per year per person paid to its “covered employees,” subject to certain exceptions. The deductibility limit related to compensation paid to certain covered employees may also apply to any compensation paid by Evercore LP to Evercore’s covered employees, but only to the extent that Evercore allocates a share of the otherwise deductible compensation as a result of its ownership in Evercore LP.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Second Amended 2016 Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Second Amended 2016 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply to variations on transactions that are permitted under the Second Amended 2016 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). In addition, we reserve the authority to award compensation that may not be fully deductible or deductible at all.

New Plan Benefits

The amounts that will be awarded under the Second Amended 2016 Plan cannot currently be determined because awards made by the Compensation Committee are based on several factors, as described above in “Compensation of Named Executives” (on page 49). Simply to illustrate potential future use of the Second Amended 2016 Plan, the following table shows the grant date fair value and number of shares subject to awards that were received by our NEOs, other executive officers, non-employee directors and employees (including senior advisors and consultants) who are not executive officers of Evercore in 2021, pursuant to the Amended 2016 Plan. These amounts do not reflect grants made in 2022 for 2021 performance. The awards granted in 2021 would not have changed if the Second Amended 2016 Plan had been in place instead of the Amended 2016 Plan.

Name and Position	Grant Date Fair Value(1) ($)	Number of Shares (#)
Roger C. Altman, Founder and Senior Chairman	3,778,407	31,950
John S. Weinberg, Chairman and CEO (Former Co-Chairman and Co-CEO)	4,282,195	36,210
Ralph L. Schlosstein, Chairman Emeritus (Former Co-Chairman and Co-CEO)	4,282,195	36,210
Celeste Mellet, CFO	2,607,268	19,636
Robert B. Walsh, Former CFO	2,115,908	17,892
Edward S. Hyman, Chairman of Evercore ISI and Vice Chairman of Evercore	1,939,582	16,401
Jason Klurfeld, General Counsel	881,628	7,455
Executive officers as a group (7 individuals)	19,887,183	165,754
Non-employee directors as a group (10 individuals)	859,210	6,440
Non-executive officer employees as a group (i.e., all employees, including senior advisors and consultants, other than the executive officers listed in this table)	309,779,470	2,602,861

(1)

The amounts in the column under “Grant Date Fair Value” represent the grant date fair value of the awards, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the awards is based on the average of the high and low trading price of the Class A common stock on the grant date.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes Evercore’s equity compensation plans as of December 31, 2021 and does not reflect grants made in 2022 for 2021 performance and other grants made in 2022:

Plan Description	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(2)
Equity compensation plans approved by shareholders (Amended 2016 Plan)	6,263,042	—	4,072,161
Equity compensation plans not approved by shareholders	—	—	—
Total	6,263,042	—	4,072,161

(1)	The only awards presently outstanding are RSUs and similar stock-based awards, which by their nature have no exercise price.

(2)

The figures shown are as of December 31, 2021 and do not reflect, among other things, grants made in 2022 for 2021 performance and other grants made in 2022. As of April 22, 2022 (after giving effect to grants made in 2022 for 2021 performance), the number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) was 1,488,153.

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website, www.evercore.com, under the “For Investors” link. The Audit Committee has:

•	selected the independent registered public accounting firm to audit our books and records;

•

reviewed and discussed our audited financial statements for 2021 with management and with Deloitte, our independent registered public accounting firm, and has held, as appropriate, executive sessions with Deloitte without the presence of management;

•

discussed with our independent registered public accounting firm the matters required by the applicable standards of the Public Company Accounting Oversight Board in Rule 3200T and the SEC, including the quality of our accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements;

•

received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence; and

•

reviewed and discussed with management and with our independent registered public accounting firm management’s evaluation and the independent registered public accounting firm’s assessment of the effectiveness of our internal controls over financial reporting.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our respective quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•

our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports; and

•

the independent registered public accounting firm, which is engaged to audit and report on our and our subsidiaries’ consolidated financial statements and the effectiveness of our internal control over financial reporting.

Based on these reviews and discussions, and the reports of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC.

Audit Committee:

William J. Wheeler, Chairman

Pamela G. Carlton

Gail B. Harris

Willard J. Overlock, Jr.

Sarah K. Williamson

Kendrick R. Wilson III

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL 5—RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte served as our independent registered public accounting firm for 2021. Our Audit Committee has selected Deloitte as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2022, as well as an audit of our internal control over financial reporting for 2022. Representatives of Deloitte are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Board Recommendation

The appointment of Deloitte as our independent registered public accounting firm is being submitted to our shareholders for ratification at the Annual Meeting. Our Board recommends that the shareholders vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm. The submission of the appointment of Deloitte is required neither by law nor by our Amended and Restated Bylaws. Our Board is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm may be considered by our Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Fees

The following table sets forth the aggregate fees earned by Deloitte for services provided to us in 2021 and 2020:

	2021	2020
	(in thousands)
Audit Fees	$3,595	$3,228
Audit-Related Fees	—	76
Tax Fees	—	—
All Other Fees	6	6

Total	$3,601	$3,310

Audit Fees for 2021 include fees for the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, and professional services rendered for the audit and quarterly review of our consolidated financial statements. In addition, the fees include professional services for audit opinions issued related to statutory and regulatory filings. The fees also include accounting consultations related to various transactions and assistance with various reviews of documents filed with the SEC.

All Other Fees include fees for subscriptions to Deloitte’s on-line accounting research tool and for participation in Deloitte-sponsored continuing education programs.

Pre-Approval Policies and Procedures

Our Audit Committee does not permit the engagement of our auditors without pre-approval by the Audit Committee. The engagement of Deloitte for non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that Deloitte provides or where there is another compelling rationale for using Deloitte. All audit, audit-related and permitted non-audit services for which Deloitte was engaged for 2020 and 2021 were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

SHAREHOLDER PROPOSALS AND NOMINATIONS

FOR 2023 ANNUAL MEETING

In order for a shareholder PROPOSAL to be included in our Proxy Statement to be issued in connection with our 2023 Annual Meeting, that PROPOSAL must be received by our Corporate Secretary no later than December 28, 2022 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed to shareholders).

In addition to including a PROPOSAL in our proxy materials, eligible shareholders may wish to submit director nominations and other proposals at the 2023 Annual Meeting. In order for such director nominations and other proposals to be deemed timely, such director nominations and other proposals must be received by our Corporate Secretary (A) no earlier than February 17, 2023 and no later than March 19, 2023 or (B) in the event that our 2023 Annual Meeting of stockholders is held prior to May 28, 2023 or after August 26, 2023, notice by the shareholder must be so received no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made, and, in each case, must satisfy the notification, timeliness, consent and information requirements set forth in our Amended and Restated Bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials may have been sent to multiple shareholders in your household. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact the Corporate Secretary. See “How can I contact our Corporate Secretary?” for information on how to contact the Corporate Secretary.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matter arise at the Annual Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jason Klurfeld Corporate Secretary

Dated: April 29, 2022

GLOSSARY OF KEY DEFINED TERMS

2006 Plan	Amended and Restated 2006 Evercore Inc. Stock Incentive Plan

2016 Plan	2016 Evercore Inc. Stock Incentive Plan, effective as of June 15, 2016

Alliance	Alliance Advisors LLC

Amended 2016 Plan	Amended and Restated 2016 Evercore Inc. Stock Incentive Plan, effective as of June 16, 2020

Annual Meeting	2022 Annual Meeting of Stockholders

Annual Report	Annual Report to Shareholders for the fiscal year ended December 31, 2021

Beneficial owner	Shareholder of shares held in street name through a bank, broker or other holder of record

BlackRock	BlackRock, Inc.

Board	Board of Directors of Evercore

Broker non-vote	When the beneficial owner of stock held in street name does not provide the broker voting instructions with respect to proposals that are considered non-discretionary under current NYSE rules

Code	Internal Revenue Code of 1986, as amended

Company	Evercore Inc.

Deloitte	Deloitte & Touche LLP

EPS	Earnings Per Share

ESG	Environmental, Social and Governance

Evercore	Evercore Inc.

EWM	Evercore Wealth Management, LLC

Exchange Act	Securities Exchange Act of 1934, as amended

FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation

Form 10-K	Annual Report on Form 10-K for the fiscal year ended December 31, 2021

GCP II	Glisco Capital Partners II, L.P., formerly Evercore Mexico Partners II, L.P.

Glisco	Glisco Partners, Inc.

Glisco II	Glisco Partners II, L.P., formerly Evercore Mexico Capital Partners II, L.P.

Glisco III	Glisco Partners III, L.P., formerly Evercore Mexico Capital Partners III, L.P.

IAF	Independent investment banking advisory firm

IPO	Evercore’s 2006 initial public offering

ISI	International Strategy & Investment Group

Lehman Brothers	Lehman Brothers Holdings Inc.

MIT	Massachusetts Institute of Technology

NEO	Named Executive Officer

Notice	Notice of Internet Availability of Proxy Materials

NYSE	New York Stock Exchange

Partnership Agreement	Seventh Amended and Restated Partnership Agreement of Evercore LP, as amended

Private Equity Funds	Glisco II and Glisco III

RSUs	Restricted stock units

Say on Pay	Non-binding, advisory shareholder vote on executive compensation

SEC	Securities and Exchange Commission

Second Amended 2016 Plan	2022 Evercore Inc. Stock Incentive Plan, effective immediately upon approval by our shareholders

Securities Act	Securities Act of 1933, as amended

Simpson Thacher	Simpson Thacher & Bartlett LLP

SMD	Senior Managing Director

Street name	Shares held through a bank, broker or other holder of record

Trilantic	Trilantic Capital Partners

Trilantic IV	Trilantic Capital Partners Associates IV L.P.

Trilantic V	Trilantic Capital Partners Associates V L.P.

Trilantic Funds	Trilantic IV and Trilantic V

UPREIT	Umbrella Partnership Real Estate Investment Trust

U.S. GAAP or GAAP	Generally accepted accounting principles in the United States of America

Vanguard	The Vanguard Group

Voting Units	Evercore LP Class A, Class E, Class I, Class I-P and Class K limited partnership units.

ANNEX A: U.S. GAAP RECONCILIATIONS

This Proxy Statement includes certain Adjusted measures that are calculated on a non-GAAP basis. We believe that these measures are useful to compare our results across several periods and facilitate an understanding of our operating results. We use these measures to evaluate our operating performance, and the Compensation Committee uses Adjusted measures as part of its assessment of the performance of our NEOs. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP, which are included in the reconciliations below. The U.S. GAAP and Adjusted results present the continuing operations of the Company.

U.S. GAAP RECONCILIATION TO ADJUSTED RESULTS

(UNAUDITED)

(dollars in thousands, except per share data)

	Twelve Months Ended December 31,
	2021	2020	2019	2018	2017
Net Revenues – U.S. GAAP	$3,289,499	$2,263,905	$2,008,698	$2,064,705	$1,704,349
Income from Equity Method Investments (1)	14,161	14,398	10,996	9,294	8,838
Interest Expense on Debt (2)	17,586	18,197	12,917	9,201	9,960
Gain on Redemption of G5 Debt Security (3)	(4,374)	-	-	-	-
Mexico Transition – Net Loss on Sale of ECB Businesses (4)	-	3,441	-	-	-
Mexico Transition – Release of Foreign Exchange Losses (5)	-	27,365	-	-	-
Gain on Sale of Institutional Trust and Independent Fiduciary Business of ETC (6)	-	-	-	-	(7,808)
Foreign Exchange Losses from G5 Transaction (7)	-	-	-	-	16,266
Adjustment to Tax Receivable Agreement Liability (9)	-	-	-	-	(77,535)

Net Revenues – Adjusted	$3,316,872	$2,327,306	$2,032,611	$2,083,200	$1,654,070

Operating Income – U.S. GAAP	$1,102,438	$526,433	$437,711	$542,077	$428,811
Income from Equity Method Investments (1)	14,161	14,398	10,996	9,294	8,838
Interest Expense on Debt (2)	17,586	18,197	12,917	9,201	9,960
Gain on Redemption of G5 Debt Security (3)	(4,374)	-	-	-	-
Mexico Transition – Net Loss on Sale of ECB Businesses (4)	-	3,441	-	-	-
Mexico Transition – Release of Foreign Exchange Losses (5)	-	27,365	-	-	-
Gain on Sale of Institutional Trust and Independent Fiduciary Business of ETC (6)	-	-	-	-	(7,808)
Foreign Exchange Losses from G5 Transaction (7)	-	-	-	-	16,266
Intangible Asset Amortization / Other Purchase Accounting-related Amortization (8)	-	1,183	7,528	8,628	9,411
Adjustment to Tax Receivable Agreement Liability (9)	-	-	-	-	(77,535)
Amortization of LP Units / Interests and Certain Other Awards (10)	-	1,067	18,183	15,241	11,444
Special Charges, Including Business Realignment Costs (11)	8,554	46,645	10,141	5,012	25,437
Acquisition and Transition Costs (12)	7	562	1,013	21	1,673
Fair Value of Contingent Consideration (13)	-	-	-	1,485	-

Operating Income – Adjusted	$1,138,372	$639,291	$498,489	$590,959	$426,497

Net Income from Continuing Operations – U.S. GAAP	$868,573	$412,680	$353,661	$442,851	$179,207
Net Income Attributable to Noncontrolling Interest	(128,457)	(62,106)	(56,225)	(65,611)	(53,753)
Gain on Redemption of G5 Debt Security (3)	(4,374)	-	-	-	-
Mexico Transition – Net Loss on Sale of ECB Businesses (4)	-	3,441	-	-	-
Mexico Transition – Release of Foreign Exchange Losses (5)	-	27,365	-	-	-
Gain on Sale of Institutional Trust and Independent Fiduciary Business of ETC (6)	-	-	-	-	(7,808)
Foreign Exchange Losses from G5 Transaction (7)	-	-	-	-	16,266
Intangible Asset Amortization / Other Purchase Accounting-related Amortization (8)	-	1,183	7,528	8,628	9,411
Adjustment to Tax Receivable Agreement Liability and Income Taxes, Net (9)	(18,602)	(29,731)	(13,727)	(12,368)	50,529

	Twelve Months Ended December 31,
	2021	2020	2019	2018	2017
Amortization of LP Units / Interests and Certain Other Awards (10)	-	1,067	18,183	15,241	11,444
Special Charges, Including Business Realignment Costs (11)	8,554	46,645	10,141	5,012	25,437
Acquisition and Transition Costs (12)	7	562	1,013	21	1,673
Fair Value of Contingent Consideration (13)	-	-	-	1,485	-
Noncontrolling Interest (14)	117,484	58,489	52,726	58,698	43,965

Net Income Attributable to Evercore Inc. – Adjusted	$843,185	$459,595	$373,300	$453,957	$276,371

Diluted Shares Outstanding – U.S. GAAP	43,321	42,623	43,194	45,279	44,826
LP Units (15)	4,854	5,126	5,254	5,075	5,885
Unvested Restricted Stock Units – Event Based (15)	12	12	12	12	12

Diluted Shares Outstanding – Adjusted	48,187	47,761	48,460	50,366	50,723

Key Metrics: (a)

Diluted Earnings Per Share – U.S. GAAP	$17.08	$8.22	$6.89	$8.33	$2.80
Diluted Earnings Per Share – Adjusted	$17.50	$9.62	$7.70	$9.01	$5.45
Operating Margin – U.S. GAAP	33.5%	23.3%	21.8%	26.3%	25.2%
Operating Margin – Adjusted	34.3%	27.5%	24.5%	28.4%	25.8%

(a)	Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components.

1.	Income (Loss) from Equity Method Investments has been reclassified to Revenue in the Adjusted presentation.

2.	Interest Expense on Debt is excluded from Net Revenues and presented below Operating Income in the Adjusted results and is included in Interest Expense on a U.S. GAAP Basis.

3.	The gain resulting from the redemption of the G5 debt security in the second quarter of 2021 is excluded from the Adjusted presentation.

4.

The net loss resulting from the gain on the sale of the ECB Trust business and the loss on the sale of the remaining ECB business in the third and fourth quarters of 2020, respectively, is excluded from the Adjusted presentation.

5.	Release of cumulative foreign exchange losses in the fourth quarter of 2020 resulting from the sale and wind-down of our businesses in Mexico are excluded from the Adjusted presentation.

6.	The gain resulting from the sale of the Institutional Trust and Independent Fiduciary business of ETC in the fourth quarter of 2017 is excluded from the Adjusted presentation.

7.	Release of cumulative foreign exchange losses resulting from the restructuring of our former equity method investment in G5 in the fourth quarter of 2017 are excluded from the Adjusted presentation.

8.

The exclusion from the Adjusted presentation of expenses associated with amortization of intangible assets and other purchase accounting-related amortization from the acquisitions of ISI, SFS and certain other acquisitions.

9.

Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation in the U.S. as the ultimate parent. Certain of the subsidiaries, particularly Evercore LP, have noncontrolling interests held by management or former members of management. As a result, not all of the Company’s income is subject to corporate level taxes and certain other state and local taxes are levied. The assumption in the Adjusted earnings presentation is that substantially all of the noncontrolling interest is eliminated through the exchange of Evercore LP units into Class A common stock of the ultimate parent. As a result, the Adjusted earnings presentation assumes that the allocation of earnings to Evercore LP’s noncontrolling interest holders is substantially eliminated and is therefore subject to statutory tax rates of a C-Corporation under a conventional tax structure in the U.S. and that certain state and local taxes are reduced accordingly. Excluded from the Company’s Adjusted results are adjustments, described below, related to the impact of the enactment of the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, which resulted in a reduction in income tax rates in the U.S. in 2018 and in future years. The enactment of this tax reform resulted in a charge to the Provision for Income Taxes for the fourth quarter of 2017 of $143.3 million primarily resulting from the estimated re-measurement of net deferred tax assets, which relates principally to temporary differences from the step-up in basis associated with the exchange of partnership units, deferred compensation, accumulated other comprehensive income and depreciation of fixed assets and leasehold improvements. The tax reform also resulted in an estimated adjustment to Other Revenue for the fourth quarter of 2017 of $77.5 million related to the re-measurement of amounts due pursuant to our tax receivable agreement, which was reduced due to the lower enacted income tax rates in the U.S. in 2018 and in future years.

10.

Expenses, or reversal of expenses, incurred from the vesting of Class E LP Units, Class G and H LP Interests and Class J LP Units issued in conjunction with the acquisition of ISI are excluded from the Adjusted presentation.

11.

Expenses during 2021 that are excluded from the Adjusted presentation relate to the write-down of certain assets associated with a legacy private equity investment relationship which, consistent with the Company’s current investment strategy, the Company decided to wind down during the third quarter. Expenses during 2020 that are excluded from the Adjusted presentation relate to separation and transition benefits and related costs as a result of the Company’s review of its operations and the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the expansion of our headquarters in New York and our business realignment initiatives, as well as charges related to the impairment of assets resulting from the wind-down of our Mexico business. Expenses during 2019 related to the acceleration of depreciation expense for leasehold improvements in conjunction with the expansion of our headquarters in New York, the impairment of goodwill in the Institutional Asset Management reporting unit and separation and transition benefits for certain employees terminated as a result of the Company’s review of its operations. Expenses during 2018 related to separation benefits and costs of terminating certain contracts associated with closing the agency trading platform in the U.K. and separation benefits and related charges associated with the Company’s businesses in Mexico, as well as the acceleration of depreciation expense for leasehold improvements in conjunction with the expansion of our headquarters in New York. Expenses during 2017 related to a charge for the impairment of goodwill in the Institutional Asset Management reporting unit and a charge for the impairment of our investment in G5 in the second quarter and the sale of the Institutional Trust and Independent Fiduciary business of ETC during the fourth quarter.

12.	The exclusion from the Adjusted presentation of professional fees incurred and costs related to transitioning acquisitions or divestitures.

13.

The expense, or the reversal of expense, associated with the changes in fair value of contingent consideration issued to the sellers of certain of the Company’s acquisitions is excluded from the Adjusted results.

14.

Reflects an adjustment to eliminate noncontrolling interest related to substantially all Evercore LP partnership units which are assumed to be converted to Class A common stock in the Adjusted presentation.

15.

Assumes the vesting, and exchange into Class A shares, of substantially all Evercore LP Units and interests and IPO related restricted stock unit awards in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP net income per share, the Evercore LP Units are anti-dilutive.

During 2018, the Company’s Adjusted presentation for current and prior periods was revised to eliminate the netting of client related expenses, expenses associated with revenue sharing engagements with third parties and provisions for uncollected receivables with their related revenue. The revised presentation reflects the expense and related revenue gross. The Company revised its presentation for these expenses in order to align with the treatment under U.S. GAAP. There was no impact on Adjusted Operating Income, Net Income or Earnings Per Share.

ANNEX B: SECOND AMENDED AND RESTATED 2016 EVERCORE INC. STOCK INCENTIVE PLAN

SECOND AMENDED AND RESTATED 2016 EVERCORE INC.

STOCK INCENTIVE PLAN

(As Amended and Restated Effective June 16, 2022)

1.	Purpose of the Plan; Effect on Prior Plan

(a)

Purpose. The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors or other persons of outstanding ability to provide services to the Company or its Affiliates and to motivate such persons to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such persons will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

(b)

Effect on Prior Plan. The Plan amends and restates the Prior Plan, which was adopted and approved by the shareholders of the Company on June 16, 2022. The Plan replaces the Prior Plan for Awards granted on or after the Effective Date, but does not affect the terms or conditions of any outstanding awards granted under the Prior Plan prior to the Effective Date.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)

Affiliate: With respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

(c)	Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(d)	Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

(e)	Board: The Board of Directors of the Company.

(f)

Change in Control: The occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the assets of the General Partner or the Partnership to any Person if any Person or affiliated group of Persons (other than the General Partner, a Founding Limited Partner or any of their respective Affiliates) will be, immediately following the consummation of such transaction or transactions, the beneficial owner, directly or indirectly, of more than 50% of the then outstanding securities or voting securities of such Person; (2) the dissolution of the General Partner or the Partnership (other than by way of merger, consolidation or a reorganization transaction); (3) the consummation of any transaction (including, without limitation, any merger, consolidation or a reorganization transaction) the result of which is that any Person or affiliated group of Persons (other than the General Partner, a Founding Limited Partner or any of their respective Affiliates) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Partnership Units and/or more than 50% of the voting power of the General Partner’s voting securities; or (4) the consummation of any transaction subject to Rule 13e-3 under the Exchange Act.

(g)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)	Committee: The Compensation Committee of the Board.

(i)	Company: Evercore Inc., a Delaware corporation.

(j)

Control (including the terms “Controlled by” and “under common Control with”): The possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(k)	Director: A member of the Board or a member of the board of directors of a consolidated subsidiary of the Company.

(l)

Disability: Inability of a Participant to perform in all material respects his duties and responsibilities to the Company, or any Subsidiary of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or his representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity which is satisfactory to the Committee.

(m)	Effective Date: June 16, 2022 or such later date this Plan is duly approved by the stockholders of the Company.

(n)

Employment: (i) A Participant’s employment, if the Participant is an employee of the Company or any of its Affiliates, or (ii) a Participant’s services, if the Participant is engaged in the performance of services for the Company or its Affiliates as a non-employee member of the Board or in any other bona fide capacity.

(o)

Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(p)	Founding Limited Partner: Each of Mr. Roger C. Altman, Mr. Austin M. Beutner and Mr. Pedro Aspe.

(q)	General Partner: The Company or any successor general partner admitted to the Partnership in accordance with the terms of the Partnership Agreement.

(r)	ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(s)	LSAR: A limited stock appreciation right granted pursuant to Section 7(d) of the Plan.

(t)	Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(u)	Option: A stock option granted pursuant to Section 6 of the Plan.

(v)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(w)

Participant: Employees of the Company, its Subsidiaries and its Parent Corporation (as defined in Section 424(e) of the Code (or any successor section thereto)), including Directors, will be eligible to receive Awards hereunder. For this purpose, “employee” will have the same meaning as defined in the General Instructions to Form S-8 under the Securities Act of 1933, as amended (or any successor to such instructions or such form). Any such person selected by the Committee to participate in this Plan will be known as a Participant.

(x)	Partnership: Evercore LP, a Delaware limited partnership.

(y)	Partnership Agreement: The Seventh Amended and Restated Limited Partnership Agreement of Evercore LP, dated as of November 1, 2017 and as amended as of April 30, 2021 and from time to time.

(z)	Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(aa)

Person: Any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof).

(bb)	Plan: This Second Amended and Restated 2016 Evercore Inc. Stock Incentive Plan, effective as of the Effective Date, as may be further amended from time to time.

(cc)	Prior Plan: The Amended and Restated 2016 Evercore Inc. Stock Incentive Plan, effective June 16, 2020.

(dd)	Restricted Stock: An award of Shares which are subject to certain restrictions and to a risk of forfeiture.

(ee)	Shares: Shares of Class A common stock of the Company.

(ff)	Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(gg)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.	Shares Subject to the Plan

(a)

Shares Available for Issuance. The total number of Shares which may be issued under the Plan is 6,500,000, plus any Shares remaining available for grant under the Prior Plan as of the Effective Date (including pursuant to the operation of Section 3(b) thereof). The Shares may consist, in whole or in part, of unissued Shares or treasury Shares.

(b)

Shares Added Back to Reserve. If and to the extent an Option or Stock Appreciation Right expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares subject to that Award will again become available for grant under the Plan. Similarly, if and to the extent any Other Stock-Based Award is canceled, forfeited or terminated for any reason, the Shares subject to that Award will again become available for grant under the Plan.

(c)

Shares Not Added Back to Reserve. Notwithstanding anything to the contrary contained in this Section 3, including Section 3(b) above, the following Shares shall not be added to the Shares available for grant under the Plan: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option under the Plan, or, after the Effective Date, in payment of the exercise price of an option under the Prior Plan; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award under the Plan, or, after the Effective Date, to satisfy any tax withholding obligation with respect to an award under the Prior Plan; (iii) Shares subject to a SAR under the Plan, or, after the Effective Date, a stock appreciation right under the Prior Plan, that are not issued in connection with the settlement of such stock appreciation rights on exercise thereof; or (iv) Shares purchased on the open market or otherwise with the cash proceeds from the exercise of Options under the Plan, or, after the Effective Date, from the exercise of options under the Prior Plan.

4.	Administration; Interpretation

(a)

Administration. The Plan shall be administered by the Committee, which shall consist of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). However, the Board may also delegate to any committee of the Board, which committee may include one or more members of the Board who are also officers of the Corporation, the authority to grant Awards under the Plan to Participants who are neither Non-Employee Directors nor “officers” of the Company within the meaning of Section 16 of the Act. Similarly, the Board may also delegate the authority to grant Awards under the Plan to a committee of one or more officers of the Company, who need not be members of the Board, to the extent and in the manner permitted by Section 157(c) of the Delaware General Corporation Law (or any successor statute or rule). With respect to Awards granted by the above-described delegates, references herein to the “Committee” will also be deemed to include the delegate. Subject to Section 16, Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or a company acquired by the Company or with which the Company combines. Subject to Section 3(b), the number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(b)

Interpretation. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(c)

Terms of Awards. The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(d)

Withholding Taxes. The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares with a Fair Market Value equal to the minimum amount of such withholding taxes withheld by the Company from any Shares that would have otherwise been received by the Participant.

5.	Limitations

(a)	No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

(b)	The maximum number of Shares for which Performance-Based Awards denominated in Shares, Options or Stock Appreciation Rights may be granted during a calendar year to any Participant shall be 900,000.

(c)

The maximum dollar value payable with respect to Performance-Based Awards that are valued in cash or with reference to property other than Shares and granted to any Participant in any one calendar year is $15,000,000.

(d)

Notwithstanding anything to the contrary, the aggregate value of (i) any cash compensation received from the Company or an Affiliate by any Director who is not also an employee of the Company or an Affiliate for services to the Company, plus

(ii) any Awards, determined based on the grant date Fair Market Value of such Award(s) granted to any such Director, may not exceed $500,000 in any calendar year.

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.

(b)

Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)

Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares, or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d)

ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. ISOs may be granted with respect to all the shares reserved for issuance under this Plan. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or potion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e)

Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares otherwise issuable upon the exercise of the Option.

7.	Terms and Conditions of Stock Appreciation Rights

(a)

Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)

Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) the minimum amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share of the Stock Appreciation Right, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock

Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

(d)

Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.

8.	Other Stock-Based Awards

(a)

Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of Restricted Stock and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)

Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner intended to satisfy the requirements for treatment as “qualified performance-based compensation” under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance Period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

9.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)

Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares or cash other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to

(i)

the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Performance-Based Awards denominated in Shares, Options or Stock Appreciation Rights may be granted during a calendar year to any Participant, (iii) the Option Price of any Option or exercise price of any Stock Appreciation Right and/or (iv) any other affected terms of such Awards.

(b)

Change in Control. In the event of a Change in Control after the Effective Date, (i) if determined by the Committee in the applicable Award agreement or otherwise, some or all outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change in Control and (ii) the Committee may, but shall not be obligated to, (A) cancel some or all Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of some or all affected Awards previously granted hereunder, as determined by the Committee in its sole discretion and/or (C) provide that, for a period of at least 15 days prior to the Change in Control, some or all Options and/or Stock Appreciation Rights shall be exercisable as to all the Shares subject thereto and that, upon the occurrence of the Change in Control, such Options and/or Stock Appreciation Rights shall terminate and be of no further force and effect.

10.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the Employment of a Participant and shall not lessen or affect the Company’s or Subsidiary’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.	Amendments or Termination

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the stockholders of the Company, if such action would (except as is provided in Section 9 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or change the maximum number of Shares for which Awards may be granted to any Participant or (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

14.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law.

15.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws.

16.	No Repricing

The repricing of Options or Stock Appreciation Rights shall not be permitted without the approval of the stockholders of the Company. For this purpose, a “repricing” means changing the terms of an Option or a Stock Appreciation Right to lower its exercise price, any other action that is treated as a “repricing” under generally accepted accounting principles or any other action that has the same effect as the foregoing, and includes, for the avoidance of doubt, any cancellation in conjunction with the grant of a new Option, SAR or other Award or repurchase for cash or other consideration in a manner that has the effect of reducing the exercise price.

17.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

SCAN TO VIEW MATERIALS & VOTE w EVERCORE INC. ATTN: JASON KLURFELD, CORP. SEC. VOTE BY INTERNET 55 EAST 52ND STREET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above NEW YORK, NY 10055 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 15, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/EVR2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 15, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received no later than June 15, 2022. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D85321-P69978 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EVERCORE INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below. the following: 1. Election of Directors ! ! ! Nominees: 01) Roger C. Altman 07) Willard J. Overlock, Jr. 02) Richard I. Beattie 08) Sir Simon M. Robertson 03) Pamela G. Carlton 09) John S. Weinberg The Board of Directors recommends you vote FOR the For Against Abstain 04) Ellen V. Futter 10) William J. Wheeler following proposals: 05) Gail B. Harris 11) Sarah K. Williamson 06) Robert B. Millard 4. To approve the Second Amended and Restated 2016 ! ! ! Evercore Inc. Stock Incentive Plan. The Board of Directors recommends you vote FOR the For Against Abstain 5. To ratify the selection of Deloitte & Touche LLP as our ! ! ! following proposal: independent registered public accounting firm for 2022. 2. To approve, on an advisory basis, the executive ! ! ! compensation of our Named Executive Officers. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain meeting or any adjournment or postponement thereof. 1 Year on the following proposal: 3. To provide an advisory, non-binding vote ! ! ! ! regarding the frequency of advisory votes on the compensation of our Named Executive Officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally, and all holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com. D85322-P69978 EVERCORE INC. Annual Meeting of Stockholders June 16, 2022, at 9:00 a.m., Local Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jason Klurfeld and John S. Weinberg, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of EVERCORE INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Local Time on June 16, 2022, at www.virtualshareholdermeeting.com/EVR2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The stockholder(s) acknowledge(s) receipt with this proxy of a copy of the Notice of Annual Meeting, Proxy Statement and Annual Report describing more fully the matters set forth herein. Continued and to be signed on reverse side